File No. 30-150

                SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

                             FORM U5S

                          ANNUAL REPORT

               For the year ended December 31, 1996


 Filed Pursuant to the Public Utility Holding Company Act of 1935
                                by


              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 1996

                               TABLE OF CONTENTS                          Page


ITEM  1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
            DECEMBER 31, 1996. . . . . . . . . . . . . . . . . . . . . .   1-4

ITEM  2.    ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . .    5

ITEM  3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
            SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .    5

ITEM  4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES .   6-8

ITEM  5.    INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES. . . . . .    9

ITEM  6.    OFFICERS AND DIRECTORS
            Part   I.   Names, principal business address and positions
                        held as of December 31, 1996 . . . . . . . . . . 10-20
            Part  II.   Banking connections. . . . . . . . . . . . . . .    21
            Part III.   Compensation and other related information . . . 22-32

ITEM  7.    CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . . .    33

ITEM  8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS
            Part   I.   Contracts for services or goods between system
                        companies. . . . . . . . . . . . . . . . . . . .    34
            Part  II.   Contracts to purchase services or goods between
                        any system company and any affiliate . . . . . .    34
            Part III.   Employment of any person by any system company
                        for the performance on a continuing basis of
                        management services. . . . . . . . . . . . . . .    34

ITEM  9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES . . . . .    35

ITEM 10     FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . .    36

SIGNATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1996.
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (H)        Value (H)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
American Electric Power Company, Inc. (AEP)                 None            None              None            None
  AEP Communications, Inc. (AEPC)                           100 Shares       100         $     (214)      $     (214)
  AEP Energy Services, Inc. (AEPESVC) (A)                   110 Shares       100                889              889
  AEP Energy Solutions, Inc. (AEPESOL)(B)                   100 Shares       100             (2,556)          (2,556)
  AEP Generating Company (AEGCo)                          1,000 Shares       100             47,121           47,121
  AEP Investments, Inc. (AEPINV)                            100 Shares       100              6,375            6,375

  AEP Resources, Inc. (AEPR)                                100 Shares       100             (6,259)          (6,259)
    AEP Resources Australia Pty., Ltd. (AEPRA)                2 Shares       100               -                -
    AEP Resources Delaware, Inc. (AEPRD)                  1,000 Shares       100                  1                1
    AEP Resources International, Ltd. (AEPRI)                 1 Share        100             (3,117)          (3,117)
      AEP Pushan Power, LDC (Pushan)                         99 Shares        99   (C)          792              792
        Nanyang General Light Electric Co. Ltd. (NGLE)       (D)              69.3 (D)          756              693
      AEP Resources Mauritius Company (Mauritius)         9,900 Shares        99   (C)           10               10

          Total AEP Resources International, Ltd.                                               802              802

    AEP Resources Project Management Company, Ltd. (AEPRPM)   1 Shares       100                  7                7
      AEP Pushan Power, LDC (Pushan)                          1 Shares         1   (C)            8                8
        Nanyang General Light Electric Co. Ltd. (NGLE)       (D)             0.7   (D)            8                7
      AEP Resources Mauritius Company (Mauritius)           100 Shares         1   (C)         -                -

          Total AEP Resources Project Management Co., Ltd.                                        8                8

            Total AEP Resources, Inc.                                                        (3,109)          (3,109)

  American Electric Power Service Corporation (AEPSC)    13,500 Shares       100              2,450            2,450

 ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (H)        Value (H)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
  Appalachian Power Company* (APCo)                  13,499,500 Shares        97.8        1,044,310        1,065,349
    Cedar Coal Co. (CeCCo)                                2,000 Shares       100              1,345            1,345
    Central Appalachian Coal Company** (CACCo)            3,000 Shares       100                168              168
    Central Coal Company** (CCCo)                         1,500 Shares        50 (D)            604              604
    Central Operating Company (COpCo)                     1,500 Shares        50 (E)             89               89
    Southern Appalachian Coal Company** (SACCo)           6,950 Shares       100              7,978            7,978
    West Virginia Power Company** (WVPCo)                   100 Shares       100                234              224

          Total Appalachian Power Company                                                    10,418           10,408

  Columbus Southern Power Company (CSPCo)*           16,410,426 Shares       100            715,317          715,317
    Colomet, Inc.** (COLM)                                1,500 Shares       100              2,685            2,685
    Conesville Coal Preparation Company (CCPC)              100 Shares       100              1,250            1,250
    Simco Inc.** (Simco)                                 90,000 Shares       100                471              471
    Ohio Valley Electric Corporation (OVEC)               4,300 Shares         4.3              535              430

          Total Columbus Southern Power Company                                               4,941            4,836

  Franklin Real Estate Company (FRECo)                      100 Shares       100                 30               28
    Indiana Franklin Realty, Inc. (IFRI)                     10 Shares       100                  1                1

  Indiana Michigan Power Company* (I&M)               1,400,000 Shares       100          1,056,927        1,064,114
    Blackhawk Coal Company** (BHCCo)                     39,521 Shares       100             83,330           83,330
    Price River Coal Company** (PRCCo)                    1,091 Shares       100                 27               27

          Total Indiana Michigan Power Company                                               83,357           83,357

  Integrated Communications Systems, Inc.*** (ICS)       80,000 Shares        13.1             (153)            -
  Kentucky Power Company (KEPCo)                      1,009,000 Shares       100            243,290          246,076
  Kingsport Power Company (KGPCo)                       410,000 Shares       100             20,507           21,163

  Ohio Power Company* (OPCo)                         27,952,473 Shares        97.3        1,365,878        1,370,292
    Cardinal Operating Company (CdOCo)                      250 Shares        50 (F)            110              110
    Central Coal Company** (CCCo)                         1,500 Shares     50 (E)            604              604
    Central Ohio Coal Company (COCCo)                    69,000 Shares       100                207              207
    Central Operating Company (COpCo)                     1,500 Shares        50 (E)             90               90
    Southern Ohio Coal Company (SOCCo)                    5,000 Shares       100            115,899          115,899
    Windsor Coal Company (WCCo)                           4,064 Shares       100             12,369           12,542

          Total Ohio Power Company                                                          129,279          129,452

 ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (H)        Value (H)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)

  Ohio Valley Electric Corporation* (OVEC)               39,900 Shares        39.9            4,960            4,082
    Indiana-Kentucky Electric Corporation (IKEC)         17,000 Shares       100 (E)          3,400            3,400

  Wheeling Power Company (WPCo)                         150,000 Shares       100             21,072           22,054

  Equity in Subsidiaries - Unallocated                                                       14,359           14,359
          Total American Electric Power Company, Inc.                                     4,534,303        4,570,640

            Total All Companies                                                          $4,764,164       $4,800,488

                         ________________________________________________

New subsidiaries added during 1996 are:
Name of Company                            Date and Place of Organization           Description of Business
AEP Communications, Inc.                   May 31, 1996 in State of Ohio            Exempt telecomunications
                                                                                     company status pursuant to
                                                                                     Section 34 (a)(1) of PUHCA
AEP Energy Solutions, Inc. (B)             September 24, 1996 in State of Ohio      formed to market nonutility
                                                                                     natural gas and electricity
AEP Resources Australia Pty., Ltd.         April 24, 1996 in Victoria Australia     formed to own, directly or
                                                                                     indirectly, securities of
                                                                                     foreign utility companies
AEP Resources Delaware, Inc.               December 16, 1996 in State of Delaware   formed to own, directly or
                                                                                     indirectly, securities of
                                                                                     foreign utility companies
AEP Pushan Power, LDC                      September 16, 1996 in Cayman Islands     formed to own, directly or
                                                                                     indirectly, securities of
                                                                                     foreign utility companies
Nanyang General Light Electric Co. Ltd.    November 14, 1996 in People's
                                             Republic of China                      foreign utility company
AEP Resources Mauritius Company            November 15, 1996 in Mauritius           formed to own, directly or
                                                                                     indirectly, securities of
                                                                                     foreign utility companies
AEP Resources Project Management
  Company, Ltd.                            January 19, 1996 in Cayman Islands       formed to own, directly or
                                                                                     indirectly, securities of
                                                                                     foreign utility companies

(A)  Name changed to AEP Resources Engineering & Services Company on
     March 7, 1997.
(B)  Name changed to AEP Energy Services, Inc. on March 7, 1997.
(C) Owned 99% by AEP Resources International Ltd. and 1% AEP Resources Project Management Company Ltd.
(D) AEP Pushan Power, LDC owns 70%; the other 30% is owned by unaffiliated companies. The Company is a joint venture company domiciled in the People's Republic of China. It has registered capital totaling Renminbi four hundred seventy six million six hundred sixty seven thousand Yuan.
(E)  Owned 50% by Appalachian Power Company and 50% by Ohio Power Company.
(F) Ohio Power Company owns 50% of the stock; the other 50% is owned by a corporation not affiliated with American Electric Power Company, Inc.
(G) This Company is a wholly-owned subsidiary of Ohio Valley Electric Corporation, 44.2% of whose voting securities are owned by the American Electric Power System, the balance by unaffiliated companies.
(H) Includes unsecured debt as follows: for AEPSC - $1,100,000, BHCCo - $28,250,000, CdOCo - $110,000 and WCCo - $225,000.

  *Exempt under Section 3(A) pursuant to Rule 2 thereof.
 **Inactive.
***Exempt under Securities and Exchange Commission Release No. 35-24295.

All of the active subsidiaries of AEP are involved in the electric utility business in the United States with the exceptions of AEPC, AEPESVC, AEPESOL, AEPINV, AEPR, AEPRA, AEPRD, AEPRI, Pushan, NGEL, Mauritius, AEPRPM and ICS. AEPESVC offers consulting services to unaffiliated entities in AEP and its subsidiaries' areas of expertise. AEPINV and ICS are involved in the development of demand side management technologies. The other listed subsidiaries are pursuing opportunities in non-regulated electric and related activities.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

  Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:
     Appalachian Power Company (APCo) entered into a sale and leaseback of Skimmer Station to the City of Bedford, Virginia for $2,559,040.
     Section 9(b) exemption - APCo obtained permission from the State Corporation Commission of Virginia pursuant to Case No.PUF960001. State Corporation Commission Order filed as part of Exhibit E.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                          (in thousands)
Appalachian Power Company:

  First Mortgage Bonds:
    6-3/8% Series Due 2001             3/27/96 - Public Offering             $99,216           Rule 52
    6.80%  Series Due 2006             3/27/96 - Public Offering              99,035           Rule 52

  Junior Subordinated
    Deferrable Interest Debentures
      8-1/4% Series A Due 2026         9/17/96 - Public Offering              72,516           Rule 52

Indiana Michigan Power Company:

  Junior Subordinated
    Deferrable Interest Debentures
     8% Series A Due 2026              3/26/96 - Public Offering              38,579           Rule 52

Kentucky Power Company:

  Notes Payable:
    6.42%  Series Due 1999             4/01/96 - Private Sale to Bank         25,000           Rule 52
    6.57%  Series Due 2000             4/01/96 - Private Sale to Bank         25,000           Rule 52
    7.445% Series Due 2002             9/20/96 - Private Sale to Bank         24,985           Rule 52

Kingsport Power Company:

  Notes Payable - 6.75% Due 2001       1/22/96 - Private Sale to Bank         10,000           Rule 52

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
American Electric Power Service Corp:

  Mortgage Notes
    9%    Series D Due 1999                      AEPSC               $ 2,500              EXT             Rule 42
    9.60% Series E Due 2008                      AEPSC                 2,500              EXT             Rule 42


Appalachian Power Company:

  Cumulative Preferred Stock,
    No Par Value
      4.50% Series                               APCo                    236              EXT             Rule 42
      4-1/2% Series                              APCo                    112              EXT             Rule 42
      7.40% Series                               APCo                 25,536              EXT             Rule 42

  First Mortgage Bonds
    7-1/2% Series Due 1998                       APCo                 45,270              EXT             Rule 42
    7-5/8% Series Due 2002                       APCo                 43,350              EXT             Rule 42
    7-1/2% Series Due 2002                       APCo                 60,184              EXT             Rule 42
    9-7/8% Series Due 2020                       APCo                 20,757              EXT             Rule 42
    9.35%  Series Due 2021                       APCo                  6,750              EXT             Rule 42
    8.75%  Series Due 2022                       APCo                  7,254              EXT             Rule 42
    8.70%  Series Due 2022                       APCo                  5,088              EXT             Rule 42

  Sinking Fund Debentures
    6% Series Due 1996                           APCo                  7,251              EXT             Rule 42


Columbus Southern Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      9.50% Series                               CSPCo                 7,500              EXT             Rule 42

  First Mortgage Bonds
    9.31%  Series Due 2001                       CSPCo                30,798              EXT             Rule 42
    9.625% Series Due 2021                       CSPCo                53,610              EXT             Rule 42
    8.40%  Series Due 2022                       CSPCo                14,645              EXT             Rule 42

ITEM 4. (CONTINUED)
                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
Indiana Michigan Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
       4-1/8% Series                             I&M                 $    13              EXT             Rule 42
       7.08% Series                              I&M                  30,555              EXT             Rule 42

  First Mortgage Bonds
    9.50% Series Due 2021                        I&M                  10,000              EXT             Rule 42
    9.50% Series Due 2021                        I&M                  10,000              EXT             Rule 42
    9.50% Series Due 2021                        I&M                  20,000              EXT             Rule 42

  Sinking Fund Debentures
    7-1/4%  Due 1998                             I&M                   6,091              EXT             Rule 42


Kentucky Power Company:

  First Mortgage Bonds
    5-1/8% Series Due 1996                       KEPCo                29,436              EXT             Rule 42
    7-7/8% Series Due 2002                       KEPCo                45,302              EXT             Rule 42


Kingsport Power Company:

  Notes Payable
    10.78%  Due 1996                            KGPCo                 10,000              EXT             Rule 42

ITEM 4. (CONTINUED)
                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
Ohio Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      4.08%  Series                             OPCo                 $   462              EXT             Rule 42
      4.20%  Series                             OPCo                     514              EXT             Rule 42
      4.40%  Series                             OPCo                     776              EXT             Rule 42
      5.90%  Series                             OPCo                   4,541              EXT             Rule 42
      6.02%  Series                             OPCo                     495              EXT             Rule 42

  First Mortgage Bonds
    5% Series Due 1996                          OPCo                  38,759              EXT             Rule 42
    7-5/8% Series Due 2002                      OPCo                  16,910              EXT             Rule 42
    7-3/4% Series Due 2002                      OPCo                  24,130              EXT             Rule 42
    9-7/8% Series Due 2020                      OPCo                   2,543              EXT             Rule 42
    9.625% Series Due 2021                      OPCo                  50,149              EXT             Rule 42

  Sinking Fund Debentures
    5-1/8% Series Due 1996                      OPCo                   8,297              EXT             Rule 42
    6-5/8% Series Due 1997                      OPCo                   4,267              EXT             Rule 42
    7-7/8% Series Due 1999                      OPCo                   4,939              EXT             Rule 42


Southern Ohio Coal Company:

  Notes Payable
    5.79% Due 1996                              SOCCo                  8,319              EXT             Rule 42

Wheeling Power Company:

  Notes Payable
    10.78% Due 1996                             WPCo                  10,000              EXT             Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 1996.
1.   Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.
                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                            (4)
                           (in thousands)
 APCo                           $636                              7        Industrial Development Corporations

 AEPINV                          601                              1        Economic Development Company

 I&M                              24                              1        Economic Development Company

 WPCo                             13                              1        Industrial Development Corporation

2.   Securities owned not included in 1 above.

Name of                             Nature of           Description         Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities      of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)              (5)            (6)           (7)
                                                                                                     (in thousands)
AEPINV   Intersource            Research &
         Technologies, Inc.     Technology Development  Common Stock       800,000          9.9         $11,500
                                                        Preferred Stock     95,000

AEPINV   EnviroTech Investment  Research &
         Fund I                 Technology Development  Limited Partner         *           9.9             929


 * Limited Partnership Interests

ITEM 6. OFFICERS AND DIRECTORS OF AMERICAN ELECTRIC POWER SYSTEM

  Part I. (1&2) As of December 31, 1996:

     Officers and directors of American Electric Power Company, Inc. are listed on page 10. Officers and directors of Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation are listed on page 19. The officers and directors of all other AEP System companies are located in the table on pages 11 through 18.

                      LEGEND OF ABBREVIATIONS
               CB        Chairman of the Board
               VCB       Vice Chairman of the Board
               D         Director
               CEO       Chief Executive Officer
               P         President
               COO       Chief Operating Officer
               EVP       Executive Vice President
               SVP       Senior Vice President
               VP        Vice President
               C         Controller
               S         Secretary
               T         Treasurer
               GC        General Counsel

  Address Codes

(a) 1 Riverside Plaza, Columbus, OH
(b) 40 Franklin Road, Roanoke, VA
(c) 215 N. Front Street, Columbus, OH
(d) One Summit Square, Fort Wayne, IN
(e) 1701 Central Avenue, Ashland, KY
(f) One Cook Place, Bridgman, MI
(g) One Memorial Drive, Lancaster, OH
(h) Dayuan Zhuan Village, Pushan Town, Nanyang City, People's
    Republic of China
(k) Mary Street, P.O. Box 1043, George Town, Grand Cayman,
    Cayman Islands
(l) Les Cascades Building, Edith Carell Street, Port Louis, Mauritius
(m) 1105 North Market Street, Wilmington, DE

                AMERICAN ELECTRIC POWER COMPANY, INC.

         Name                      Address                            Position

Peter J. DeMaria        (a)                                            D,C

E. Linn Draper, Jr.     (a)                                         D,CB,P,CEO

Robert M. Duncan        1397 Haddon Road, Columbus, OH                   D

Robert W. Fri           6001 Overlea Road, Bethesda, MD                  D

Dr. Arthur G. Hansen    815 Sugarbush Ridge, Zionsville, IN              D

Lester A. Hudson, Jr.   P.O. Box 8583, Greenville, SC                    D

G.P. Maloney            (a)                                            D,VP,S

Armando A. Pena         (a)                                              T

Angus E. Peyton         P.O. Box 226, Charleston, WV                     D

Donald G. Smith         P.O. Box 13948, Roanoke, VA                      D

Linda Gillespie Stuntz  1201 Pennsylvania Avenue, NW, Washington, DC     D

Dr. Morris Tanenbaum    74 Falmouth Street, Short Hills, NJ              D

Ann Haymond Zwinger     1825 Culebra Place, Colorado Springs, CO         D

                                | AEPSC  |  APCo  | CSPCo  |  I&M   | KEPCo  | KGPCo  |  OPCo  |  WPCo | AEPC |AEPESVC|AEPESOL|
  1  R.W. Adkins                |D       |        |        |        |        |        |        |       |      |       |       |
     P.O. 4000, St. Albans, WV  |        |        |        |        |        |        |        |       |      |       |       |
  2  Anthony J. Ahern           |        |        |        |        |        |        |        |       |      |       |       |
     6677 Busch Blvd., Cols, OH |        |        |        |        |        |        |        |       |      |       |       |
  3  L.V. Assante (a)           |C       |        |        |        |        |        |        |       |      |       |       |
  4  J.C. Baker (a)             |D,VP    |        |        |        |        |        |        |       |      |       |       |
  5  Bruce M. Barber (a)        |VP      |        |        |        |        |        |        |       |      |       |       |
  6  P.R. Sydney Bathfield (l)  |        |        |        |        |        |        |        |       |      |       |       |
  7  Bruce A. Beam              |        |        |        |        |        |        |        |       |      |       |       |
     801 Pennsylvania Ave. NW   |D,VP    |        |        |        |        |        |        |       |      |       |       |
     Washington, DC             |        |        |        |        |        |        |        |       |      |       |       |
  8  A.A. Blind (f)             |        |        |        |VP      |        |        |        |       |      |       |       |
  9  Donald E. Boyd (a)         |        |        |        |        |        |        |        |       |      |VP     |       |
 10  C.R. Boyle, III (d)        |D       |        |        |D,VP    |        |        |        |       |      |       |       |
 11  Richard K. Byrne           |        |        |        |        |        |        |        |       |      |       |       |
     6677 Busch Blvd., Cols., OH|        |        |        |        |        |        |        |       |      |       |       |
 12  R.D. Carson, Jr. (b)       |D       |VP      |        |        |        |VP      |        |       |      |       |       |
 13  G.A. Clark (d)             |        |        |        |D       |        |        |        |       |      |       |       |
 14  Donald M. Clements, Jr.(a) |D,EVP   |        |        |        |        |        |        |       |D,P   |D,P    |       |
 15  D.H. Crabtree (a)          |VP      |        |        |        |        |        |        |       |      |       |       |
 16  Jeffrey D. Cross (a)       |        |        |        |        |        |        |        |       |      |VP,GC  |       |
 17  Peter J. DeMaria (a)       |D,EVP   |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C |D,VP,C|D,VP,C |C      |
 18  John F. DiLorenzo, Jr. (a) |D,VP,S  |S       |S       |S       |S       |S       |S       |S      |S     |S      |S      |
 19  W.N. D'Onofrio (d)         |D       |        |        |D       |        |        |        |       |      |       |       |
 20  Dr. E. Linn Draper, Jr. (a)|D,CB,P, |D,CB,CEO|D,CB,CEO|D,CB,CEO|D,CB,CEO|D,CB,CEO|D,CB,CEO|D,CB,  |D,CB, |D,CB,  |CB,CEO |
                                |CEO     |        |        |        |        |        |        |CEO    |CEO   |CEO    |       |
 21  David W. Dupert (m)        |        |        |        |        |        |        |        |       |      |       |       |
 22  J.T. Eaton                 |D       |        |        |        |        |        |        |       |      |       |       |
     P.O. Box 7078              |        |        |        |        |        |        |        |       |      |       |       |
     Cross Lanes, WV            |        |        |        |        |        |        |        |       |      |       |       |
 23  Charles A. Ebetino, Jr. (g)|D,SVP   |        |        |        |        |        |        |       |      |       |       |
 24  Dr. Carl A. Erikson (c)    |D,VP    |        |        |        |        |        |        |       |      |       |       |
 25  Dr. Charles A. Falcone (a) |D,SVP   |        |        |        |        |        |        |       |      |       |       |
 26  Henry Fayne (a)            |D,SVP   |D       |D       |        |        |D       |D       |       |D     |D      |       |
 27  Luke M. Feck (a)           |D,SVP   |        |        |        |        |        |        |       |      |       |       |
 28  Eugene E. Fitzpatrick (f)  |D,EVP   |        |        |VP      |        |        |        |       |      |       |       |
 29  D.E. Heydlauff (a)         |VP      |        |        |        |        |        |        |       |      |       |       |
 30  Bernard Hu (h)             |        |        |        |        |        |        |        |       |      |       |       |
 31  International Management   |        |        |        |        |        |        |        |       |      |       |       |
      (Mauritius) Ltd. (l)      |        |        |        |        |        |        |        |       |      |       |       |
 32  John R. Jones (a)          |D,SVP   |        |        |        |        |        |        |       |      |       |       |
 33  M.O. Julien (a)            |VP      |        |        |        |        |        |        |       |      |       |       |
 34  T.F. Kallmeyer             |D       |        |        |        |        |        |        |       |      |       |       |
     P.O. Box 312,              |        |        |        |        |        |        |        |       |      |       |       |
     Lawrenceburg, IN           |        |        |        |        |        |        |        |       |      |       |       |
 35  W. Robert Kelley (a)       |VP      |        |        |        |        |        |        |       |      |       |       |
 36  Dennis A. Lantzy (a)       |        |        |        |        |        |        |        |       |      |VP     |       |
 37  V.A. Lepore (a)            |D,VP    |        |        |        |        |        |        |       |      |       |       |
 38  William J. Lhota (a)       |D,EVP   |D,P,COO |D,P,COO |D,P,COO |D,P,COO |D,P,COO |D,P,COO |D,P,COO|D,VP  |D      |       |
 39  Hugh H. Lucas (g)          |VP      |        |        |        |        |        |        |       |      |       |       |
 40  M.L. Mahoney (a)           |D       |        |        |        |        |        |        |       |      |       |       |
 41  R.M. Maliszewski (a)       |D,SVP   |        |        |        |        |        |        |       |      |       |       |
 42  G.P. Maloney (a)           |D,EVP   |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP   |D,VCB |D,VCB  |D,VP   |

                               | AEGCo | AEPINV | AEPR   | AEPRA  | AEPRD  | AEPRI  | AEPRPM | BHCCo  | CdOCo  |
  1  R.W. Adkins               |       |        |        |        |        |        |        |        |        |
     P.O. 4000, St. Albans, WV |       |        |        |        |        |        |        |        |        |
  2  Anthony J. Ahern          |       |        |        |        |        |        |        |        |D       |
     6677 Busch Blvd., Cols, OH|       |        |        |        |        |        |        |        |        |
  3  L.V. Assante (a)          |       |        |        |        |        |        |        |        |        |
  4  J.C. Baker (a)            |       |        |        |        |        |        |        |        |        |
  5  Bruce M. Barber (a)       |       |        |        |        |        |        |        |        |        |
  6  P.R. Sydney Bathfield (l) |       |        |        |        |        |        |        |        |        |
  7  Bruce A. Beam             |       |        |        |        |        |        |        |        |        |
     801 Pennsylvania Ave. NW  |       |        |        |        |        |        |        |        |        |
     Washington, DC            |       |        |        |        |        |        |        |        |        |
  8  A.A. Blind (f)            |       |        |        |        |        |        |        |        |        |
  9  Donald E. Boyd (a)        |       |        |VP      |D       |        |        |        |        |        |
 10  C.R. Boyle, III (d)       |       |        |        |        |        |        |        |        |        |
 11  Richard K. Byrne          |       |        |        |        |        |        |        |        |D,VP    |
     6677 Busch Blvd., Cols, OH|       |        |        |        |        |        |        |        |        |
 12  R.D. Carson, Jr. (b)      |       |        |        |        |        |        |        |        |        |
 13  G.A. Clark (d)            |       |        |        |        |        |        |        |        |        |
 14  Donald M. Clements, Jr.(a)|       |D,P     |D,P     |D,CB    |D,P     |D,P     |D,P     |        |        |
 15  D.H. Crabtree (a)         |       |        |        |        |        |        |        |        |        |
 16  Jeffrey D. Cross (a)      |       |VP,GC   |VP,GC   |D,S     |D,VP    |VP,GC   |D       |        |        |
 17  Peter J. DeMaria (a)      |D,VP,C |D,VP,C  |D,VP,C  |        |        |D,VP,C  |        |D,VP,C  |C       |
 18  John F. DiLorenzo, Jr. (a)|S      |S       |S       |        |        |S       |        |S       |S       |
 19  W.N. D'Onofrio (d)        |       |        |        |        |        |        |        |        |        |
 20  Dr. E. Linn Draper, Jr.(a)|D,P,CEO|D,CB,CEO|D,CB,CEO|        |        |D,CB,CEO|        |D,CB,CEO|D,P     |
 21  David W. Dupert (m)       |       |        |        |        |D       |        |        |        |        |
 22  J.T. Eaton                |       |        |        |        |        |        |        |        |        |
     P.O. Box 7078             |       |        |        |        |        |        |        |        |        |
     Cross Lanes, WV           |       |        |        |        |        |        |        |        |        |
 23  Charles A. Ebetino, Jr.(g)|       |        |        |        |        |        |        |D,P,COO |        |
 24  Dr. Carl A. Erikson (c)   |       |        |        |        |        |        |        |        |        |
 25  Dr. Charles A. Falcone (a)|       |        |        |        |        |        |        |        |        |
 26  Henry Fayne (a)           |D      |D       |D       |        |        |D       |        |        |        |
 27  Luke M. Feck (a)          |       |        |        |        |        |        |        |        |        |
 28  Eugene E. Fitzpatrick (f) |       |        |        |        |        |        |        |        |        |
 29  D.E. Heydlauff (a)        |       |        |        |        |        |        |        |        |        |
 30  Bernard Hu (h)            |       |        |        |        |        |        |        |        |        |
 31  International Management  |       |        |        |        |        |        |        |        |        |
      (Mauritius) Ltd. (l)     |       |        |        |        |        |        |        |        |        |
 32  John R. Jones (a)         |D      |        |VP      |        |        |VP      |        |        |D,VP    |
 33  M.O. Julien (a)           |       |        |        |        |        |        |        |        |        |
 34  T.F. Kallmeyer            |       |        |        |        |        |        |        |        |        |
     P.O. Box 312              |       |        |        |        |        |        |        |        |        |
     Lawrenceburg, IN          |       |        |        |        |        |        |        |        |        |
 35  W. Robert Kelley (a)      |       |        |        |        |        |        |        |        |        |
 36  Dennis A. Lantzy (a)      |       |VP      |VP      |        |        |VP      |        |        |        |
 37  V.A. Lepore (a)           |       |        |        |        |        |        |        |        |        |
 38  William J. Lhota (a)      |D      |D,VP    |D       |        |        |D       |        |D       |D,VP    |
 39  Hugh H. Lucas (g)         |       |        |        |        |        |        |        |        |        |
 40  M.L. Mahoney (a)          |       |        |        |        |        |        |        |        |        |
 41  R.M. Maliszewski (a)      |       |        |        |        |        |        |        |        |D       |
 42  G.P. Maloney (a)          |D,VP   |D,VCB   |D,VCB   |        |        |D,VCB   |        |D,VP    |        |

                               | CeCCo  | CACCo  |  CCCo  | COCCo  | COpCo  |  COLM  |  CCPC  | FRECo  |  IFRI  |
  1  R.W. Adkins               |        |        |        |        |        |        |        |        |        |
     P.O. 4000, St. Albans, WV |        |        |        |        |        |        |        |        |        |
  2  Anthony J. Ahern          |        |        |        |        |        |        |        |        |        |
     6677 Busch Blvd., Cols, OH|        |        |        |        |        |        |        |        |        |
  3  L.V. Assante (a)          |        |        |        |        |        |        |        |        |        |
  4  J.C. Baker (a)            |        |        |        |        |        |        |        |        |        |
  5  Bruce M. Barber (a)       |        |        |        |        |        |        |        |        |        |
  6  P.R. Sydney Bathfield (l) |        |        |        |        |        |        |        |        |        |
  7  Bruce A. Beam             |        |        |        |        |        |        |        |        |        |
     801 Pennsylvania Ave. NW  |        |        |        |        |        |        |        |        |        |
     Washington, DC            |        |        |        |        |        |        |        |        |        |
  8  A.A. Blind (f)            |        |        |        |        |        |        |        |        |        |
  9  Donald E. Boyd (a)        |        |        |        |        |        |        |        |        |        |
 10  C.R. Boyle, III (d)       |        |        |        |        |        |        |        |        |        |
 11  Richard K. Byrne          |        |        |        |        |        |        |        |        |        |
     6677 Busch Blvd., Cols, OH|        |        |        |        |        |        |        |        |        |
 12  R.D. Carson, Jr. (b)      |        |        |        |        |        |        |        |        |        |
 13  G.A. Clark (d)            |        |        |        |        |        |        |        |        |        |
 14  Donald M. Clements, Jr.(a)|        |        |        |        |        |        |        |        |        |
 15  D.H. Crabtree (a)         |        |        |        |        |        |        |        |        |        |
 16  Jeffrey D. Cross (a)      |        |        |        |        |        |        |        |        |        |
 17  Peter J. DeMaria (a)      |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |
 18  John F. DiLorenzo, Jr. (a)|S       |S       |S       |S       |S       |S       |S       |S       |S       |
 19  W.N. D'Onofrio (d)        |        |        |        |        |        |        |        |        |        |
 20  Dr. E. Linn Draper, Jr.(a)|D,CB,CEO|D,CB,CEO|D,CB,CEO|D,CB,CEO|D,P,CEO |D,P,CEO |D,CB,CEO|D,P,CEO |D,P,CEO |
 21  David W. Dupert (m)       |        |        |        |        |        |        |        |        |        |
 22  J.T. Eaton                |        |        |        |        |        |        |        |        |        |
     P.O. Box 7078             |        |        |        |        |        |        |        |        |        |
     Cross Lanes, WV           |        |        |        |        |        |        |        |        |        |
 23  Charles A. Ebetino, Jr.(g)|D,P,COO |D,P,COO |D,P,COO |D,P,COO |        |        |D,P,COO |        |        |
 24  Dr. Carl A. Erikson (c)   |        |        |        |        |        |        |        |        |        |
 25  Dr. Charles A. Falcone (a)|        |        |        |        |        |        |        |        |        |
 26  Henry Fayne (a)           |        |        |        |        |        |        |        |        |        |
 27  Luke M. Feck (a)          |        |        |        |        |        |        |        |        |        |
 28  Eugene E. Fitzpatrick (f) |        |        |        |        |        |        |        |        |        |
 29  D.E. Heydlauff (a)        |        |        |        |        |        |        |        |        |        |
 30  Bernard Hu (h)            |        |        |        |        |        |        |        |        |        |
 31  International Management  |        |        |        |        |        |        |        |        |        |
      (Mauritius) Ltd. (l)     |        |        |        |        |        |        |        |        |        |
 32  John R. Jones (a)         |        |        |        |        |        |        |        |        |        |
 33  M.O. Julien (a)           |        |        |        |        |        |        |        |        |        |
 34  T.F. Kallmeyer            |        |        |        |        |        |        |        |        |        |
     P.O. Box 312              |        |        |        |        |        |        |        |        |        |
     Lawrenceburg, IN          |        |        |        |        |        |        |        |        |        |
 35  W. Robert Kelley (a)      |        |        |        |        |        |        |        |        |        |
 36  Dennis A. Lantzy (a)      |        |        |        |        |        |        |        |        |        |
 37  V.A. Lepore (a)           |        |        |        |        |        |        |        |        |        |
 38  William J. Lhota (a)      |D       |D       |D       |D       |D       |D,VP    |D       |D,VP    |D,VP    |
 39  Hugh H. Lucas (g)         |        |        |        |        |        |        |        |        |        |
 40  M.L. Mahoney (a)          |        |        |        |        |        |        |        |        |        |
 41  R.M. Maliszewski (a)      |        |        |        |        |        |        |        |        |        |
 42  G.P. Maloney (a)          |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |

                                |Mauritius| NGLE   |  PRCCo | Pushan | Simco  | SACCo  | SOCCo  | WVPCo  |  WCCo  |
  1  R.W. Adkins                |         |        |        |        |        |        |        |        |        |
     P.O. 4000, St. Albans, WV  |         |        |        |        |        |        |        |        |        |
  2  Anthony J. Ahern           |         |        |        |        |        |        |        |        |        |
     6677 Busch Blvd.,Cols, OH  |         |        |        |        |        |        |        |        |        |
  3  L.V. Assante (a)           |         |        |        |        |        |        |        |        |        |
  4  J.C. Baker (a)             |         |        |        |        |        |        |        |        |        |
  5  Bruce M. Barber (a)        |         |        |        |        |        |        |        |        |        |
  6  P.R. Sydney Bathfield (l)  |D        |        |        |        |        |        |        |        |        |
  7  Bruce A. Beam              |         |        |        |        |        |        |        |        |        |
     801 Pennsylvania Ave, NW   |         |        |        |        |        |        |        |        |        |
     Washington, DC             |         |        |        |        |        |        |        |        |        |
  8  A.A. Blind (f)             |         |        |        |        |        |        |        |        |        |
  9  Donald E. Boyd (a)         |         |D       |        |        |        |        |        |        |        |
 10  C.R. Boyle, III (d)        |         |        |        |        |        |        |        |        |        |
 11  Richard K. Byrne           |         |        |        |        |        |        |        |        |        |
     6677 Busch Blvd., Cols, OH |         |        |        |        |        |        |        |        |        |
 12  R.D. Carson, Jr. (b)       |         |        |        |        |        |        |        |        |        |
 13  G.A. Clark (d)             |         |        |        |        |        |        |        |        |        |
 14  Donald M. Clements, Jr. (a)|D,P      |D,CB    |        |D,P     |        |        |        |        |        |
 15  D.H. Crabtree (a)          |         |        |        |        |        |        |        |        |        |
 16  Jeffrey D. Cross (a)       |D        |D,S     |        |D       |        |        |        |        |        |
 17  Peter J. DeMaria (a)       |         |        |D,VP,C  |        |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |D,VP,C  |
 18  John F. DiLorenzo, Jr. (a) |         |        |S       |        |S       |S       |S       |S       |S       |
 19  W.N. D'Onofrio (d)         |         |        |        |        |        |        |        |        |        |
 20  Dr. E. Linn Draper, Jr. (a)|         |        |D,CB,CEO|        |D,CB,CEO|D,CB,CEO|D,CB,CEO|D,P,CEO |D,CB,CEO|
 21  David W. Dupert (m)        |         |        |        |        |        |        |        |        |        |
 22  J.T. Eaton                 |         |        |        |        |        |        |        |        |        |
     P.O. Box 7078              |         |        |        |        |        |        |        |        |        |
     Cross Lanes, WV            |         |        |        |        |        |        |        |        |        |
 23  Charles A. Ebetino, Jr. (g)|         |        |D,P,COO |        |D,P,COO |D,P,COO |D,P,COO |        |D,P,COO |
 24  Dr. Carl A. Erikson (c)    |         |        |        |        |        |        |        |        |        |
 25  Dr. Charles A. Falcone (a) |         |        |        |        |        |        |        |        |        |
 26  Henry Fayne (a)            |         |        |        |        |        |        |        |        |        |
 27  Luke M. Feck (a)           |         |        |        |        |        |        |        |        |        |
 28  Eugene E. Fitzpatrick (f)  |         |        |        |        |        |        |        |        |        |
 29  D.E. Heydlauff (a)         |         |        |        |        |        |        |        |        |        |
 30  Bernard Hu (h)             |         |D       |        |        |        |        |        |        |        |
 31  International Management   |S        |        |        |        |        |        |        |        |        |
      (Mauritius) Ltd. (l)      |         |        |        |        |        |        |        |        |        |
 32  John R. Jones (a)          |         |        |        |        |        |        |        |        |        |
 33  M.O. Julien (a)            |         |        |        |        |        |        |        |        |        |
 34  T.F. Kallmeyer             |         |        |        |        |        |        |        |        |        |
     P.O. Box 312,              |         |        |        |        |        |        |        |        |        |
     Lawrenceburg, IN           |         |        |        |        |        |        |        |        |        |
 35  W. Robert Kelley (a)       |         |        |        |        |        |        |        |        |        |
 36  Dennis A. Lantzy (a)       |         |D       |        |        |        |        |        |        |        |
 37  V.A. Lepore (a)            |         |        |        |        |        |        |        |        |        |
 38  William J. Lhota (a)       |         |        |D       |        |D       |D       |D       |D       |D       |
 39  Hugh H. Lucas (g)          |         |        |        |        |        |        |        |        |        |
 40  M.L. Mahoney (a)           |         |        |        |        |        |        |        |        |        |
 41  R.M. Maliszewski (a)       |         |        |        |        |        |        |        |        |        |
 42  G.P. Maloney (a)           |         |        |D,VP    |        |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |

                                | AEPSC |  APCo  | CSPCo  |  I&M   | KEPCo  | KGPCo  |  OPCo  |  WPCo  | AEPC |AEPESVC | AEPESOL|
 43  Dr. James J. Markowsky (a) |D,EVP  |D,VP    |D,VP    |D,VP    |D,VP    |D       |D,VP    |D       |D     |D       |        |
 44  Thomas R. McCaffrey (a)    |D,VP   |        |        |        |        |        |        |        |      |        |        |
 45  J.K. McWilliams (a)        |D,VP   |        |        |        |        |        |        |        |      |        |        |
 46  T.C. Mosher (e)            |D      |        |        |        |VP      |        |        |        |      |        |        |
 47  Richard Munczinski (a)     |D,VP   |        |        |        |        |        |        |        |      |        |        |
 48  David Mustine (a)          |       |        |        |        |        |        |        |        |VP    |SVP     |        |
 49  P.M. O'Brien (g)           |VP     |        |        |        |        |        |        |        |      |        |        |
 50  John A. Oscar, Jr. (m)     |       |        |        |        |        |        |        |        |      |        |        |
 51  Armando A. Pena (a)        |D,SVP,T|T       |T       |T       |T       |T       |T       |T       |T     |T       |T       |
 52  D.T. Phlegar               |D      |        |        |        |        |        |        |        |      |        |        |
     P.O. Box 271, Cheshire, OH |       |        |        |        |        |        |        |        |      |        |        |
 53  R.B. Plimpton (a)          |D,SVP  |        |        |        |        |        |        |        |      |        |        |
 54  R.E. Prater (a)            |D,VP   |        |        |        |        |        |        |        |      |        |        |
 55  Ashraf Ramtoola (l)        |       |        |        |        |        |        |        |        |      |        |        |
 56  Bruce A. Renz (a)          |VP     |        |        |        |        |        |        |        |      |        |        |
 57  H.E. Rhodes, Jr. (c)       |D      |        |        |        |        |        |        |        |      |        |        |
 58  Samuel P. Riggle, Jr.      |       |        |        |        |        |        |        |        |      |        |        |
     P.O. Box 112               |       |        |        |        |        |        |        |        |      |        |        |
     Millersburg, OH            |       |        |        |        |        |        |        |        |      |        |        |
 59  Robert L. Roberts          |       |        |        |        |        |        |        |        |      |        |        |
     P.O. Box 604, Piqua, OH    |       |        |        |        |        |        |        |        |      |        |        |
 60  M.P. Ryan (a)              |D      |        |VP      |        |        |        |VP      |        |      |        |        |
 61  William L. Scott (a)       |VP     |        |        |        |        |        |        |        |      |        |        |
 62  Mark A. Snape              |       |        |        |        |        |        |        |        |      |        |        |
     600 Bourke Street          |       |        |        |        |        |        |        |        |      |        |        |
     Melbourne, Victoria  AU    |       |        |        |        |        |        |        |        |      |        |        |
 63  Lance G. Sogan             |       |        |        |        |        |        |        |        |      |        |        |
     P.O. Box 490               |       |        |        |        |        |        |        |        |      |        |        |
     Athens, OH                 |       |        |        |        |        |        |        |        |      |        |        |
 64  Peter Splawnyk (c)         |D,VP   |        |        |        |        |        |        |        |      |        |        |
 65  R. Dane Swinehart          |       |        |        |        |        |        |        |        |      |        |        |
     P.O. Box 250               |       |        |        |        |        |        |        |        |      |        |        |
     Lancaster, OH              |       |        |        |        |        |        |        |        |      |        |        |
 66  D.B. Synowiec              |       |        |        |D       |        |        |        |        |      |        |        |
     R. R. Number 2, Box 24A    |       |        |        |        |        |        |        |        |      |        |        |
     Rockport, IN               |       |        |        |        |        |        |        |        |      |        |        |
 67  Lu Ming Tao (h)            |       |        |        |        |        |        |        |        |      |        |        |
 68  Peter R. Thomas (a)        |       |        |        |        |        |        |        |        |VP    |        |        |
 69  D.M. Trenary (d)           |       |        |        |D       |        |        |        |        |      |        |        |
 70  Joseph A. Valentine (a)    |D,VP   |        |        |        |        |        |        |        |      |        |        |
 71  Andrew P. Varley (a)       |D,SVP  |        |        |        |        |        |        |        |      |        |        |
 72  Joseph H. Vipperman (c)    |D,EVP  |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |D,VP    |      |        |        |
 73  Dana E. Waldo              |D      |VP      |        |        |        |        |        |VP      |      |        |        |
     P.O. Box 1986              |       |        |        |        |        |        |        |        |      |        |        |
     Charleston, WV             |       |        |        |        |        |        |        |        |      |        |        |
 74  W.S. Walker & Co. (k)      |       |        |        |        |        |        |        |        |      |        |        |
 75  W.E. Walters               |       |        |        |D       |        |        |        |        |      |        |        |
     P.O. Box 1731              |       |        |        |        |        |        |        |        |      |        |        |
     South Bend, IN             |       |        |        |        |        |        |        |        |      |        |        |
 76  T.R. Watkins (a)           |D      |        |        |        |        |        |        |        |      |        |        |
 77  E.H. Wittkamper (d)        |       |        |        |D       |        |        |        |        |      |        |        |
 78  Xu Xinglong (h)            |       |        |        |        |        |        |        |        |      |        |        |
 79  R.L. Young (g)             |D      |        |        |        |        |        |        |        |      |        |        |
 80  Hao Zhengshan (h)          |       |        |        |        |        |        |        |        |      |        |        |

                                | AEGCo | AEPINV |  AEPR  | AEPRA  | AEPRD  | AEPRI  | AEPRPM | BHCCo  | CdOCo  |
 43  Dr. James J. Markowsky (a) |D,VP   |D       |D       |        |        |D       |        |D       |D,VP    |
 44  Thomas R. McCaffrey (a)    |       |        |        |        |        |        |        |        |        |
 45  J.K. McWilliams (a)        |       |        |        |        |        |        |        |        |        |
 46  T.C. Mosher (e)            |       |        |        |        |        |        |        |        |        |
 47  Richard Munczinski (a)     |       |        |        |        |        |        |        |        |        |
 48  David Mustine (a)          |       |SVP     |SVP     |D       |        |SVP     |D,VP    |        |        |
 49  P.M. O'Brien (g)           |       |        |        |        |        |        |        |        |        |
 50  John A. Oscar, Jr. (m)     |       |        |        |        |D,S     |        |        |        |        |
 51  Armando A. Pena (a)        |T      |T       |T       |D       |D,T     |VP,T    |D,T     |T       |T       |
 52  D.T. Phlegar               |       |        |        |        |        |        |        |        |        |
     P.O. Box 271, Cheshire, OH |       |        |        |        |        |        |        |        |        |
 53  R.B. Plimpton (a)          |       |        |        |        |        |        |        |        |        |
 54  R.E. Prater (a)            |       |        |        |        |        |        |        |        |        |
 55  Ashraf Ramtoola (l)        |       |        |        |        |        |        |        |        |        |
 56  Bruce A. Renz (a)          |       |        |        |        |        |        |        |        |        |
 57  H.E. Rhodes, Jr. (c)       |       |        |        |        |        |        |        |        |        |
 58  Samuel P. Riggle, Jr.      |       |        |        |        |        |        |        |        |        |
     P.O. Box 112               |       |        |        |        |        |        |        |        |D,VP    |
     Millersburg, OH            |       |        |        |        |        |        |        |        |        |
 59  Robert L. Roberts          |       |        |        |        |        |        |        |        |        |
     P.O. Box 604, Piqua, OH    |       |        |        |        |        |        |        |        |D       |
 60  M.P. Ryan (a)              |       |        |        |        |        |        |        |        |        |
 61  William L. Scott (a)       |       |        |        |        |        |        |        |        |        |
 62  Mark A. Snape              |       |        |        |D,S     |        |        |        |        |        |
     600 Bourke Street          |       |        |        |        |        |        |        |        |        |
     Melbourne, Victoria  AU    |       |        |        |        |        |        |        |        |        |
 63  Lance G. Sogan             |       |        |        |        |        |        |        |        |        |
     P.O. Box 490               |       |        |        |        |        |        |        |        |        |
     Athens, OH                 |       |        |        |        |        |        |        |        |        |
 64  Peter Splawnyk (c)         |       |        |        |        |        |        |        |        |        |
 65  R. Dane Swinehart          |       |        |        |        |        |        |        |        |        |
     P.O. Box 250               |       |        |        |        |        |        |        |        |D,VP    |
     Lancaster, OH              |       |        |        |        |        |        |        |        |        |
 66  D.B. Synowiec              |       |        |        |        |        |        |        |        |        |
     R. R. Number 2, Box 24A    |       |        |        |        |        |        |        |        |        |
     Rockport, IN               |       |        |        |        |        |        |        |        |        |
 67  Lu Ming Tao (h)            |       |        |        |        |        |        |        |        |        |
 68  Peter R. Thomas (a)        |       |        |        |        |        |        |        |        |        |
 69  D,M. Trenary (d)           |       |        |        |        |        |        |        |        |        |
 70  Joseph A. Valentine (a)    |       |        |        |        |        |        |        |        |        |
 71  Andrew P. Varley (a)       |       |        |        |        |        |        |        |        |        |
 72  Joseph H. Vipperman (c)    |       |        |        |        |        |        |        |        |        |
 73  Dana E. Waldo              |       |        |        |        |        |        |        |        |        |
     P.O. Box 1986              |       |        |        |        |        |        |        |        |        |
     Charleston, WV             |       |        |        |        |        |        |        |        |        |
 74  W.S. Walker & Co. (k)      |       |        |        |        |        |        |S       |        |        |
 75  W.E. Walters               |       |        |        |        |        |        |        |        |        |
     P.O. Box 1731              |       |        |        |        |        |        |        |        |        |
     South Bend, IN             |       |        |        |        |        |        |        |        |        |
 76  T.R. Watkins (a)           |       |        |        |        |        |        |        |        |        |
 77  E.H. Wittkamper (d)        |       |        |        |        |        |        |        |        |        |
 78  Xu Xinglong (h)            |       |        |        |        |        |        |        |        |        |
 79  R.L. Young (g)             |       |        |        |        |        |        |        |        |        |
 80  Hao Zhengshan (h)          |       |        |        |        |        |        |        |        |        |

                               | CeCCo  | CACCo  |  CCCo  | COCCo  | COpCo  | COLM   |  CCPC  | FRECo  |  IFRI  |
 43  Dr. James J. Markowsky (a)|D       |D       |D       |D       |D       |D,VP    |D       |D,VP    |D,VP    |
 44  Thomas R. McCaffrey (a)   |        |        |        |        |        |        |        |        |        |
 45  J.K. McWilliams (a)       |        |        |        |        |        |        |        |        |        |
 46  T.C. Mosher (e)           |        |        |        |        |        |        |        |        |        |
 47  Richard Munczinski (a)    |        |        |        |        |        |        |        |        |        |
 48  David Mustine (a)         |        |        |        |        |        |        |        |        |        |
 49  P.M. O'Brien (g)          |        |        |        |        |        |        |        |        |        |
 50  John A. Oscar, Jr. (m)    |        |        |        |        |        |        |        |        |        |
 51  Armando A. Pena (a)       |T       |T       |T       |T       |T       |T       |T       |T       |T       |
 52  D.T. Phlegar              |        |        |        |        |        |        |        |        |        |
     P.O. Box 271, Cheshire, OH|        |        |        |        |        |        |        |        |        |
 53  R.B. Plimpton (a)         |        |        |        |        |        |        |        |        |        |
 54  R.E. Prater (a)           |        |        |        |        |        |        |        |        |        |
 55  Ashraf Ramtoola (l)       |        |        |        |        |        |        |        |        |        |
 56  Bruce A. Renz (a)         |        |        |        |        |        |        |        |VP      |VP      |
 57  H.E. Rhodes, Jr. (c)      |        |        |        |        |        |        |        |        |        |
 58  Samuel P. Riggle, Jr.     |        |        |        |        |        |        |        |        |        |
     P.O. Box 112              |        |        |        |        |        |        |        |        |        |
     Millersburg, OH           |        |        |        |        |        |        |        |        |        |
 59  Robert L. Roberts         |        |        |        |        |        |        |        |        |        |
     P.O. Box 604, Piqua, OH   |        |        |        |        |        |        |        |        |        |
 60  M.P. Ryan (a)             |        |        |        |        |        |        |        |        |        |
 61  William L. Scott (a)      |        |        |        |        |        |        |        |        |        |
 62  Mark A. Snape             |        |        |        |        |        |        |        |        |        |
     600 Bourke Street         |        |        |        |        |        |        |        |        |        |
     Melbourne, Victoria  AU   |        |        |        |        |        |        |        |        |        |
 63  Lance G. Sogan            |        |        |        |        |        |        |        |        |        |
     P.O. Box 490              |        |        |        |        |        |        |        |        |        |
     Athens, OH                |        |        |        |        |        |        |        |        |        |
 64  Peter Splawnyk (c)        |        |        |        |        |        |        |        |        |        |
 65  R. Dane Swinehart         |        |        |        |        |        |        |        |        |        |
     P.O. Box 250              |        |        |        |        |        |        |        |        |        |
     Lancaster, OH             |        |        |        |        |        |        |        |        |        |
 66  D.B. Synowiec             |        |        |        |        |        |        |        |        |        |
     R. R. Number 2, Box 24A   |        |        |        |        |        |        |        |        |        |
     Rockport, IN              |        |        |        |        |        |        |        |        |        |
 67  Lu Ming Tao (h)           |        |        |        |        |        |        |        |        |        |
 68  Peter R. Thomas (a)       |        |        |        |        |        |        |        |        |        |
 69  D.M. Trenary (d)          |        |        |        |        |        |        |        |        |        |
 70  Joseph A. Valentine (c)   |        |        |        |        |        |        |        |        |        |
 71  Andrew P. Varley (a)      |        |        |        |        |        |        |        |        |        |
 72  Joseph H. Vipperman (c)   |        |        |        |        |        |        |        |VP      |VP      |
 73  Dana E. Waldo             |        |        |        |        |        |        |        |        |        |
     P.O. Box 1986             |        |        |        |        |        |        |        |        |        |
     Charleston, WV            |        |        |        |        |        |        |        |        |        |
 74  W.S. Walker & Co. (k)     |        |        |        |        |        |        |        |        |        |
 75  W.E. Walters              |        |        |        |        |        |        |        |        |        |
     P.O. Box 1731             |        |        |        |        |        |        |        |        |        |
     South Bend, IN            |        |        |        |        |        |        |        |        |        |
 76  T.R. Watkins (a)          |        |        |        |        |        |        |        |        |        |
 77  E.H. Wittkamper (d)       |        |        |        |        |        |        |        |        |        |
 78  Xu Xinglong (h)           |        |        |        |        |        |        |        |        |        |
 79  R.L. Young (g)            |        |        |        |        |        |        |        |        |        |
 80  Hao Zhengshan (h)         |        |        |        |        |        |        |        |        |        |

                                |Mauritius|  NGLE  | PRCCo  | Pushan | Simco  | SACCo  | SOCCo  | WVPCo  |  WCCo  |
 43  Dr. James J. Markowsky (a) |         |        |D       |        |D       |D       |D       |D       |D       |
 44  Thomas R. McCaffrey (a)    |         |        |        |        |        |        |        |        |        |
 45  J.K. McWilliams (a)        |         |        |        |        |        |        |        |        |        |
 46  T.C. Mosher (e)            |         |        |        |        |        |        |        |        |        |
 47  Richard Munczinski (a)     |         |        |        |        |        |        |        |        |        |
 48  David Mustine (a)          |D,VP     |D       |        |D       |        |        |        |        |        |
 49  P.M. O'Brien (g)           |         |        |        |        |        |        |        |        |        |
 50  John A. Oscar, Jr. (m)     |         |        |        |        |        |        |        |        |        |
 51  Armando A. Pena (a)        |D,T      |D       |T       |D,VP,T  |T       |T       |T       |T       |T       |
 52  D.T. Phlegar               |         |        |        |        |        |        |        |        |        |
     P.O. Box 271, Cheshire, OH |         |        |        |        |        |        |        |        |        |
 53  R.B. Plimpton (a)          |         |        |        |        |        |        |        |        |        |
 54  R.E. Prater (a)            |         |        |        |        |        |        |        |        |        |
 55  Ashraf Ramtoola (l)        |D        |        |        |        |        |        |        |        |        |
 56  Bruce A. Renz (a)          |         |        |        |        |        |        |        |        |        |
 57  H.E. Rhodes, Jr. (c)       |         |        |        |        |        |        |        |        |        |
 58  Samuel P. Riggle, Jr.      |         |        |        |        |        |        |        |        |        |
     P.O. Box 112               |         |        |        |        |        |        |        |        |        |
     Millersburg, OH            |         |        |        |        |        |        |        |        |        |
 59  Robert L. Roberts          |         |        |        |        |        |        |        |        |        |
     P.O. Box 604, Piqua, OH    |         |        |        |        |        |        |        |        |        |
 60  M.P. Ryan (a)              |         |        |        |        |        |        |        |        |        |
 61  William L. Scott (a)       |         |        |        |        |        |        |        |        |        |
 62  Mark A. Snape              |         |        |        |        |        |        |        |        |        |
     600 Bourke Street          |         |        |        |        |        |        |        |        |        |
     Melbourne, Victoria  AU    |         |        |        |        |        |        |        |        |        |
 63  Lance G. Sogan             |         |        |        |        |        |        |VP      |        |        |
     P.O. Box 490               |         |        |        |        |        |        |        |        |        |
     Athens, OH                 |         |        |        |        |        |        |        |        |        |
 64  Peter Splawnyk (c)         |         |        |        |        |        |        |        |        |        |
 65  R. Dane Swinehart          |         |        |        |        |        |        |        |        |        |
     P.O. Box 250               |         |        |        |        |        |        |        |        |        |
     Lancaster, OH              |         |        |        |        |        |        |        |        |        |
 66  D.B. Synowiec              |         |        |        |        |        |        |        |        |        |
     R. R. Number 2, Box 24A    |         |        |        |        |        |        |        |        |        |
     Rockport, IN               |         |        |        |        |        |        |        |        |        |
 67  Lu Ming Tao (h)            |         |D       |        |        |        |        |        |        |        |
 68  Peter R. Thomas (a)        |         |        |        |        |        |        |        |        |        |
 69  D.M. Trenary (d)           |         |        |        |        |        |        |        |        |        |
 70  Joseph A. Valentine (a)    |         |        |        |        |        |        |        |        |        |
 71  Andrew P. Varley (a)       |         |        |        |        |        |        |        |        |        |
 72  Joseph H. Vipperman (c)    |         |        |        |        |        |        |        |        |        |
 73  Dana E. Waldo              |         |        |        |        |        |        |        |        |        |
     P.O. Box 1986              |         |        |        |        |        |        |        |        |        |
     Charleston, WV             |         |        |        |        |        |        |        |        |        |
 74  W.S. Walker & Co. (k)      |         |        |        |S       |        |        |        |        |        |
 75  W.E. Walters               |         |        |        |        |        |        |        |        |        |
     P.O. Box 1731              |         |        |        |        |        |        |        |        |        |
     South Bend, IN             |         |        |        |        |        |        |        |        |        |
 76  T.R. Watkins (a)           |         |        |        |        |        |        |        |        |        |
 77  E.H. Wittkamper (d)        |         |        |        |        |        |        |        |        |        |
 78  Xu Xinglong (h)            |         |D,VCB   |        |        |        |        |        |        |        |
 79  R.L. Young (g)             |         |        |        |        |        |        |        |        |        |
 80  Hao Zhengshan (h)          |         |D       |        |        |        |        |        |        |        |

                   OHIO VALLEY ELECTRIC CORPORATION
                INDIANA-KENTUCKY ELECTRIC CORPORATION
                                                                           IKEC       OVEC
         Name                      Address                               Position   Position
C.R. Boyle, III        (d)                                                D             -

John D. Brodt           P.O. Box 468, Piketon, OH                         S,T          S,T

W.N. D'Onofrio          (d)                                               D             -

E. Linn Draper, Jr.     (a)                                               D,P          D,P

Murray R. Edelman       6200 Oak Tree Blvd., Independence, OH              -           D

Donald R. Feenstra      800 Cabin Hill Dr., Greensburg, PA                 -           D

David L. Hart           (a)                                               VP           VP

Chris Hermann           220 West Main Street, Louisville, KY               -           D

Allen M. Hill           1065 Woodman Drive, Dayton, OH                     -           D

W.R. Holland            76 South Main Street, Akron, OH                   D            D

J. Gordon Hurst         20 NW Fourth Street, Evansville, IN               D             -

David E. Jones          P.O. Box 468, Piketon, OH                         VP           VP

John R. Jones           (a)                                                -           D

William J. Lhota        (a)                                                -           D

G.P. Maloney            (a)                                               VP           VP

Dr. James J. Markowsky  (a)                                                -           D

Alan J. Noia            10435 Downsville Pike, Hagerstown, MD              -           D

J.H. Randolph           139 East Fourth Street, Cincinnati, OH             -           D

Ronald G. Reherman      20 NW Fourth Street, Evansville, IN               D            D

Peter J. Skrgic         800 Cabin Hill Dr., Greensburg, PA                D            D

Michael R. Whitley      1 Quality Street, Lexington, KY                    -           D


  Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:
                                                      Position
                        Name and Location              Held in          Applicable
Name of Officer            of Financial               Financial         Exemption
  or Director              Institution               Institution           Rule
      (1)                      (2)                       (3)                (4)
Robert M. Duncan    First Federal Savings and
                    Loan Association
                    Newark, Ohio                       Director            70(a)

L.A. Hudson, Jr.    American National Bankshares, Inc.
                    Danville, Virginia                 Director            70(a)
                    American National Bank & Trust Co.
                    Danville, Virginia                 Director            70(a)

W.J. Lhota          Huntington Bancshares, Inc.
                    Columbus, Ohio                     Director          70(c),(f)

A.E. Peyton         One Valley Bank, N.A.
                    Charleston, West Virginia          Director            70(a)
                    One Valley Bancorp of
                    West Virginia, Inc.
                    Charleston, West Virginia          Director            70(a)

Samuel P.           CSB Bancorp, Inc.
Riggle, Jr.         Millersburg, Ohio                  Director         70(c),(f)
                    Commercial & Saving Bank
                    Millersburg, Ohio                  Director         70(c),(f)

R.L. Roberts        Third Savings and Loan Co.
                    Piqua, Ohio                        Director            70(c)

Donald G. Smith     First Union National Bank
                    of Virginia
                    Roanoke, Virginia                  Director            70(a)

R.D. Swinehart      Standing Stone National Bank
                    Lancaster, Ohio                    Director          70(c),(f)


Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:

(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table shows for 1996, 1995 and 1994 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the AEP System at December 31, 1996.

                                                   Summary Compensation Table
                                                              Long-Term
                                       Annual Compensation    Compensation       All Other
                                      Salary       Bonus      Payouts           Compensation
            Name              Year     ($)        ($)(1)    LTIP Payouts($)(1)   ($)(2)

 E. Linn Draper, Jr.          1996     720,000     281,664        675,903           31,990

                              1995     685,000     236,325        334,851           30,790
                              1994     620,000     209,436        137,362           29,385


 Peter J. DeMaria             1996     360,000     140,832        290,825           21,190
                              1995     330,000     113,850        143,829           20,050
                              1994     305,000     103,029         59,032           18,750


 G. P. Maloney                1996     360,000     140,832        286,288           21,190
                              1995     330,000     113,850        141,582           20,060
                              1994     300,000     101,340         58,094           19,745


 William J. Lhota             1996     320,000     125,184        263,114           19,690
                              1995     300,000     103,500        132,592           19,140
                              1994     280,000      94,584         54,409           19,185


 James J. Markowsky           1996     303,000     118,534        254,535           19,480
                              1995     285,000      98,325        126,599           17,515
                              1994     267,000      90,193         51,930           14,755

Notes to Summary Compensation Table
(1) Amounts in the "Bonus" column reflect payments under the Management Incentive Compensation Plan for performance measured for each of the years ended December 31, 1994, 1995 and 1996. Payments are made in March of the subsequent year. Amounts for 1996 are estimates but should not change significantly.
         Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan (which became effective January 1, 1994) for the one-, two- and three-year performance periods ending December 31, 1994, 1995 and 1996, respectively. The one- and two-year performance periods were transition performance periods.
(2) For 1996, includes (i) employer matching contributions under the AEP System Employees Savings Plan: Dr. Draper, $3,600; Mr. DeMaria, $3,175; Mr. Maloney, $4,500; Mr. Lhota, $4,500; and Dr. Markowsky, $3,235;
(ii) employer matching contributions under the AEP System Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings
Plan: Dr. Draper, $18,000; Mr. DeMaria, $7,625; Mr. Maloney, $6,300;
Mr. Lhota, $4,800; and Dr. Markowsky, $5,855; and (iii) subsidiary companies director fees: $10,390 for each of the named executive officers.


Compensation of Directors

In 1996, the AEP Board of Directors authorized a complete study of the Company's practices with respect to director compensation. After a full review, on December 18, 1996, the Board of Directors approved certain compensation initiatives in order to more closely align directors compensation with the financial interests of shareholders. These initiatives are described below under "Directors Compensation Initiatives."

         Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of the Board of Directors of AEP. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

         Deferred Compensation Policy. The Board has adopted a policy which permits directors to elect annually to defer receipt of all or a portion of their retainer and fees to be payable in a lump sum or monthly installments after they cease to be a director. The deferred compensation accrues interest compounded quarterly at the daily prime lending rate in effect from time to time at a specified major financial institution. This policy is implemented by individual deferred-compensation agreements which set forth the terms of the deferral.

         Retirement Plan. The Retirement Plan for Directors (excluding officers of AEP or employees of any of its subsidiaries) provides for annual retirement payments for life to such directors commencing at the later of the director's retirement or age 72 in an amount equal to the annual Board retainer at the time of retirement with a 20% reduction for each year that service as a director is less than five.

         Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $16,065). The current policy will expire on September 1, 1997, and the Company expects to renew the coverage. In addition, the Company pays each director (excluding officers of the Company or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $400 annually).

Directors Compensation Initiatives

Compensation initiatives adopted by the Board are as follows.

First, the Board adopted the Deferred Compensation and Stock Plan for Non-Employee Directors, subject to approval by the shareholders at this annual meeting. This Plan allows non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of AEP Common Stock ("Stock Units"). This Plan would replace the directors deferred compensation policy.

Second, the Board adopted the Stock Unit Accumulation Plan for Non-Employee Directors, effective January 1, 1997. Under this Plan, an award of 300 Stock Units to each non-employee director will be made as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units will accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits will be forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

Third, the Board amended the Retirement Plan for Directors to provide that non-employee directors elected to the Board after December 31, 1996, shall not participate in the Retirement Plan. Directors on the Board on that date were permitted to waive any benefits payable under the Retirement Plan in exchange for participation in the Stock Unit Accumulation Plan and, directors who elected to participate in the Stock Unit Accumulation Plan received 300 nonforfeitable Stock Units for each year of prior service up to the maximum of 3,000 specified in the Stock Unit Accumulation Plan, effective January 1, 1997.

Finally, the Board of Directors of the Company considers stock ownership in the Company by management to be of great importance. Such ownership enhances management's commitment to the future of the Company and further aligns management's interests with those of AEP's shareholders. In keeping with this philosophy, the Board adopted minimum stock ownership guidelines for non-employee directors. The target for each non-employee director is 2,000 shares of AEP Common Stock and/or Stock Units, which is currently equivalent to approximately 2.2 times the annual retainer and average meeting fees, with such ownership to be acquired by December 31, 2000 for directors in office on January 1, 1997, and by the end of the fifth year of service for directors joining the Board after this time.

Directors of APCo, I&M and OPCo receive a fee of $100 for each meeting of the Board of Directors attended in addition to their salaries.

(b) OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 1997 for all directors as of the date of this proxy statement (except for Mr. Kujawa whose ownership is as of February 7, 1997), all nominees to the Board of Directors (except for Mr. DesBarres whose ownership is as of March 10, 1997), each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                         SHARES OF AEP
                                         COMMON STOCK
                                         BENEFICIALLY             STOCK
NAME                DIRECTOR OF          OWNED (a)                UNITS(a)    TOTAL
C. R. Boyle, III    I&M                       3,454 (b)              933      4,387
G. A. Clark         I&M                         954 (b)              346      1,300
P. J. DeMaria       AEP, APCo, I&M, OPCo      7,603 (b)(c)(d)(e)  12,947     20,550
J. P. DesBarres     AEP                       5,000 (d)             -         5,000
W. N. D'Onofrio     I&M                       3,981 (b)(d)           685      4,666
E. L. Draper, Jr.   AEP, APCo, I&M, OPCo      6,793 (b)(d)        35,915     42,708
R. M. Duncan        AEP                       2,040                3,000      5,040
H. W. Fayne         APCo, OPCo                3,985 (b)(d)         5,846      9,831
R. W. Fri           AEP                       1,000                  600      1,600
A. G. Hansen        AEP                       1,159 (d)            3,000      4,159
L. A. Hudson, Jr.   AEP                       1,853 (e)            3,000      4,853
L. J. Kujawa        AEP                         300                  300        600
W. J. Lhota         APCo, I&M, OPCo          14,053 (b)(c)(d)      5,383     19,463
G. P. Maloney       AEP, APCo, I&M, OPCo      5,512 (b)(c)(d)     12,765     18,277
J. J. Markowsky     APCo, I&M, OPCo           7,123 (b)(e)        11,755     18,878
A. E. Peyton        AEP                       3,491 (f)            3,000      6,491
D. G. Smith         AEP                       1,600                  900      2,500
L. G. Stuntz        AEP                       1,500 (d)            1,200      2,700
M. Tanenbaum        AEP                       1,357                2,400      3,757
D. B. Synowiec      I&M                       2,335 (b)              545      2,880
D. M. Trenary       I&M                         160 (b)              568        728
J. H. Vipperman     APCo, I&M, OPCo           5,510 (b)(d)         3,972      9,482
W. E. Walters       I&M                       5,200 (b)              403      5,603
E. H. Wittkamper    I&M                       2,902 (b)              420      3,322
A. H. Zwinger       AEP                      12,300 (d)(e)          -        12,300

All directors & executive officers of AEP
 as a group (15 persons)                    157,915 (c)(g)        96,165    254,080

All directors & executive officers of APCo
 as a group (7 persons)                     135,810 (d)(g)        88,583    224,393

All directors & executive officers of I&M
 as a group (13 persons)                    150,811 (d)(g)        86,637    237,448

All directors & executive officers of OPCo
 as a group (7 persons)                     135,810 (d)(g)        88,583    224,393

Notes on Stock Ownership
(a) This column includes amounts deferred in stock units and held under the Management Incentive Compensation Plan, Performance Share Incentive Plan and Stock Unit Accumulation Plan for Non-Employee Directors. Certain of these stock units are subject to forfeiture based on length of employment or service as a director.

(b)  Includes shares and share equivalents held in the following plans in the amounts listed below:
                             AEP EMPLOYEE        AEP PERFORMANCE     AEP EMPLOYEES
                             STOCK OWNERSHIP     SHARE INCENTIVE     SAVINGS PLAN
NAME                         PLAN (Shares)       PLAN (Shares)       (Share Equivalents)
Mr. Boyle                         50                  -                 3,404
Mr. Clark                          8                  -                   946
Mr. DeMaria                       90                  881               2,945
Mr. D'Onofrio                     64                  -                 3,917
Dr. Draper                         -                2,050               2,383
Mr. Fayne                         68                  372               3,463
Mr. Lhota                         64                  812              11,809
Mr. Maloney                       92                  867               3,053
Dr. Markowsky                     71                  775               6,154
Mr. Synowiec                      58                  -                 2,277
Mr. Trenary                       44                  -                   116
Mr. Vipperman                     86                  527               4,766
Mr. Walters                       48                  -                 5,152
Mr. Wittkamper                    37                  -                 1,628

All directors and executive
officers of AEP as a group       317                5,385              26,344

All directors and executive
officers of APCo as a group      471                6,284              34,573

All directors and executive
officers of I&M as a group       712                5,912              48,550

All directors and executive
officers of OPCo as a group      471                6,284              34,573

     With respect to the shares and share equivalents held in these plans, such persons have sole voting power, but the investment/disposition power is subject to the terms of such plans.

(c) Does not include, for Messrs. DeMaria, Lhota and Maloney, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. DeMaria, Lhota and Maloney share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(d) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DeMaria, 1,232; Mr. DesBarres, 5,000; Mr. D'Onofrio, 500 shares; Dr. Draper, 2,083; Mr. Fayne, 82; Dr. Hansen, 1,159;
Mr. Lhota, 1,368; Mr. Maloney, 1,500; Ms. Stuntz, 300; Mr. Vipperman, 131 shares; and Ms. Zwinger, 3,100.

(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. DeMaria, 2,392; Mr. Hudson, 750; Dr. Markowsky, 18; and Ms. Zwinger, 3,000.

(f) Includes 315 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 169 of such shares.

(g)  Represents less than 1% of the total number of shares outstanding.

___________

Section 17(a) of the Public Utility Holding Company Act of 1935, the provisions of which are implemented by rules adopted under Section 16(a) of the Securities Exchange Act of 1934, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock and other securities of the Company and its subsidiaries with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors during the fiscal year ended December 31, 1996, the Company notes that Peter J. DeMaria, Controller of the Company and Executive Vice President of AEP Service Corporation, did not timely report the redemption of 100 shares of Cumulative Preferred Shares 9.50% Series, $100 par value, of Columbus Southern Power Company (a subsidiary of the Company) that occurred in February 1996, although he reported it shortly thereafter.



(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

     None


(d) INDEBTEDNESS TO SYSTEM COMPANIES

     None

(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND OTHER
BENEFITS

                Long-Term Incentive Plans --- Awards In 1996

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to the Company's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.
                                                Estimated Future Payouts of
                                Performance    Performance Share Units Under
                    Number of   Period Until     Non-Stock Price-Based Plan
                   Performance  Maturation      Threshold   Target  Maximum
Name               Share Units  or Payout           (#)       (#)      (#)
E. L. Draper, Jr.     7,339      1996-1998        1,835      7,339    14,678
P. J. DeMaria         3,211      1996-1998          803      3,211     6,422
G. P. Maloney         3,211      1996-1998          803      3,211     6,422
W. J. Lhota           2,854      1996-1998          714      2,854     5,708
J. J. Markowsky       2,702      1996-1998          676      2,702     5,404

                            Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of the Company. The Retirement Plan is a noncontributory defined benefit plan.

The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                            Pension Plan Table
Highest Average                            Years of Accredited Service
Annual Earnings      15        20         25        30        35        40        45
$  300,000       $ 69,795   $ 93,060   $116,325  $139,590  $162,855  $182,805  $202,755
   400,000         93,795    125,060    156,325   187,590   218,855   245,455   272,055
   500,000        117,795    157,060    196,325   235,590   274,855   308,105   341,355
   700,000        165,795    221,060    276,325   331,590   386,855   433,405   479,955
   900,000        213,795    285,060    356,325   427,590   498,855   558,705   618,555
 1,200,000        285,795    381,060    476,325   571,590   666,855   746,655   826,455

The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 60 and 62 and further reduced 6% per year in the case of retirement between ages 55 and 60. If an employee retires after age 62, there is no reduction in the retirement annuity.

The Company maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Management Incentive Compensation Plan awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1996, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows:
Dr. Draper, four years; Mr. DeMaria, 37 years; Mr. Maloney, 41 years;
Mr. Lhota, 32 years; and Dr. Markowsky, 25 years.

Dr. Draper has a contract with the Company and AEP Service Corporation which provides him with a supplemental retirement annuity that credits him with 24 years of service in addition to his years of service credited under the Retirement Plan less his actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed
Retirement Plan, a plan sponsored by his prior employer.

Fourteen AEP System employees (including Messrs. DeMaria, Maloney and Lhota and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1997 of the executive officers named in the Summary Compensation Table, only Mr. Maloney would be affected and his annual supplemental benefit would be $2,361.

AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                             1982 Program                        1986 Program
                                    Annual Amount of                      Annual Amount of
                   Annual           Supplemental         Annual           Supplemental
                   Amount           Retirement           Amount           Retirement
                   Deferred         Payment              Deferred         Payment
Name               (4-Year Period)  (15-Year Period)     (4-Year Period)  (15-Year Period)
P. J. DeMaria        $10,000           $52,000            $13,000             $53,300
G. P. Maloney         15,000            67,500             16,000              56,400

(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Chubb Insurance Company and Great American Insurance Company, effective January 1, 1997 through December 31, 1997, and pays up to an aggregate amount of $150,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,259,724.

Fiduciary liability insurance provides coverage for System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Federal Insurance Company, was renewed, effective July 1, 1996 through June 30, 1997, for a premium of $71,910. It provides $25,000,000 of aggregate coverage with a $5,000 deductible for each loss.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

      Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

          (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                  - NONE

          (2)  Any citizens group or public relations counsel.

                        Calendar Year 1996
                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
                                                                (in thousands)
AEGCo
  Climate Council                A         426 Other Income
                                                Deductions           $11

APCo
  Coalition for Energy
    and Economic Revitalization  A           "    "      "            42


I&M
  Climate Council                A           "    "      "            27
  Indiana Electric Association   A           "    "      "            20



A = Defray Expenses

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:
                                       Calendar Year 1996

                          Company               Company                                                In Effect
     Nature of           Performing            Receiving                                Date of       On Dec. 31st
    Transactions          Service               Service             Compensation        Contract      (Yes or No)
        (1)                   (2)                  (3)                    (4)               (5)            (6)
                                                        (in thousands)
Machine Shop Services       APCo       System Operating Companies     $  9,754          12/08/78          Yes
Plant Maintenance           APCo       System Operating Companies           80           1/01/76          No
Racine Hydro Service        APCo                 OPCo                      247          12/08/78          Yes
Simulator Training Services APCo       System Operating Companies          807          12/12/87          Yes
Coal                        BHCCo                I&M                      -   (a)        1/01/82          Yes
Coal                        CeCCo                APCo                     -   (b)       12/01/76          Yes
Coal                        CACCo                APCo                     -   (c)        9/14/48          Yes
Coal                        CCCo               APCo/OPCo                  -   (d)         1/1/80          Yes
Coal Washing                CCPC                 CSPCo                   8,613          11/05/84          Yes
Coal                        COCCo                OPCo                   59,309           4/01/83          Yes
Barging Transportation      I&M        System Operating Companies       22,740           5/01/86          Yes
Coal                        SACCo                APCo                     -   (e)        3/01/78          Yes
Coal                        SOCCo                OPCo                  218,611           2/01/74          Yes
Coal                        SOCCo                OPCo                     -   (f)       10/01/72          Yes
Coal                        WCCo                 OPCo                   40,607           1/01/83          Yes
Coal Transportation         Simco                CCPC                      346           5/01/91          Yes

(a)  Excludes shutdown costs credited to I&M of $77,000.
(b)  Excludes shutdown costs billed to APCo of $3,523,000.
(c)  Excludes shutdown costs billed to APCo of $8,000.
(d)  Excludes shutdown cost billed to OPCo and APCo of $233,000.
(e)  Excludes shutdown costs credited to APCo of $365,000.
(f)  Excludes shutdown costs credited to OPCo of $834,000.

Part II. Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities.
          - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services.
          - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

    Part I.

        (a) Nanyang General Light Electric Co., Ltd. (NGLE) was formed as a 70% owned subsidiary by AEP Resources, Inc. through its AEP Resources International, Ltd. and AEP Resources Project Management Company, Ltd. subsidiaries who own AEP Pushan Power, LDC, (Pushan) Nanyang's 70% parent on November 14, 1996. Nanyang is domiciled in the People's Republic of China and its business address is Dayuan Zhaun Village, Pushan Town, Nanyang City, People's Republic of China. At December 31, 1996, the Company owned no facilities.

        (b) NGLE has registered capital. Pushan owns 70% of the registered capital and 30% is owned by two unaffiliated companies. Pushan contributed $700,000 for its 70% interest in 1996.

        (c) NGLE had no debt outstanding at December 31, 1996.

        (d) None at December 31, 1996.

    Part II.

        See Exhibit's H and I

    Part III.

        American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $1,047,000 which is less than 1% of its investment in domestic public utility subsidiary companies. American Electric Power Company, Inc. had no investment in EWG's at December 31, 1996.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                     Section and
  FINANCIAL STATEMENTS                                 Page No.

    Consent of Independent Public Accountants            A-1

    Consolidating Statements of Income               B-1 to B-6

    Consolidating Balance Sheets
      Assets                                         B-7 to B-13
      Capitalization and Liabilities                 B-14 to B-20

    Consolidating Statements of Cash Flows           B-21 to B-27

    Consolidating Statements of Retained Earnings    B-28 to B-34

    Note to Consolidating Financial Statements            C-1

    Financial Statements of Subsidiaries
      Not Consolidated:

      CdOCo                                           D-1 to D-3
      IKEC                                            D-4 to D-6
      OVEC                                            D-7 to D-10
      ICS                                                 *

   EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             None

    Exhibit G                                             **

    Exhibit H                                             **

    Exhibit I                                             ***

    Exhibit 27                                            **




 *  Omitted pursuant to Securities and Exchange Commission
    Release No. 35-24295.
** These Exhibits are included only the in copy filed with the Securities and Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                    INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1996, of our reports dated February 25, 1997 on the consolidated financial statements of American Electric Power Company, Inc. and subsidiaries and of certain of its subsidiaries (AEP Generating Company, Appalachian Power Company and subsidiaries, Columbus Southern Power Company and subsidiaries, Indiana Michigan Power Company and subsidiaries, Kentucky Power Company, and Ohio Power Company and subsidiaries), incorporated by reference in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31, 1996.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP


Columbus, Ohio
April 29, 1997



    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1996
   (in thousands, except per share amount)
                                                         JOURNAL      ELIMINATIONS
                                               AEP        ENTRY          AND        COMBINED                APCo
                                           CONSOLIDATED  NUMBERS      ADJUSTMENTS    TOTAL       AEP    CONSOLIDATED
                                           ------------  -------     -------------  --------  -----------------------
Operating Revenues                          $5,849,234  1,2,4,8,9   ($1,250,391)   $7,099,625             $1,624,869
Equity of American Electric Power Company,
  Inc.in Earnings of Subsidiaries                          3,9         (593,848)      593,848  $593,848
      Total                                  5,849,234               (1,844,239)    7,693,473   593,848    1,624,869

Operating Expenses:
  Fuel and Purchased Power                   1,686,754     1,9         (835,331)    2,522,085                700,665
  Other Operation                            1,210,027  1,2,4,8,9      (383,773)    1,593,800     5,068      240,249
  Maintenance                                  502,841    4,8,9          (9,074)      511,915                117,483
  Depreciation and Amortization                600,851     8,9           (4,008)      604,859                133,074
  Taxes Other Than Federal Income Taxes        498,567    4,8,9         (15,923)      514,490        66      120,307
  Federal Income Taxes                         342,222    4,7,9           1,412       340,810                 70,215
      Total Operating Expenses               4,841,262               (1,246,697)    6,087,959     5,134    1,381,993

Operating Income (Loss)                      1,007,972                 (597,542)    1,605,514   588,714      242,876

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)               2,212    3-6,9           2,671          (459)      573          128
      Total Nonoperating Income (Loss)           2,212                    2,671          (459)      573          128

Income (Loss) Before Interest Charges and
  Preferred Dividends                        1,010,184                 (594,871)    1,605,055   589,287      243,004

Interest Charges (net)                         381,328       9                1       381,327     1,857      109,315

Preferred Stock Dividend Requirements
  of Subsidiaries                               41,426                                 41,426                 15,938

Net Income (Loss)                             $587,430                ($594,872)   $1,182,302  $587,430     $117,751

Average Number of Shares Outstanding           187,321

Earnings Per Share                               $3.14

See Note to Consolidating Financial
  Statements on Page C-1.


    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1996
   (in thousands, except per share amount)
                                               CSPCo         I&M                                 OPCo
                                           CONSOLIDATED CONSOLIDATED     KEPCo      KGPCo    CONSOLIDATED   WPCo
                                           -------------------------- ----------   --------  ------------ --------
Operating Revenues                           $1,105,683   $1,328,493    $323,321     $84,873  $1,911,708   $85,882
Equity of American Electric Power Company,
  Inc.in Earnings of Subsidiaries
      Total                                   1,105,683    1,328,493     323,321      84,873   1,911,708    85,882

Operating Expenses:
  Fuel and Purchased Power                      357,640      374,924     164,182      59,514     711,253    60,432
  Other Operation                               196,762      310,513      46,347      10,165     322,567     8,449
  Maintenance                                    65,414      115,300      32,793       2,635     152,495     3,381
  Depreciation and Amortization                 122,007      156,081      25,123       2,428     137,804     2,685
  Taxes Other Than Federal Income Taxes         115,518       73,729       7,790       3,854     168,017     5,719
  Federal Income Taxes                           62,795       77,529       5,743       1,328     122,411     1,172
      Total Operating Expenses                  920,136    1,108,076     281,978      79,924   1,614,547    81,838

Operating Income (Loss)                         185,547      220,417      41,343       4,949     297,161     4,044

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)                 (970)       2,729        (594)        252       6,374      (106)
      Total Nonoperating Income (Loss)             (970)       2,729        (594)        252       6,374      (106)

Income (Loss) Before Interest Charges and
  Preferred Dividends                           184,577      223,146      40,749       5,201     303,535     3,938

Interest Charges (net)                           77,469       65,993      23,776       2,574      85,880     2,083

Preferred Stock Dividend Requirements
  of Subsidiaries                                 6,029       10,681                               8,778

Net Income (Loss)                              $101,079     $146,472     $16,973      $2,627    $208,877    $1,855

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
  Statements on Page C-1.



    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1996
   (in thousands, except per share amount)
                                               AEPR
                                           CONSOLIDATED  AEPESOL   AEPSC     AEPC    CCCo    COpCo  FRECo  IFRI
                                           ------------ --------  -------- -------- ------- -------  ----------
Operating Revenues                                   $0       $0  $394,565       $0         $14,339
Equity of American Electric Power Company,
  Inc.in Earnings of Subsidiaries
      Total                                           0        0   394,565        0     $0   14,339    $0    $0

Operating Expenses:
  Fuel and Purchased Power
  Other Operation                                                  363,902                    9,286
  Maintenance                                                        4,609                    4,467
  Depreciation and Amortization                                      4,009
  Taxes Other Than Federal Income Taxes                             14,877                    1,044
  Federal Income Taxes                                              (3,470)                    (388)
      Total Operating Expenses                        0        0   383,927        0      0   14,409     0     0

Operating Income (Loss)                               0        0    10,638        0      0      (70)    0     0

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)               (6,892)  (2,981)   (2,740)    (224)             70
      Total Nonoperating Income (Loss)           (6,892)  (2,981)   (2,740)    (224)     0       70     0     0

Income (Loss) Before Interest Charges and
  Preferred Dividends                            (6,892)  (2,981)    7,898     (224)     0        0     0     0

Interest Charges (net)                              226              7,898

Preferred Stock Dividend Requirements
  of Subsidiaries

Net Income (Loss)                               ($7,118) ($2,981)       $0    ($224)    $0       $0    $0    $0

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
  Statements on Page C-1.


  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)
                                                         JOURNAL    ELIMINATIONS
                                                APCo      ENTRY         AND        COMBINED
                                            CONSOLIDATED NUMBERS     ADJUSTMENTS    TOTAL        APCo

Operating Revenues                           $1,624,869                     $0    $1,624,869  $1,624,869

Operating Expenses:
  Fuel and Purchased Power                      700,665                      0       700,665     700,665
  Other Operation                               240,249                              240,249     240,249
  Maintenance                                   117,483                              117,483     117,483
  Depreciation and Amortization                 133,074                              133,074     133,074
  Taxes Other Than Federal Income Taxes         120,307                              120,307     120,307
  Federal Income Taxes                           70,215                               70,215      70,215
      Total Operating Expenses                1,381,993                      0     1,381,993   1,381,993

Operating Income                                242,876                      0       242,876     242,876

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies          0     10            (539)          539         539
  Other Nonoperating Income (Loss)                  128                                  128        (411)
      Total Nonoperating Income (Loss)              128                   (539)          667         128

Income (Loss) Before Interest Charges and
  Preferred Dividends                           243,004                   (539)      243,543     243,004

Interest Charges (net)                          109,315                              109,315     109,315

Preferred Stock Dividend Requirements            15,938                               15,938      15,938

Earnings (Loss) Applicable to Common Stock     $117,751                  ($539)     $118,290    $117,751

See Note to Consolidating Financial Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)


                                              CeCCo   CACCo   SACCo   WVPCo

Operating Revenues

Operating Expenses:
  Fuel and Purchased Power
  Other Operation
  Maintenance
  Depreciation and Amortization
  Taxes Other Than Federal Income Taxes
  Federal Income Taxes
      Total Operating Expenses                    $0      $0      $0     $0

Operating Income                                   0       0       0      0

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income (Loss)              (310)    105     738      6
      Total Nonoperating Income (Loss)          (310)    105     738      6

Income (Loss) Before Interest Charges and
  Preferred Dividends                           (310)    105     738      6

Interest Charges (net)

Preferred Stock Dividend Requirements

Earnings (Loss) Applicable to Common Stock     ($310)   $105    $738     $6

See Note to Consolidating Financial Statements on Page C-1.


  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)
                                                           JOURNAL  ELIMINATIONS
                                                CSPCo       ENTRY       AND       COMBINED
                                             CONSOLIDATED  NUMBERS   ADJUSTMENTS    TOTAL      CSPCo
Operating Revenues                            $1,105,683     11        ($8,959)  $1,114,642 $1,105,683

Operating Expenses:
  Fuel and Purchased Power                       357,640     11           (283)     357,923    357,923
  Other Operation                                196,762     11         (7,322)     204,084    196,762
  Maintenance                                     65,414     11         (1,027)      66,441     65,414
  Depreciation and Amortization                  122,007     11           (130)     122,137    122,007
  Taxes Other Than Federal Income Taxes          115,518     11           (197)     115,715    115,518
  Federal Income Taxes                            62,795                     0       62,795     62,731
      Total Operating Expenses                   920,136                (8,959)     929,095    920,355

Operating Income                                 185,547                     0      185,547    185,328

Nonoperating Income (Loss):
  Deferred Zimmer Plant Carrying
    Charges (net of tax)                               0                                  0          0
  Equity in Earnings of Subsidiary Companies           0     12           (556)         556        556
  Other Nonoperating Income (Loss)                  (970)                              (970)    (1,308)
      Total Nonoperating Income (Loss)              (970)                 (556)        (414)      (752)

Income Before Interest Charges and
  Preferred Dividends                            184,577                  (556)     185,133    184,576

Interest Charges (net)                            77,469                             77,469     77,468

Preferred Stock Dividend Requirements              6,029                              6,029      6,029

Earnings Applicable to Common Stock             $101,079                 ($556)    $101,635   $101,079

See Note to Consolidating Financial Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)


                                               COLM    CCPC     Simco
Operating Revenues                                    $8,613     $346

Operating Expenses:
  Fuel and Purchased Power
  Other Operation                                      7,312       10
  Maintenance                                          1,027
  Depreciation and Amortization                           27      103
  Taxes Other Than Federal Income Taxes                  197        0
  Federal Income Taxes                                   (14)      78
      Total Operating Expenses                    $0   8,549      191

Operating Income                                   0      64      155

Nonoperating Income (Loss):
  Deferred Zimmer Plant Carrying
    Charges (net of tax)
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income (Loss)               325       7        6
      Total Nonoperating Income (Loss)           325       7        6

Income Before Interest Charges and
  Preferred Dividends                            325      71      161

Interest Charges (net)                                     1

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock             $325     $70     $161

See Note to Consolidating Financial Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)
                                                          JOURNAL  ELIMINATIONS
                                                 I&M       ENTRY        AND       COMBINED
                                             CONSOLIDATED  NUMBER  ADJUSTMENTS     TOTAL        I&M
Operating Revenues                            $1,328,493                         $1,328,493  $1,328,493

Operating Expenses:
  Fuel and Purchased Power                       374,924                            374,924     374,924
  Other Operation                                310,513                            310,513     310,513
  Maintenance                                    115,300                            115,300     115,300
  Depreciation and Amortization                  156,081                            156,081     156,081
  Taxes Other Than Federal Income Taxes           73,729                             73,729      73,729
  Federal Income Taxes                            77,529                             77,529      77,529
      Total Operating Expenses                 1,108,076                          1,108,076   1,108,076

Operating Income                                 220,417                            220,417     220,417

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies           0        13       ($957)         957         957
  Other Nonoperating Income                        2,729                              2,729       1,772
    Total Nonoperating Income                      2,729                  (957)       3,686       2,729

Income Before Interest Charges and
  Preferred Dividends                            223,146                  (957)     224,103     223,146

Interest Charges (net)                            65,993                             65,993      65,993

Preferred Stock Dividend Requirements             10,681                             10,681      10,681

Earnings Applicable to Common Stock             $146,472                 ($957)    $147,429    $146,472

See Note to Consolidating Financial Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)



                                               BHCCo     PRCCo
Operating Revenues

Operating Expenses:
  Fuel and Purchased Power
  Other Operation
  Maintenance
  Depreciation and Amortization
  Taxes Other Than Federal Income Taxes
  Federal Income Taxes
      Total Operating Expenses                      $0       $0

Operating Income                                     0        0

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income                        957
    Total Nonoperating Income                      957        0

Income Before Interest Charges and
  Preferred Dividends                              957        0

Interest Charges (net)

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock               $957       $0

See Note to Consolidating Financial Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)
                                                           JOURNAL      ELIMINATIONS
                                                 OPCo       ENTRY            AND       COMBINED
                                             CONSOLIDATED  NUMBERS       ADJUSTMENTS    TOTAL        OPCo

Operating Revenues                            $1,911,708   14,15,16        ($350,721) $2,262,429  $1,920,725

Operating Expenses:
  Fuel and Purchased Power                       711,253 14,15,16,19         (36,696)    747,949     747,949
  Other Operation                                322,567          14        (203,519)    526,086     322,567
  Maintenance                                    152,495      14             (63,372)    215,867     152,495
  Depreciation and Amortization                  137,804      14             (26,641)    164,445     137,804
  Taxes Other Than Federal Income Taxes          168,017          14         (21,368)    189,385     168,017
  Federal Income Taxes                           122,411    18,20                 78     122,333     109,848
      Total Operating Expenses                 1,614,547                    (351,518)  1,966,065   1,638,680

Operating Income                                 297,161                         797     296,364     282,045

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies           0          17         (12,844)     12,844      12,844
  Other Nonoperating Income                        6,374    18,19             (1,021)      7,395       3,228
      Total Nonoperating Income                    6,374                     (13,865)     20,239      16,072

Income Before Interest Charges and
  Preferred Dividends                            303,535                     (13,068)    316,603     298,117

Interest Charges (net)                            85,880    18,20               (224)     86,104      80,462

Preferred Stock Dividend Requirements              8,778                                   8,778       8,778

Earnings Applicable to Common Stock             $208,877                    ($12,844)   $221,721    $208,877

See Note to Consolidating Financial Statements on Page C-1.


  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)

                                                COCCo     SOCCo      WCCo

Operating Revenues                              $65,478  $218,611   $57,615

Operating Expenses:
  Fuel and Purchased Power
  Other Operation                                50,585   118,960    33,974
  Maintenance                                     6,494    45,423    11,455
  Depreciation and Amortization                   4,890    16,962     4,789
  Taxes Other Than Federal Income Taxes           2,963    12,692     5,713
  Federal Income Taxes                            1,389    10,696       400
      Total Operating Expenses                   66,321   204,733    56,331

Operating Income                                   (843)   13,878     1,284

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income                       2,699     1,375        93
      Total Nonoperating Income                   2,699     1,375        93

Income Before Interest Charges and
  Preferred Dividends                             1,856    15,253     1,377

Interest Charges (net)                               53     5,575        14

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock              $1,803    $9,678    $1,363

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                   (in thousands)
                                                                    JOURNAL  ELIMINATIONS
                                                          AEP        ENTRY        AND       COMBINED
                                                     CONSOLIDATED   NUMBERS   ADJUSTMENTS     TOTAL        AEP

ASSETS

Electric Utility Plant:
  Production                                            $9,341,849                          $9,341,849
  Transmission                                           3,380,258                           3,380,258
  Distribution                                           4,402,449         5          ($1)   4,402,450
  General(including mining assets and nuclear fuel)      1,491,781         5            2    1,491,779
  Construction Work In Progress                            353,832         5            1      353,831
          Total Electric Utility Plant                  18,970,169                      2   18,970,167          $0

  Accumulated  Depreciation and Amortization            (7,549,798)        5           (2)  (7,549,796)

          Net Electric Utility Plant                    11,420,371                      0   11,420,371           0

Other Property and Investments                             892,674       1,5   (4,530,886)   5,423,560   4,570,956

Current Assets:
  Cash and Cash Equivalents                                 57,539       2,5        2,191       55,348         238
  Accounts Receivable:
    Customers                                              419,105         5           (1)     419,106
    Affiliated Companies                                         0         2     (223,165)     223,165         132
    Miscellaneous                                          115,919         2       10,807      105,112         196
    Allowance for Uncollectible Accounts                    (3,692)                             (3,692)
  Fuel -  at average cost                                  235,257                             235,257
  Materials and Supplies - at average cost                 251,896                             251,896
  Accrued Utility Revenues                                 174,966         5            1      174,965
  Prepayments and Other                                    103,891         5           (3)     103,894          40
          Total Current Assets                           1,354,881               (210,170)   1,565,051         606

Regulatory Assets                                        1,889,482       3,5        7,734    1,881,748         (54)

Deferred Charges                                           328,139   2,3,4,6       (3,645)     331,784      16,384

            Total                                      $15,885,547            ($4,736,967) $20,622,514  $4,587,892

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                         APCo          CSPCo           I&M
                                                     CONSOLIDATED   CONSOLIDATED  CONSOLIDATED      KEPCo          KGPCo

ASSETS

Electric Utility Plant:
  Production                                            $1,883,271    $1,503,371     $2,525,969     $244,805
  Transmission                                           1,054,207       326,247        881,407      264,563      $11,801
  Distribution                                           1,495,445       885,267        696,069      329,184       61,727
  General(including mining assets and nuclear fuel)        188,740       130,946        189,619       64,650        4,469
  Construction Work In Progress                             95,469        54,062         84,605       48,400        1,999
          Total Electric Utility Plant                   4,717,132     2,899,893      4,377,669      951,602       79,996

  Accumulated  Depreciation and Amortization            (1,782,017)   (1,016,909)    (1,861,893)    (286,640)     (26,418)

          Net Electric Utility Plant                     2,935,115     1,882,984      2,515,776      664,962       53,578

Other Property and Investments                              29,621        24,069        645,043        6,452          150

Current Assets:
  Cash and Cash Equivalents                                  7,260         9,134          8,233        1,106        1,119
  Accounts Receivable:
    Customers                                              122,969        50,557         90,656       22,862        5,768
    Affiliated Companies                                    15,017         4,446         13,727        2,198        7,999
    Miscellaneous                                           22,035         9,032         21,439        3,529          359
    Allowance for Uncollectible Accounts                      (687)       (1,032)          (156)        (272)         (20)
  Fuel -  at average cost                                   52,605        18,278         23,977        9,244
  Materials and Supplies - at average cost                  56,605        23,999         77,074       13,175          615
  Accrued Utility Revenues                                  51,843        31,826         38,295        8,175        4,195
  Prepayments and Other                                     10,797        32,330         10,271        2,011        1,136
          Total Current Assets                             338,444       178,570        283,516       62,028       21,171

Regulatory Assets                                          451,272       385,689        421,692       88,776        5,389

Deferred Charges                                            56,928        70,274         31,457       11,361          134

            Total                                       $3,811,380    $2,541,586     $3,897,484     $833,579      $80,422

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                         OPCo                                                          AEPR
                                                     CONSOLIDATED       WPCo      AEPESVC       AEGCo     AEPINV   CONSOLIDATED

ASSETS

Electric Utility Plant:
  Production                                           $2,556,507                              $627,926
  Transmission                                            820,636      $21,397
  Distribution                                            872,936       61,822
  General(including mining assets and nuclear fuel)       680,443        7,042                    2,931
  Construction Work In Progress                            66,099        1,568                    1,400
          Total Electric Utility Plant                  4,996,621       91,829          $0      632,257        $0            $0

  Accumulated  Depreciation and Amortization           (2,216,534)     (36,160)                (238,532)

          Net Electric Utility Plant                    2,780,087       55,669           0      393,725         0             0

Other Property and Investments                            106,485        3,094          27            6    13,030           347

Current Assets:
  Cash and Cash Equivalents                                24,003          475         152         (888)      227         1,379
  Accounts Receivable:
    Customers                                             118,551        7,743
    Affiliated Companies                                   69,412          461       1,386       18,835                     161
    Miscellaneous                                          44,771          442         978           44     1,072            54
    Allowance for Uncollectible Accounts                   (1,433)         (92)
  Fuel -  at average cost                                 113,361                                17,792
  Materials and Supplies - at average cost                 75,908          254                    4,266
  Accrued Utility Revenues                                 38,852        1,779
  Prepayments and Other                                    44,203          253          14          804         1           121
          Total Current Assets                            527,628       11,315       2,530       40,853     1,300         1,715

Regulatory Assets                                         540,123       16,192                  (28,036)

Deferred Charges                                          137,843        1,619          34        1,443                       8

            Total                                      $4,092,166      $87,889      $2,591     $407,991   $14,330        $2,070

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                     AEPESOL      AEPSC     AEPC      CCCo     COpCo     FRECo     IFRI

ASSETS

Electric Utility Plant:
  Production
  Transmission
  Distribution
  General(including mining assets and nuclear fuel)             $222,939
  Construction Work In Progress                                      229
          Total Electric Utility Plant                     $0    223,168       $0        $0        $0        $0        $0

  Accumulated  Depreciation and Amortization                     (84,693)

          Net Electric Utility Plant                        0    138,475        0         0         0         0         0

Other Property and Investments                                    23,578                701                   1

Current Assets:
  Cash and Cash Equivalents                                25        658        8        45     2,152        22
  Accounts Receivable:
    Customers
    Affiliated Companies                                          88,742                246       399         3         1
    Miscellaneous                                                  1,140                 14         2         5
    Allowance for Uncollectible Accounts
  Fuel -  at average cost
  Materials and Supplies - at average cost
  Accrued Utility Revenues
  Prepayments and Other                                            1,890                  2        21
          Total Current Assets                             25     92,430        8       307     2,574        30         1

Regulatory Assets                                                    936                (80)     (151)

Deferred Charges                                                   4,228                           72        (1)

            Total                                         $25   $259,647       $8      $928    $2,495       $30        $1

See Note to Consolidating Financial Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1996
                  (in thousands)
                                                                JOURNAL    ELIMINATIONS
                                                     APCo        ENTRY         AND        COMBINED
                                                 CONSOLIDATED   NUMBERS    ADJUSTMENTS      TOTAL        APCo

ASSETS

Electric Utility Plant:
  Production                                       $1,883,271                             $1,883,271   $1,883,271
  Transmission                                      1,054,207                              1,054,207    1,054,207
  Distribution                                      1,495,445                              1,495,445    1,495,445
  General                                             188,740                                188,740      188,740
  Construction Work In Progress                        95,469                                 95,469       95,469
          Total Electric Utility Plant              4,717,132                        $0    4,717,132    4,717,132

    Accumulated Depreciation and Amortization      (1,782,017)                            (1,782,017)  (1,782,017)

          Net Electric Utility Plant                2,935,115                         0    2,935,115    2,935,115

Other Property and Investments                         29,621        7,9         (9,726)      39,347       32,122

Current Assets:
  Cash and Cash Equivalents                             7,260                                  7,260        6,299
  Accounts Receivable:
    Customers                                         122,969                                122,969      122,969
    Affiliated Companies                               15,017           8        (7,728)      22,745       15,018
    Miscellaneous                                      22,035           9             1       22,034       21,448
    Allowance for Uncollectible Accounts                 (687)                                  (687)        (687)
  Fuel - at average cost                               52,605                                 52,605       52,605
  Materials and Supplies - at average cost             56,605                                 56,605       56,605
  Accrued Utility Revenues                             51,843                                 51,843       51,843
  Prepayments and Other                                10,797                                 10,797       10,292
          Total Current Assets                        338,444                    (7,727)     346,171      336,392

Regulatory Assets                                     451,272                                451,272      451,823

Deferred Charges                                       56,928           8             1       56,927       56,678

            Total                                  $3,811,380                  ($17,452)  $3,828,832   $3,812,130

See Note to Consolidating Financial Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1996
                  (in thousands)

                                                  CeCCo     CACCo    SACCo   WVPCo

ASSETS

Electric Utility Plant:
  Production
  Transmission
  Distribution
  General
  Construction Work In Progress
          Total Electric Utility Plant                 $0       $0       $0      $0

    Accumulated Depreciation and Amortization

          Net Electric Utility Plant                    0        0        0       0

Other Property and Investments                        593             6,622      10

Current Assets:
  Cash and Cash Equivalents                           391      251       95     224
  Accounts Receivable:
    Customers
    Affiliated Companies                            5,456    1,620      651
    Miscellaneous                                      60               526
    Allowance for Uncollectible Accounts
  Fuel - at average cost
  Materials and Supplies - at average cost
  Accrued Utility Revenues
  Prepayments and Other                               505
          Total Current Assets                      6,412    1,871    1,272     224

Regulatory Assets                                    (274)    (322)      45

Deferred Charges                                      248                         1

            Total                                  $6,979   $1,549   $7,939    $235

See Note to Consolidating Financial Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING BALANCE SHEET
             December 31, 1996
               (in thousands)
                                                           JOURNAL    ELIMINATIONS
                                               CSPCo        ENTRY         AND            COMBINED
                                            CONSOLIDATED   NUMBERS    ADJUSTMENTS         TOTAL           CSPCo

ASSETS

Electric Utility Plant:
  Production                                   $1,503,371                                $1,503,371   $1,503,371
  Transmission                                    326,247                                   326,247      326,247
  Distribution                                    885,267                                   885,267      885,267
  General                                         130,946                                   130,946      128,240
  Construction Work In Progress                    54,062                                    54,062       54,062
          Total Electric Utility Plant          2,899,893                        $0       2,899,893    2,897,187

  Accumulated Depreciation                     (1,016,909)                               (1,016,909)  (1,015,176)

          Net Electric Utility Plant            1,882,984                         0       1,882,984    1,882,011

Other Property and Investments                     24,069        10          (4,406)         28,475       25,846

Current Assets:
  Cash and Cash Equivalents                         9,134                                     9,134        8,883
  Accounts Receivable:
    Customers                                      50,557                                    50,557       50,557
    Affiliated Companies                            4,446        11          (3,040)          7,486        4,449
    Miscellaneous                                   9,032        12              (1)          9,033        8,992
    Allowance for Uncollectible Accounts           (1,032)                                   (1,032)      (1,032)
  Fuel - at average cost                           18,278                                    18,278       18,278
  Materials and Supplies - at average cost         23,999                                    23,999       23,091
  Accrued Utility Revenues                         31,826                                    31,826       31,826
  Prepayments and Other                            32,330                                    32,330       32,268
          Total Current Assets                    178,570                    (3,041)        181,611      177,312

Regulatory Assets                                 385,689        12               1         385,688      385,457

Deferred Charges                                   70,274     11,12             100          70,174       70,155

            Total                              $2,541,586                   ($7,346)     $2,548,932   $2,540,781

See Note to Consolidating Financial Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING BALANCE SHEET
             December 31, 1996
               (in thousands)

                                               COLM     CCPC     Simco

ASSETS

Electric Utility Plant:
  Production
  Transmission
  Distribution
  General                                             $1,038    $1,668
  Construction Work In Progress
          Total Electric Utility Plant          $0     1,038     1,668

  Accumulated Depreciation                              (674)   (1,059)

          Net Electric Utility Plant             0       364       609

Other Property and Investments               2,620         9

Current Assets:
  Cash and Cash Equivalents                     83        19       149
  Accounts Receivable:
    Customers
    Affiliated Companies                         1     3,007        29
    Miscellaneous                               33         3         5
    Allowance for Uncollectible Accounts
  Fuel - at average cost
  Materials and Supplies - at average cost               908
  Accrued Utility Revenues
  Prepayments and Other                                   52        10
          Total Current Assets                 117     3,989       193

Regulatory Assets                                        231

Deferred Charges                                          19

            Total                           $2,737    $4,612      $802

See Note to Consolidating Financial Statements on Page C-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1996
                 (in thousands)
                                                                 JOURNAL     ELIMINATIONS
                                                    I&M           ENTRY          AND          COMBINED
                                                CONSOLIDATED     NUMBERS    ADJUSTMENTS        TOTAL           I&M

ASSETS

Electric Utility Plant:
  Production                                       $2,525,969                                  $2,525,969    $2,525,969
  Transmission                                        881,407                                     881,407       881,407
  Distribution                                        696,069                                     696,069       696,069
  General (including nuclear fuel)                    189,619                                     189,619       189,619
  Construction Work In Progress                        84,605                                      84,605        84,605
          Total Electric Utility Plant              4,377,669                          $0       4,377,669     4,377,669

    Accumulated Depreciation and Amortization      (1,861,893)                                 (1,861,893)   (1,861,893)

          Net Electric Utility Plant                2,515,776                           0       2,515,776     2,515,776

Other Property and Investments                        645,043            13       (83,357)        728,400       634,380

Current Assets:
  Cash and Cash Equivalents                             8,233                                       8,233         7,618
  Accounts Receivable:
    Customers                                          90,656                                      90,656        90,656
    Affiliated Companies                               13,727            14          (142)         13,869        13,727
    Miscellaneous                                      21,439                                      21,439        13,117
    Allowance for Uncollectible Accounts                 (156)                                       (156)         (156)
  Fuel - at average cost                               23,977                                      23,977        23,977
  Materials and Supplies - at average cost             77,074                                      77,074        77,074
  Accrued Utility Revenues                             38,295                                      38,295        38,295
  Prepayments and Other                                10,271                                      10,271        10,213
          Total Current Assets                        283,516                        (142)        283,658       274,521

Regulatory Assets                                     421,692                                     421,692       411,827

Deferred Charges                                       31,457            14           (51)         31,508        31,457

            Total                                  $3,897,484                    ($83,550)     $3,981,034    $3,867,961

See Note to Consolidating Financial Statements on Page C-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1996
                 (in thousands)

                                                BHCCo    PRCCo

ASSETS

Electric Utility Plant:
  Production
  Transmission
  Distribution
  General (including nuclear fuel)
  Construction Work In Progress
          Total Electric Utility Plant               $0     $0

    Accumulated Depreciation and Amortization

          Net Electric Utility Plant                  0      0

Other Property and Investments                   94,020

Current Assets:
  Cash and Cash Equivalents                         615
  Accounts Receivable:
    Customers
    Affiliated Companies                            121     21
    Miscellaneous                                 8,322
    Allowance for Uncollectible Accounts
  Fuel - at average cost
  Materials and Supplies - at average cost
  Accrued Utility Revenues
  Prepayments and Other                              58
          Total Current Assets                    9,116     21

Regulatory Assets                                 9,865

Deferred Charges                                     51

            Total                              $113,052    $21

See Note to Consolidating Financial Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1996
                 (in thousands)
                                                             JOURNAL   ELIMINATIONS
                                                  OPCo        ENTRY         AND       COMBINED
                                              CONSOLIDATED   NUMBERS   ADJUSTMENTS      TOTAL        OPCo

ASSETS

Electric Utility Plant:
  Production                                    $2,556,507                            $2,556,507   $2,556,507
  Transmission                                     820,636                               820,636      820,636
  Distribution                                     872,936                               872,936      872,936
  General (including mining assets)                680,443                               680,443      186,590
  Construction Work In Progress                     66,099                                66,099       65,895
          Total Electric Utility Plant           4,996,621                        0    4,996,621    4,502,564

    Accumulated Depreciation and Amortization   (2,216,534)                           (2,216,534)  (1,940,242)

          Net Electric Utility Plant             2,780,087                        0    2,780,087    2,562,322

Other Property and Investments                     106,485       15,18     (128,477)     234,962      173,830

Current Assets:
  Cash and Cash Equivalents                         24,003                                24,003        6,003
  Accounts Receivable:
    Customers                                      118,551                               118,551      118,551
    Affiliated Companies                            69,412          16      (26,377)      95,789       67,192
    Miscellaneous                                   44,771                                44,771       21,635
    Allowance for Uncollectible Accounts            (1,433)                               (1,433)      (1,433)
  Fuel - at average cost                           113,361                               113,361      112,431
  Materials and Supplies - at average cost          75,908          18            1       75,907       51,308
  Accrued Utility Revenues                          38,852                                38,852       38,852
  Prepayments and Other                             44,203          18           (2)      44,205       41,336
          Total Current Assets                     527,628                  (26,378)     554,006      455,875

Regulatory Assets                                  540,123                               540,123      484,623

Deferred Charges                                   137,843       16,17          (40)     137,883      132,989


            Total                               $4,092,166                ($154,895)  $4,247,061   $3,809,639


See Note to Consolidating Financial Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1996
                 (in thousands)

                                                   COCCo       SOCCo        WCCo

ASSETS

Electric Utility Plant:
  Production
  Transmission
  Distribution
  General (including mining assets)                $70,705     $363,090      $60,058
  Construction Work In Progress                                      15          189
          Total Electric Utility Plant              70,705      363,105       60,247

    Accumulated Depreciation and Amortization      (51,830)    (193,608)     (30,854)

          Net Electric Utility Plant                18,875      169,497       29,393

Other Property and Investments                          38       61,078           16

Current Assets:
  Cash and Cash Equivalents                          8,498        5,565        3,937
  Accounts Receivable:
    Customers
    Affiliated Companies                             2,062       22,070        4,465
    Miscellaneous                                    1,895       17,394        3,847
    Allowance for Uncollectible Accounts
  Fuel - at average cost                               193          719           18
  Materials and Supplies - at average cost           8,398       12,254        3,947
  Accrued Utility Revenues
  Prepayments and Other                              1,020        1,583          266
          Total Current Assets                      22,066       59,585       16,480

Regulatory Assets                                    1,487       56,182       (2,169)

Deferred Charges                                       163        4,356          375


            Total                                  $42,629     $350,698      $44,095


See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                                      JOURNAL      ELIMINATIONS
                                                         AEP           ENTRY            AND         COMBINED
                                                     CONSOLIDATED     NUMBERS       ADJUSTMENTS      TOTAL          AEP

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                         $1,282,027               1      ($738,724)   $2,020,751   $1,282,027
  Paid-in Capital                                       1,715,554               1     (2,538,352)    4,253,906    1,715,554
  Retained Earnings                                     1,547,746             1,3     (1,238,349)    2,786,095    1,547,746
          Total Common Shareholders' Equity             4,545,327                     (4,515,425)    9,060,752    4,545,327
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                    90,323               5             (1)       90,324
    Subject to Mandatory Redemption                       509,900                                      509,900
  Long-term Debt                                        4,796,768             1,5         (1,099)    4,797,867
          Total Capitalization                          9,942,318                     (4,516,525)   14,458,843    4,545,327

Other Noncurrent Liabilities                            1,002,208             4,6         (7,684)    1,009,892

Current Liabilities:
  Long-term Debt Due Within One Year                       86,942               5              1        86,941
  Short-term Debt                                         319,695                                      319,695       41,725
  Accounts Payable:
    General                                               206,227             2,5         11,722       194,505
    Affiliated Companies                                        0               2       (208,264)      208,264          602
  Taxes Accrued                                           414,173                                      414,173
  Interest Accrued                                         75,124                                       75,124           11
  Obligations Under Capital Leases                         89,553               5             (1)       89,554
  Other                                                   304,323             2,5         (1,504)      305,827          272
          Total Current Liabilities                     1,496,037                       (198,046)    1,694,083       42,610

Deferred Income Taxes                                   2,643,143             3,5          7,730     2,635,413          (54)

Deferred Investment Tax Credits                           404,050             3,5        (22,443)      426,493

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                   240,598               5              1       240,597

Deferred Credits                                          157,193                                      157,193            9

            Total                                     $15,885,547                    ($4,736,967)  $20,622,514   $4,587,892

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                        APCo          CSPCo            I&M
                                                    CONSOLIDATED  CONSOLIDATED    CONSOLIDATED        KEPCo       KGPCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                          $260,458        $41,026         56,584     $50,450      $4,100
  Paid-in Capital                                        575,380        574,709        731,272     108,750       8,800
  Retained Earnings                                      208,472         99,582        269,071      84,090       7,607
          Total Common Shareholders' Equity            1,044,310        715,317      1,056,927     243,290      20,507
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                   29,815                        21,977
    Subject to Mandatory Redemption                      190,000         75,000        135,000
  Long-term Debt                                       1,365,834        882,641      1,042,104     293,198      25,000
          Total Capitalization                         2,629,959      1,672,958      2,256,008     536,488      45,507

Other Noncurrent Liabilities                             109,203         40,068        488,748      19,467       9,588

Current Liabilities:
  Long-term Debt Due Within One Year                           8         14,640
  Short-term Debt                                         60,700         51,800         43,500      51,675       5,225
  Accounts Payable:
    General                                               34,714         34,619         31,015      16,272         344
    Affiliated Companies                                  51,178         20,209         30,877      14,785       6,618
  Taxes Accrued                                           40,935        129,429         65,400       5,064       1,176
  Interest Accrued                                        20,938         13,605         15,281       5,217         707
  Obligations Under Capital Leases                        15,112          5,614         29,740       3,017         246
  Other                                                   78,990         26,700         66,436       9,591       1,414
          Total Current Liabilities                      302,575        296,616        282,249     105,621      15,730

Deferred Income Taxes                                    669,964        441,477        594,879     153,538       8,312

Deferred Investment Tax Credits                           83,320         57,101        146,473      17,007       1,100

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                                                 96,125

Deferred Credits                                          16,359         33,366         33,002       1,458         185

            Total                                     $3,811,380     $2,541,586     $3,897,484    $833,579     $80,422

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                          OPCo
                                                      CONSOLIDATED        WPCo     AEPESVC         AEGCo       AEPINV

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                            $321,201      $2,428         $110         $1,000
  Paid-in Capital                                          460,662      12,596        3,890         44,235    $15,209
  Retained Earnings                                        584,015       6,048       (3,111)         1,886     (8,834)
          Total Common Shareholders' Equity              1,365,878      21,072          889         47,121      6,375
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                     38,532
    Subject to Mandatory Redemption                        109,900
  Long-term Debt                                         1,002,436      26,000                      89,554
          Total Capitalization                           2,516,746      47,072          889        136,675      6,375

Other Noncurrent Liabilities                               245,032       5,786                       1,613

Current Liabilities:
  Long-term Debt Due Within One Year                        67,293
  Short-term Debt                                           41,302       6,675          700          9,575
  Accounts Payable:
    General                                                 51,506         537                       4,265
    Affiliated Companies                                    37,893       6,705          893          2,218          3
  Taxes Accrued                                            162,798       1,982          204          2,903         25
  Interest Accrued                                          18,094         598                         271
  Obligations Under Capital Leases                          24,153         595                         476
  Other                                                     84,385         977           54          8,148
          Total Current Liabilities                        487,424      18,069        1,851         27,856         28

Deferred Income Taxes                                      738,626      16,343         (455)        23,849     (4,613)

Deferred Investment Tax Credits                             46,308         619                      73,460

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                                                            144,472

Deferred Credits                                            58,030                      306             66     12,540

            Total                                       $4,092,166     $87,889       $2,591       $407,991    $14,330

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)
                                                          AEPR
                                                     CONSOLIDATED     AEPESOL     AEPSC       AEPC      CCCo      COpCo   FRECo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                                                   $1,350                  $3         $3      $10
  Paid-in Capital                                          $1,206       $425                  $10     1,205          3
  Retained Earnings                                        (7,465)    (2,981)                (224)                 173       20
          Total Common Shareholders' Equity                (6,259)    (2,556)     1,350      (214)    1,208        179       30
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt                                                                 71,100
          Total Capitalization                             (6,259)    (2,556)    72,450      (214)    1,208        179       30

Other Noncurrent Liabilities                                                     87,501                 142      2,744

Current Liabilities:
  Long-term Debt Due Within One Year                                              5,000
  Short-term Debt                                           6,818
  Accounts Payable:
    General                                                     9         66     20,816                            342
    Affiliated Companies                                    1,583      4,120     30,132       342        43         63
  Taxes Accrued                                              (473)    (1,605)     6,865      (120)       (8)      (402)
  Interest Accrued                                              1                   401
  Obligations Under Capital Leases                                               10,601
  Other                                                                          27,176                  18      1,666
          Total Current Liabilities                         7,938      2,581    100,991       222        53      1,669        0

Deferred Income Taxes                                                            (3,832)               (524)    (2,097)

Deferred Investment Tax Credits                                                   1,105

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2

Deferred Credits                                              391                 1,432                  49

            Total                                          $2,070        $25   $259,647        $8      $928     $2,495      $30

See Note to Consolidating Financial Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1996
                    (in thousands)

                                                         IFRI

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                             $1
  Paid-in Capital
  Retained Earnings
          Total Common Shareholders' Equity                 1
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt
          Total Capitalization                              1

Other Noncurrent Liabilities

Current Liabilities:
  Long-term Debt Due Within One Year
  Short-term Debt
  Accounts Payable:
    General
    Affiliated Companies
  Taxes Accrued
  Interest Accrued
  Obligations Under Capital Leases
  Other
          Total Current Liabilities                         0

Deferred Income Taxes

Deferred Investment Tax Credits

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2

Deferred Credits

            Total                                          $1

See Note to Consolidating Financial Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1996
                  (in thousands)
                                                                JOURNAL    ELIMINATIONS
                                                     APCo        ENTRY         AND        COMBINED
                                                 CONSOLIDATED   NUMBERS    ADJUSTMENTS      TOTAL        APCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                       $260,458           7         ($210)    $260,668     $260,458
  Paid-in Capital                                     575,380           7       (17,318)     592,698      575,380
  Retained Earnings                                   208,472           7         7,803      200,669      208,472
          Total Common Shareholder's Equity         1,044,310                    (9,725)   1,054,035    1,044,310
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                29,815                                 29,815       29,815
    Subject to Mandatory Redemption                   190,000                                190,000      190,000
  Long-term Debt                                    1,365,834                              1,365,834    1,365,834
          Total Capitalization                      2,629,959                    (9,725)   2,639,684    2,629,959

Other Noncurrent Liabilities                          109,203                                109,203      100,281

Current Liabilities:
  Long-term Debt Due Within One Year                        8                                      8            8
  Short-term Debt                                      60,700                                 60,700       60,700
  Accounts Payable:
    General                                            34,714                                 34,714       34,716
    Affiliated Companies                               51,178           8        (7,727)      58,905       58,349
  Taxes Accrued                                        40,935                                 40,935       40,886
  Interest Accrued                                     20,938                                 20,938       20,938
  Obligations Under Capital Leases                     15,112                                 15,112       15,112
  Other                                                78,990                                 78,990       78,202
          Total Current Liabilities                   302,575                    (7,727)     310,302      308,911

Deferred Income Taxes                                 669,964                                669,964      676,967

Deferred Investment Tax Credits                        83,320                                 83,320       83,320

Deferred Credits                                       16,359                                 16,359       12,692

            Total                                  $3,811,380                  ($17,452)  $3,828,832   $3,812,130

See Note to Consolidating Financial Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1996
                  (in thousands)

                                                  CeCCo     CACCo    SACCo   WVPCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                       $200       $3       $7
  Paid-in Capital                                   5,168      450   11,505    $195
  Retained Earnings                                (4,023)    (285)  (3,534)     39
          Total Common Shareholder's Equity         1,345      168    7,978     234
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt
          Total Capitalization                      1,345      168    7,978     234

Other Noncurrent Liabilities                        5,793    2,276      853

Current Liabilities:
  Long-term Debt Due Within One Year
  Short-term Debt
  Accounts Payable:
    General                                            (2)
    Affiliated Companies                              334      128       94
  Taxes Accrued                                        34       23       (9)      1
  Interest Accrued
  Obligations Under Capital Leases
  Other                                               431      290       67
          Total Current Liabilities                   797      441      152       1

Deferred Income Taxes                              (3,068)  (1,359)  (2,576)

Deferred Investment Tax Credits

Deferred Credits                                    2,112       23    1,532

            Total                                  $6,979   $1,549   $7,939    $235

See Note to Consolidating Financial Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1996
                     (in thousands)
                                                                     JOURNAL  ELIMINATIONS
                                                          CSPCo       ENTRY        AND        COMBINED
                                                       CONSOLIDATED  NUMBERS   ADJUSTMENTS     TOTAL          CSPCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                              $41,026        10      ($1,609)      $42,635      $41,026
  Paid-in Capital                                           574,709        10         (770)      575,479      574,709
  Retained Earnings                                          99,582        10       (2,027)      101,609       99,582
          Total Common Shareholder's Equity                 715,317                 (4,406)      719,723      715,317
  Cumulative Preferred Stock -
    Subject to Mandatory Redemption                          25,000                               25,000       25,000
  Long-term Debt                                            882,641                              882,641      882,641
          Total Capitalization                            1,622,958                 (4,406)    1,627,364    1,622,958

Other Noncurrent Liabilities                                 40,068                               40,068       39,180

Current Liabilities:
  Preferred Stock and Long-term Debt
   Due Within One Year                                       64,640                               64,640       64,640
  Short-term Debt                                            51,800                               51,800       51,800
  Accounts Payable:
    General                                                  34,619                               34,619       34,175
    Affiliated Companies                                     20,209        11       (2,910)       23,119       22,932
  Taxes Accrued                                             129,429                              129,429      129,398
  Interest Accrued                                           13,605                               13,605       13,605
  Obligations Under Capital Leases                            5,614                                5,614        5,548
  Other                                                      26,700        11          (29)       26,729       25,462
          Total Current Liabilities                         346,616                 (2,939)      349,555      347,560

Deferred Income Taxes                                       441,477        12           (1)      441,478      442,022

Deferred Investment Tax Credits                              57,101                               57,101       57,057

Deferred Credits                                             33,366                               33,366       32,004

            Total                                        $2,541,586                ($7,346)   $2,548,932   $2,540,781

See Note to Consolidating Financial Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1996
                     (in thousands)
                                                           COLM         CCPC       Simco

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                             $1,500         $100         $9
  Paid-in Capital                                              30          400        340
  Retained Earnings                                         1,155          750        122
          Total Common Shareholder's Equity                 2,685        1,250        471
  Cumulative Preferred Stock -
    Subject to Mandatory Redemption
  Long-term Debt
          Total Capitalization                              2,685        1,250        471

Other Noncurrent Liabilities                                               888

Current Liabilities:
  Preferred Stock and Long-term Debt
   Due Within One Year
  Short-term Debt
  Accounts Payable:
    General                                                                444
    Affiliated Companies                                       11          175          1
  Taxes Accrued                                                15           19         (3)
  Interest Accrued
  Obligations Under Capital Leases                                          66
  Other                                                                  1,267
          Total Current Liabilities                            26        1,971         (2)

Deferred Income Taxes                                                     (683)       139

Deferred Investment Tax Credits                                                        44

Deferred Credits                                               26        1,186        150

            Total                                          $2,737       $4,612       $802

See Note to Consolidating Financial Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  December 31, 1996
                   (in thousands)
                                                                      JOURNAL   ELIMINATIONS
                                                           I&M         ENTRY         AND          COMBINED
                                                      CONSOLIDATED    NUMBERS    ADJUSTMENTS       TOTAL            I&M

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                               $56,584        13       ($39,548)        $96,132         $56,584
  Paid-in Capital                                            731,272        13         (1,303)        732,575         731,272
  Retained Earnings                                          269,071        13        (14,256)        283,327         269,071
          Total Common Shareholder's Equity                1,056,927                  (55,107)      1,112,034       1,056,927
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                       21,977                                   21,977          21,977
    Subject to Mandatory Redemption                          135,000                                  135,000         135,000
  Long-term Debt                                           1,042,104        13        (28,250)      1,070,354       1,042,104
          Total Capitalization                             2,256,008                  (83,357)      2,339,365       2,256,008

Other Noncurrent Liabilities                                 488,748                                  488,748         488,253

Current Liabilities:
  Short-term Debt                                             43,500                                   43,500          43,500
  Accounts Payable:
     General                                                  31,015                                   31,015          31,014
     Affiliated Companies                                     30,877        14           (172)         31,049          30,962
  Taxes Accrued                                               65,400                                   65,400          65,475
  Interest Accrued                                            15,281                                   15,281          15,281
  Obligations Under Capital Leases                            29,740                                   29,740          29,740
  Other                                                       66,436                                   66,436          66,432
          Total Current Liabilities                          282,249                     (172)        282,421         282,404

Deferred Income Taxes                                        594,879                                  594,879         589,571

Deferred Investment Tax Credits                              146,473                                  146,473         146,473

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                       96,125                                   96,125          96,125

Deferred Credits                                              33,002        14            (21)         33,023           9,127

            Total                                         $3,897,484                 ($83,550)     $3,981,034      $3,867,961

See Note to Consolidating Financial Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  December 31, 1996
                   (in thousands)

                                                        BHCCo         PRCCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                           $39,521          $27
  Paid-in Capital                                          1,303
  Retained Earnings                                       14,256
          Total Common Shareholder's Equity               55,080           27
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt                                          28,250
          Total Capitalization                            83,330           27

Other Noncurrent Liabilities                                 495

Current Liabilities:
  Short-term Debt
  Accounts Payable:
     General                                                   1
     Affiliated Companies                                     87
  Taxes Accrued                                              (70)          (5)
  Interest Accrued
  Obligations Under Capital Leases
  Other                                                        4
          Total Current Liabilities                           22           (5)

Deferred Income Taxes                                      5,309           (1)

Deferred Investment Tax Credits

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2

Deferred Credits                                          23,896

            Total                                       $113,052          $21

See Note to Consolidating Financial Statements on Page C-1.

      OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1996
                     (in thousands)
                                                                    JOURNAL  ELIMINATIONS
                                                          OPCo       ENTRY        AND       COMBINED
                                                      CONSOLIDATED  NUMBERS   ADJUSTMENTS     TOTAL        OPCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                            $321,201        15        ($418)    $321,619     $321,201
  Paid-in Capital                                          460,662        15     (102,300)     562,962      460,662
  Retained Earnings                                        584,015        15      (25,532)     609,547      584,015
          Total Common Shareholder's Equity              1,365,878               (128,250)   1,494,128    1,365,878
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                     38,532                              38,532       38,532
    Subject to Mandatory Redemption                        109,900                             109,900      109,900
  Long-term Debt                                         1,002,436     15,18         (224)   1,002,660      932,758
          Total Capitalization                           2,516,746               (128,474)   2,645,220    2,447,068

Other Noncurrent Liabilities                               245,032        18           (1)     245,033      114,004

Current Liabilities:
  Long-term Debt Due Within One Year                        67,293        18           (1)      67,294       46,620
  Short-term Debt                                           41,302                              41,302       41,302
  Accounts Payable:
    General                                                 51,506                              51,506       42,909
    Affiliated Companies                                    37,893        16      (26,411)      64,304       59,907
  Taxes Accrued                                            162,798                             162,798      161,782
  Interest Accrued                                          18,094        17           (2)      18,096       16,083
  Obligations Under Capital Leases                          24,153                              24,153       10,833
  Other                                                     84,385     16,18           (5)      84,390       54,176
          Total Current Liabilities                        487,424                (26,419)     513,843      433,612

Deferred Income Taxes                                      738,626                             738,626      716,852

Deferred Investment Tax Credits                             46,308                              46,308       46,308

Deferred Credits                                            58,030        18           (1)      58,031       51,795

            Total                                       $4,092,166              ($154,895)  $4,247,061   $3,809,639

See Note to Consolidating Financial Statements on Page C-1.

      OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1996
                     (in thousands)

                                                          COCCo        SOCCo        WCCo

CAPITALIZATION AND LIABILITIES

Capitalization:
  Common Stock                                                  $7           $5         $406
  Paid-in Capital                                                        91,830       10,470
  Retained Earnings                                            200       24,064        1,268
          Total Common Shareholder's Equity                    207      115,899       12,144
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt                                               286       61,681        7,935
          Total Capitalization                                 493      177,580       20,079

Other Noncurrent Liabilities                                45,994       68,946       16,089

Current Liabilities:
  Long-term Debt Due Within One Year                           104       20,000          570
  Short-term Debt
  Accounts Payable:
    General                                                  1,369        5,641        1,587
    Affiliated Companies                                       878        2,829          690
  Taxes Accrued                                                596          255          165
  Interest Accrued                                                        2,011            2
  Obligations Under Capital Leases                           3,389        9,083          848
  Other                                                      5,678       20,167        4,369
          Total Current Liabilities                         12,014       59,986        8,231

Deferred Income Taxes                                      (20,448)      42,803         (581)

Deferred Investment Tax Credits

Deferred Credits                                             4,576        1,383          277

            Total                                          $42,629     $350,698      $44,095

See Note to Consolidating Financial Statements on Page C-1.


    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1996
                            (in thousands)
                                                                                 JOURNAL  ELIMINATIONS
                                                                       AEP        ENTRY       AND       COMBINED
                                                                   CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $587,430   1,2,7      ($636,298) $1,223,728
    Adjustments for Noncash Items:
      Depreciation and Amortization                                    590,657      7               2     590,655
      Deferred Federal Income Taxes                                    (21,478)    3,7            345     (21,823)
      Deferred Investment Tax Credits                                  (25,808)    1,7          1,027     (26,835)
      Equity in Undistributed Earnings of Affiliated Companies              39      1         116,080    (116,041)
      Amortization of Operating Expenses
        and Carrying Charges (net)                                      55,458                             55,458
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                      (39,049)    5,7         40,320     (79,369)
        Fuel, Materials and Supplies                                    35,831      7               1      35,830
        Accrued Utility Revenues                                        32,953      7              (1)     32,954
        Accounts Payable                                               (13,915)    5,7        (30,878)     16,963
        Taxes Accrued                                                   (6,019)     7              (1)     (6,018)
    Other (net)                                                         40,963    2-5,7        (6,992)     47,955
          Net Cash Flows From (Used For) Operating Activities        1,237,062               (516,395)  1,753,457

  INVESTING ACTIVITIES:
    Construction Expenditures                                         (577,691)    4,7          3,122    (580,813)
    Proceeds from Sales of Property and Other                           12,283     4,7         (4,153)     16,436
    Investment in Subsidiaries                                               0      6          79,760     (79,760)
          Net Cash Flows Used For Investing Activities                (565,408)                78,729    (644,137)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company                  0      6         (79,750)     79,750
    Issuance of Common Stock                                            65,461      6             (10)     65,471
    Issuance of Long-term Debt                                         407,291                            407,291
    Change in Short-term Debt (net)                                    (45,430)                           (45,430)
    Retirement of Cumulative Preferred Stock                           (70,761)     7              (1)    (70,760)
    Retirement of Long-term Debt                                      (601,278)                          (601,278)
    Dividends Paid on Common Stock                                    (449,353)     1         477,768    (927,121)
    Dividends Paid on Cumulative Preferred Stock                             0      2          40,675     (40,675)
          Net Cash Flows From (Used For) Financing Activities         (694,070)               438,682  (1,132,752)

  Net Increase (Decrease) in Cash and Cash Equivalents                 (22,416)    5,7          1,016     (23,432)
  Cash and Cash Equivalents January 1                                   79,955      5           1,175      78,780
  Cash and Cash Equivalents December 31                                $57,539     5,7         $2,191     $55,348

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                      $373,570                           $373,570

      Income Taxes Paid (Received)                                    $404,297      7              $1    $404,296

      Noncash Acquisitions Under Capital Leases                       $136,988      7         ($1,935)   $138,923

  See Note to Consolidating Financial Statements on Page C-1


         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1996
                            (in thousands)

                                                                                    APCo         CSPCo          I&M
                                                                       AEP      CONSOLIDATED  CONSOLIDATED  CONSOLIDATED
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $587,430      $133,689      $107,108      $157,153
    Adjustments for Noncash Items:
      Depreciation and Amortization                                                  134,381        87,697       148,123
      Deferred Federal Income Taxes                                                      592       (12,771)      (24,687)
      Deferred Investment Tax Credits                                                 (5,602)       (3,909)       (8,729)
      Equity in Undistributed Earnings of Affiliated Companies        (116,080)
      Amortization of Operating Expenses
        and Carrying Charges (net)                                                                  32,152        23,306
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                         (108)      (19,176)        2,850       (10,235)
        Fuel, Materials and Supplies                                                  15,583         5,558           903
        Accrued Utility Revenues                                                      13,235         8,563         5,642
        Accounts Payable                                                   508         3,668         2,799         1,186
        Taxes Accrued                                                                 (7,731)        9,336        (6,296)
    Other (net)                                                            (65)        7,104        19,705         8,037
          Net Cash Flows From (Used For) Operating Activities          471,685       275,743       259,088       294,403

  INVESTING ACTIVITIES:
    Construction Expenditures                                                       (191,815)      (92,667)      (95,046)
    Proceeds from Sales of Property and Other                                          1,933         2,956         2,714
    Investment in Subsidiaries                                         (79,760)
          Net Cash Flows Used For Investing Activities                 (79,760)     (189,882)      (89,711)      (92,332)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company                           50,000
    Issuance of Common Stock                                            65,461
    Issuance of Long-term Debt                                                       273,340                      38,579
    Change in Short-term Debt (net)                                     (7,925)      (64,825)       17,475       (46,475)
    Retirement of Cumulative Preferred Stock                                         (25,904)       (7,500)      (30,568)
    Retirement of Long-term Debt                                                    (195,910)      (99,053)      (46,091)
    Dividends Paid on Common Stock                                    (449,353)     (108,300)      (75,876)     (112,508)
    Dividends Paid on Cumulative Preferred Stock                                     (15,666)       (5,866)      (10,498)
          Net Cash Flows From (Used For) Financing Activities         (391,817)      (87,265)     (170,820)     (207,561)

  Net Increase (Decrease) in Cash and Cash Equivalents                     108        (1,404)       (1,443)       (5,490)
  Cash and Cash Equivalents January 1                                      130         8,664        10,577        13,723
  Cash and Cash Equivalents December 31                                   $238        $7,260        $9,134        $8,233

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                        $1,871      $104,156       $77,021       $64,117

      Income Taxes Paid (Received)                                         $65       $82,194       $76,298      $125,707

      Noncash Acquisitions Under Capital Leases                                      $15,308       $14,247       $48,305

  See Note to Consolidating Financial Statements on Page C-1

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1996
                            (in thousands)
                                                                                              OPCo
                                                                       KEPCo        KGPCo  CONSOLIDATED      WPCo    AEPESVC
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                  $16,973      $2,627    $217,655       $1,855     $563
    Adjustments for Noncash Items:
      Depreciation and Amortization                                     25,196       2,428     164,485        2,685
      Deferred Federal Income Taxes                                      1,864         270      18,682         (351)     268
      Deferred Investment Tax Credits                                   (1,390)        (75)     (3,552)         (42)
      Equity in Undistributed Earnings of Affiliated Companies
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                        1,596      (2,171)    (32,008)      (1,393)  (1,031)
        Fuel, Materials and Supplies                                    (6,412)         (2)     18,151          279
        Accrued Utility Revenues                                         5,325      (1,568)      1,248          509
        Accounts Payable                                                 9,291         642     (13,181)       1,264       88
        Taxes Accrued                                                   (2,908)        209       1,368         (822)     432
    Other (net)                                                         (4,502)      1,477      (1,247)         822   (1,083)
          Net Cash Flows From (Used For) Operating Activities           45,033       3,837     371,601        4,806     (763)

  INVESTING ACTIVITIES:
    Construction Expenditures                                          (75,816)     (5,260)   (113,481)      (3,982)
    Proceeds from Sales of Property and Other                              250                   8,756          481
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                 (75,566)     (5,260)   (104,725)      (3,501)       0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company             30,000       1,000
    Issuance of Common Stock
    Issuance of Long-term Debt                                          74,985      10,000                   10,000
    Change in Short-term Debt (net)                                     24,625       3,125      31,902        1,300      700
    Retirement of Cumulative Preferred Stock                                                    (6,788)
    Retirement of Long-term Debt                                       (74,738)    (10,000)   (160,486)     (10,000)
    Dividends Paid on Common Stock                                     (24,264)     (2,088)   (142,856)      (2,376)
    Dividends Paid on Cumulative Preferred Stock                                                (8,645)
          Net Cash Flows From (Used For) Financing Activities           30,608       2,037    (286,873)      (1,076)     700

  Net Increase (Decrease) in Cash and Cash Equivalents                      75         614     (19,997)         229      (63)
  Cash and Cash Equivalents January 1                                    1,031         505      44,000          246      215
  Cash and Cash Equivalents December 31                                 $1,106      $1,119     $24,003         $475     $152

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                       $24,069      $2,452     $85,769       $2,074      $96

      Income Taxes Paid (Received)                                      $9,012      $1,046    $105,035       $3,197    ($389)

      Noncash Acquisitions Under Capital Leases                         $6,322        $791     $30,942         $810

  See Note to Consolidating Financial Statements on Page C-1


    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1996
                            (in thousands)


                                                                                          AEPR
                                                                     AEGCo    AEPINV  CONSOLIDATED AEPESOL   AEPSC    AEPC
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $9,431    ($433)    ($7,118) ($2,981)            ($224)
    Adjustments for Noncash Items:
      Depreciation and Amortization                                   21,648                                  4,012
      Deferred Federal Income Taxes                                    5,401     (128)                      (10,615)
      Deferred Investment Tax Credits                                 (3,489)                                   (47)
      Equity in Undistributed Earnings of Affiliated Companies                     39
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                        149      (32)       (214)          (19,180)
        Fuel, Materials and Supplies                                   1,770
        Accrued Utility Revenues
        Accounts Payable                                                 (81)       3       1,514    4,186    4,638      342
        Taxes Accrued                                                    (94)      26        (441)  (1,605)   3,058     (120)
    Other (net)                                                       (5,795)     234        (128)           23,614
          Net Cash Flows From (Used For) Operating Activities         28,940     (291)     (6,387)    (400)   5,480       (2)

  INVESTING ACTIVITIES:
    Construction Expenditures                                         (2,170)                (347)             (229)
    Proceeds from Sales of Property and Other                                    (654)
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                (2,170)    (654)       (347)       0     (229)       0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company           (3,500)   1,125         700      425
    Issuance of Common Stock                                                                                              10
    Issuance of Long-term Debt                                                                387
    Change in Short-term Debt (net)                                  (12,150)               6,818
    Retirement of Cumulative Preferred Stock
    Retirement of Long-term Debt                                                                             (5,000)
    Dividends Paid on Common Stock                                    (9,500)
    Dividends Paid on Cumulative Preferred Stock
          Net Cash Flows From (Used For) Financing Activities        (25,150)   1,125       7,905      425   (5,000)      10

  Net Increase (Decrease) in Cash and Cash Equivalents                 1,620      180       1,171       25      251        8
  Cash and Cash Equivalents January 1                                 (2,508)      47         208               407
  Cash and Cash Equivalents December 31                                ($888)    $227      $1,379      $25     $658       $8

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                      $3,834                 $225            $7,886

      Income Taxes Paid (Received)                                   ($1,763)   ($116)      ($835)           $4,320

      Noncash Acquisitions Under Capital Leases                         $294                                $21,904

  See Note to Consolidating Financial Statements on Page C-1

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1996
                            (in thousands)


                                                                      CCCo    COpCo   FRECo  IFRI
  OPERATING ACTIVITIES:
    Net Income (Loss)
    Adjustments for Noncash Items:
      Depreciation and Amortization
      Deferred Federal Income Taxes                                     (1)    (347)
      Deferred Investment Tax Credits
      Equity in Undistributed Earnings of Affiliated Companies
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                      (92)   1,683     (7)
        Fuel, Materials and Supplies
        Accrued Utility Revenues
        Accounts Payable                                                31       65
        Taxes Accrued                                                   (8)    (422)
    Other (net)                                                         60     (279)     1
          Net Cash Flows From (Used For) Operating Activities          (10)     700     (6)     0

  INVESTING ACTIVITIES:
    Construction Expenditures
    Proceeds from Sales of Property and Other
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                   0        0      0      0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company
    Issuance of Common Stock
    Issuance of Long-term Debt
    Change in Short-term Debt (net)
    Retirement of Cumulative Preferred Stock
    Retirement of Long-term Debt
    Dividends Paid on Common Stock
    Dividends Paid on Cumulative Preferred Stock
          Net Cash Flows From (Used For) Financing Activities            0        0      0      0

  Net Increase (Decrease) in Cash and Cash Equivalents                 (10)     700     (6)     0
  Cash and Cash Equivalents January 1                                   55    1,452     28
  Cash and Cash Equivalents December 31                                $45   $2,152    $22     $0

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)

      Income Taxes Paid (Received)                                     $23     $502

      Noncash Acquisitions Under Capital Leases

  See Note to Consolidating Financial Statements on Page C-1


    APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1996
                          (in thousands)
                                                                              JOURNAL  ELIMINATIONS
                                                                   APCo        ENTRY       AND       COMBINED
                                                               CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income (Loss)                                              $133,689      8           ($539)   $134,228
    Adjustments for Noncash Items:
      Depreciation and Amortization                                 134,381     11              (1)    134,382
      Deferred Federal Income Taxes                                     592     11              (1)        593
      Deferred Investment Tax Credits                                (5,602)                            (5,602)
      Equity in Undistributed Earnings of Affiliated Companies            0      8             539        (539)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                   (19,176)     9             744     (19,920)
        Fuel, Materials and Supplies                                 15,583                             15,583
        Accrued Utility Revenues                                     13,235                             13,235
        Accounts Payable                                              3,668      9            (429)      4,097
        Taxes Accrued                                                (7,731)                            (7,731)
    Other (net)                                                       7,104    9,11           (312)      7,416
          Net Cash Flows From (Used For) Operating Activities       275,743                      1     275,742

  INVESTING ACTIVITIES:
    Construction Expenditures                                      (191,815)                          (191,815)
    Proceeds from Sales of Property and Other                         1,933     11              (1)      1,934
    Investment in Subsidiaries                                            0     10          (2,577)      2,577
          Net Cash Flows From (Used For) Investing Activities      (189,882)                (2,578)   (187,304)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent                  50,000     10           2,577      47,423
    Issuance of Long-term Debt                                      273,340                            273,340
    Change in Short-term Debt (net)                                 (64,825)                           (64,825)
    Retirement of Cumulative Preferred Stock                        (25,904)                           (25,904)
    Retirement of Long-term Debt                                   (195,910)                          (195,910)
    Dividends Paid on Common Stock                                 (108,300)                          (108,300)
    Dividends Paid on Cumulative Preferred Stock                    (15,666)                           (15,666)
          Net Cash Flows From (Used For) Financing Activities       (87,265)                 2,577     (89,842)

  Net Increase (Decrease) in Cash and Cash Equivalents               (1,404)                     0      (1,404)
  Cash and Cash Equivalents January 1                                 8,664                              8,664
  Cash and Cash Equivalents December 31                              $7,260                     $0      $7,260

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                   $104,156                           $104,156

      Income Taxes Paid                                             $82,194                            $82,194

      Noncash Acquisitions Under Capital Leases                     $15,308                            $15,308

  See Note to Consolidating Financial Statements on Page C-1

    APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1996
                          (in thousands)



                                                                   APCo     CeCCo  CACCo   SACCo   WVPCo
  OPERATING ACTIVITIES:
    Net Income (Loss)                                             $133,689  ($310)  $105     $738     $6
    Adjustments for Noncash Items:
      Depreciation and Amortization                                133,439     77             866
      Deferred Federal Income Taxes                                  1,154   (338)    92     (315)
      Deferred Investment Tax Credits                               (5,602)
      Equity in Undistributed Earnings of Affiliated Companies        (539)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                  (19,097)  (470)   (30)    (324)     1
        Fuel, Materials and Supplies                                15,583
        Accrued Utility Revenues                                    13,235
        Accounts Payable                                             4,189     22   (134)      20
        Taxes Accrued                                               (7,613)   (75)    16      (61)     2
    Other (net)                                                      5,285  2,309   (309)     131
          Net Cash Flows From (Used For) Operating Activities      273,723  1,215   (260)   1,055      9

  INVESTING ACTIVITIES:
    Construction Expenditures                                     (191,815)
    Proceeds from Sales of Property and Other                        1,934
    Investment in Subsidiaries                                       2,577
          Net Cash Flows From (Used For) Investing Activities     (187,304)     0      0        0      0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent                 50,000 (1,000)         (1,577)
    Issuance of Long-term Debt                                     273,340
    Change in Short-term Debt (net)                                (64,825)
    Retirement of Cumulative Preferred Stock                       (25,904)
    Retirement of Long-term Debt                                  (195,910)
    Dividends Paid on Common Stock                                (108,300)
    Dividends Paid on Cumulative Preferred Stock                   (15,666)
          Net Cash Flows From (Used For) Financing Activities      (87,265)(1,000)     0   (1,577)     0

  Net Increase (Decrease) in Cash and Cash Equivalents                (846)   215   (260)    (522)     9
  Cash and Cash Equivalents January 1                                7,145    176    511      617    215
  Cash and Cash Equivalents December 31                             $6,299   $391   $251      $95   $224

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                  $104,156

      Income Taxes Paid                                            $80,479   $959   ($67)    $820     $3

      Noncash Acquisitions Under Capital Leases                    $15,308

  See Note to Consolidating Financial Statements on Page C-1



    COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        Year Ended December 31, 1996
                               (in thousands)
                                                                                       JOURNAL  ELIMINATIONS
                                                                            CSPCo       ENTRY       AND       COMBINED
                                                                        CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income                                                              $107,108     12           ($556)   $107,664
    Adjustments for Noncash Items:
      Depreciation and Amortization                                           87,697     14              (1)     87,698
      Deferred Federal Income Taxes                                          (12,771)    14               1     (12,772)
      Deferred Investment Tax Credits                                         (3,909)    14              (1)     (3,908)
      Equity in Undistributed Earnings of Affiliated Companies                     0     12             (44)         44
      Amortization of Operating Expenses
        and Carrying Charges (net)                                            32,152                             32,152
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                              2,850    13,14           378       2,472
        Fuel, Materials and Supplies                                           5,558     14               1       5,557
        Accrued Utility Revenues                                               8,563                              8,563
        Accounts Payable                                                       2,799     13            (423)      3,222
        Taxes Accrued                                                          9,336                              9,336
    Other (net)                                                               19,705    13,14            45      19,660
          Net Cash Flows From (Used For) Operating Activities                259,088                   (600)    259,688

  INVESTING ACTIVITIES:
    Construction Expenditures                                                (92,667)                           (92,667)
    Proceeds from Sale of Property and Other                                   2,956                              2,956
    Investment in Subsidiaries                                                     0                                  0
          Net Cash Flows Used For Investing Activities                       (89,711)                     0     (89,711)

  FINANCING ACTIVITIES:
    Change in Short-term Debt (net)                                           17,475                             17,475
    Retirement of Cumulative Preferred Stock                                  (7,500)                            (7,500)
    Retirement of Long-term Debt                                             (99,053)                           (99,053)
    Dividends Paid on Common Stock                                           (75,876)    12             600     (76,476)
    Dividends Paid on Cumulative Preferred Stock                              (5,866)                            (5,866)
          Net Cash Flows Used For Financing Activities                      (170,820)                   600    (171,420)

  Net Increase (Decrease) in Cash and Cash Equivalents                        (1,443)                     0      (1,443)
  Cash and Cash Equivalents January 1                                         10,577                             10,577
  Cash and Cash Equivalents December 31                                       $9,134                     $0      $9,134

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                             $77,021                            $77,021

      Income Taxes Paid                                                      $76,298                            $76,298

      Noncash Acquisitions Under Capital Leases                              $14,247                            $14,247

  See Note to Consolidating Financial Statements on Page C-1

    COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        Year Ended December 31, 1996
                               (in thousands)


                                                                           CSPCo       COLM      CCPC     Simco
  OPERATING ACTIVITIES:
    Net Income                                                             $107,108      $325       $70      $161
    Adjustments for Noncash Items:
      Depreciation and Amortization                                          87,567                  27       104
      Deferred Federal Income Taxes                                         (12,776)                 30       (26)
      Deferred Investment Tax Credits                                        (3,903)                           (5)
      Equity in Undistributed Earnings of Affiliated Companies                   44
      Amortization of Operating Expenses
        and Carrying Charges (net)                                           32,152
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                             2,867        10      (409)        4
        Fuel, Materials and Supplies                                          5,585                 (28)
        Accrued Utility Revenues                                              8,563
        Accounts Payable                                                      2,967       (17)      277        (5)
        Taxes Accrued                                                         9,307        (4)       33
    Other (net)                                                              19,545       103        22       (10)
          Net Cash Flows From (Used For) Operating Activities               259,026       417        22       223

  INVESTING ACTIVITIES:
    Construction Expenditures                                               (92,646)                (21)
    Proceeds from Sale of Property and Other                                  2,956
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                      (89,690)        0       (21)        0

  FINANCING ACTIVITIES:
    Change in Short-term Debt (net)                                          17,475
    Retirement of Cumulative Preferred Stock                                 (7,500)
    Retirement of Long-term Debt                                            (99,053)
    Dividends Paid on Common Stock                                          (75,876)     (400)               (200)
    Dividends Paid on Cumulative Preferred Stock                             (5,866)
          Net Cash Flows Used For Financing Activities                     (170,820)     (400)        0      (200)

  Net Increase (Decrease) in Cash and Cash Equivalents                       (1,484)       17         1        23
  Cash and Cash Equivalents January 1                                        10,367        66        18       126
  Cash and Cash Equivalents December 31                                      $8,883       $83       $19      $149

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                            $77,020                  $1

      Income Taxes Paid                                                     $75,976      $212      ($32)     $142

      Noncash Acquisitions Under Capital Leases                             $14,224                 $23

  See Note to Consolidating Financial Statements on Page C-1


  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)
                                                          JOURNAL  ELIMINATIONS
                                                 I&M       ENTRY        AND       COMBINED
                                             CONSOLIDATED  NUMBER  ADJUSTMENTS     TOTAL
Operating Revenues                            $1,328,493                         $1,328,493

Operating Expenses:
  Fuel and Purchased Power                       374,924                            374,924
  Other Operation                                310,513                            310,513
  Maintenance                                    115,300                            115,300
  Depreciation and Amortization                  156,081                            156,081
  Taxes Other Than Federal Income Taxes           73,729                             73,729
  Federal Income Taxes                            77,529                             77,529
      Total Operating Expenses                 1,108,076                          1,108,076

Operating Income                                 220,417                            220,417

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies           0        13       ($957)         957
  Other Nonoperating Income                        2,729                              2,729
    Total Nonoperating Income                      2,729                  (957)       3,686

Income Before Interest Charges and
  Preferred Dividends                            223,146                  (957)     224,103

Interest Charges (net)                            65,993                             65,993

Preferred Stock Dividend Requirements             10,681                             10,681

Earnings Applicable to Common Stock             $146,472                 ($957)    $147,429

See Note to Consolidating Financial Statements on Page C-1.


  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1996
                (in thousands)


                                                 I&M       BHCCo     PRCCo
Operating Revenues                            $1,328,493

Operating Expenses:
  Fuel and Purchased Power                       374,924
  Other Operation                                310,513
  Maintenance                                    115,300
  Depreciation and Amortization                  156,081
  Taxes Other Than Federal Income Taxes           73,729
  Federal Income Taxes                            77,529
      Total Operating Expenses                 1,108,076        $0       $0

Operating Income                                 220,417         0        0

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies         957
  Other Nonoperating Income                        1,772       957
    Total Nonoperating Income                      2,729       957        0

Income Before Interest Charges and
  Preferred Dividends                            223,146       957        0

Interest Charges (net)                            65,993

Preferred Stock Dividend Requirements             10,681

Earnings Applicable to Common Stock             $146,472      $957       $0

See Note to Consolidating Financial Statements on Page C-1.



         OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1996
                          (in thousands)
                                                                              JOURNAL  ELIMINATIONS
                                                                   OPCo        ENTRY       AND       COMBINED
                                                               CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income                                                     $217,655     18        ($12,844)   $230,499
    Adjustments for Noncash Items:
      Depreciation and Amortization                                 164,485                            164,485
      Deferred Federal Income Taxes                                  18,682     21              (1)     18,683
      Deferred Investment Tax Credits                                (3,552)                            (3,552)
      Equity in Undistributed Earnings of Affiliated Companies            0    18,21         2,087      (2,087)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                   (32,008)    19          19,102     (51,110)
        Fuel, Materials and Supplies                                 18,151     21              (2)     18,153
        Accrued Utility Revenues                                      1,248                              1,248
        Accounts Payable                                            (13,181)    19         (19,288)      6,107
        Taxes Accrued                                                 1,368                              1,368
    Other (net)                                                      (1,247) 19,20,21        1,690      (2,937)
          Net Cash Flows From (Used for) Operating Activities       371,601                 (9,256)    380,857

  INVESTING ACTIVITIES:
    Construction Expenditures                                      (113,481)                          (113,481)
    Proceeds from Sales of Property and Other                         8,756     21              (1)      8,757
    Investment in Subsidiaries                                            0     20         (42,320)     42,320
          Net Cash Flows From (Used for) Investing Activities      (104,725)               (42,321)    (62,404)

  FINANCING ACTIVITIES:
    Change in Short-term Debt (net)                                  31,902                             31,902
    Retirement of Cumulative Preferred Stock                         (6,788)                            (6,788)
    Retirement of Long-term Debt                                   (160,486)                          (160,486)
    Return of Capital Contributions to Parent Company                     0    20,21        40,821     (40,821)
    Dividends Paid on Common Stock                                 (142,856)    18          10,756    (153,612)
    Dividends Paid on Cumulative Preferred Stock                     (8,645)                            (8,645)
          Net Cash Flows From (Used For) Financing Activities      (286,873)                51,577    (338,450)

  Net Increase (Decrease) in Cash and Cash Equivalents              (19,997)                     0     (19,997)
  Cash and Cash Equivalents January 1                                44,000                             44,000
  Cash and Cash Equivalents December 31                             $24,003                     $0     $24,003

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                    $85,769    21,22         ($224)    $85,993

      Income Taxes Paid                                            $105,035                           $105,035

      Noncash Acquisitions Under Capital Leases                     $30,942                            $30,942

  See Note to Consolidating Financial Statements on Page C-1

         OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1996
                          (in thousands)


                                                                   OPCo      COCCo    SOCCo    WCCo
  OPERATING ACTIVITIES:
    Net Income                                                    $217,655   $1,803   $9,678   $1,363
    Adjustments for Noncash Items:
      Depreciation and Amortization                                137,843    4,890   16,962    4,790
      Deferred Federal Income Taxes                                 30,504   (3,536)  (4,740)  (3,545)
      Deferred Investment Tax Credits                               (3,552)
      Equity in Undistributed Earnings of Affiliated Companies      (2,087)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                  (29,583)  (1,821) (17,734)  (1,972)
        Fuel, Materials and Supplies                                17,419      880     (129)     (17)
        Accrued Utility Revenues                                     1,248
        Accounts Payable                                             6,749    1,024     (853)    (813)
        Taxes Accrued                                                  637      980     (151)     (98)
    Other (net)                                                    (37,530)  15,029   14,376    5,188
          Net Cash Flows From (Used for) Operating Activities      339,303   19,249   17,409    4,896

  INVESTING ACTIVITIES:
    Construction Expenditures                                     (112,732)    (280)    (401)     (68)
    Proceeds from Sales of Property and Other                        8,738        1       13        5
    Investment in Subsidiaries                                      42,320
          Net Cash Flows From (Used for) Investing Activities      (61,674)    (279)    (388)     (63)

  FINANCING ACTIVITIES:
    Change in Short-term Debt (net)                                 31,902      -                 -
    Retirement of Cumulative Preferred Stock                        (6,788)     -        -        -
    Retirement of Long-term Debt                                  (149,994)  (1,604)  (8,319)    (569)
    Return of Capital Contributions to Parent Company                       (19,962) (20,859)     -
    Dividends Paid on Common Stock                                (142,856)  (1,603)  (8,813)    (340)
    Dividends Paid on Cumulative Preferred Stock                    (8,645)
          Net Cash Flows From (Used For) Financing Activities     (276,381) (23,169) (37,991)    (909)

  Net Increase (Decrease) in Cash and Cash Equivalents               1,248   (4,199) (20,970)   3,924
  Cash and Cash Equivalents January 1                                4,755   12,697   26,535       13
  Cash and Cash Equivalents December 31                             $6,003   $8,498   $5,565   $3,937

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                   $80,298      $53   $5,629      $13

      Income Taxes Paid                                            $78,997   $4,352  $16,380   $5,306

      Noncash Acquisitions Under Capital Leases                    $20,961     $527   $9,163     $291

  See Note to Consolidating Financial Statements on Page C-1

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1996
                   (in thousands)
                                                                  JOURNAL ELIMINATIONS
                                                         AEP       ENTRY       AND       COMBINED                  APCO
                                                    CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL        AEP     CONSOLIDATED
Retained Earnings January 1                           $1,409,645           ($1,121,220) $2,530,865  $1,409,645     $199,021
Net Income                                               587,430     A        (636,299)  1,223,729     587,430      133,689
                                                       1,997,075            (1,757,519)  3,754,594   1,997,075      332,710

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)                                  449,353                           449,353     449,353
      Subsidiary Companies                                     0     B        (477,768)    477,768                  108,300
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                          0     B         (39,499)     39,499                   15,199
    Other                                                    (24)    C          (1,903)      1,879         (24)         739

Retained Earnings December 31                         $1,547,746     C     ($1,238,349) $2,786,095  $1,547,746     $208,472

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1996
                   (in thousands)
                                                        CSPCo         I&M                                OPCo
                                                    CONSOLIDATED CONSOLIDATED     KEPCo       KGPCo  CONSOLIDATED   WPCo
Retained Earnings January 1                              $74,320     $235,107    $91,381      $7,068     $518,029   $6,569
Net Income                                               107,108      157,153     16,973       2,627      217,655    1,855
                                                         181,428      392,260    108,354       9,695      735,684    8,424

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies                                75,876      112,508     24,264       2,088      142,856    2,376
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                      5,688        9,967                               8,645
    Other                                                    282          714                                 168

Retained Earnings December 31                            $99,582     $269,071    $84,090      $7,607     $584,015   $6,048

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1996
                   (in thousands)
                                                                                         AEPR
                                                     AEPESVC      AEGCo     AEPINV   CONSOLIDATED  AEPESOL   AEPSC     AEPC
Retained Earnings January 1                           ($3,674)     $1,955    ($8,401)       ($347)
Net Income                                                563       9,431       (433)      (7,118) ($2,981)             ($224)
                                                       (3,111)     11,386     (8,834)      (7,465)  (2,981)      $0      (224)

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies                                          9,500
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                         ($3,111)     $1,886    ($8,834)     ($7,465) ($2,981)      $0     ($224)

See Note to Consolidating Financial Statements on Page C-1.


    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1996
                   (in thousands)

                                                     CCCo    COpCo     FRECo    IFRI
Retained Earnings January 1                                     $172      $20
Net Income                                                         1
                                                         0       173       20       0

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                           $0      $173      $20      $0

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

   APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
              YEAR ENDED DECEMBER 31, 1996
                     (in thousands)
                                                            JOURNAL ELIMINATIONS
                                                  APCo       ENTRY       AND      COMBINED
                                              CONSOLIDATED  NUMBERS  ADJUSTMENTS   TOTAL     APCo
Retained Earnings January 1                       $199,021                $8,342  $190,679 $199,021
Net Income                                         133,689     A            (539)  134,228  133,689
                                                   332,710                 7,803   324,907  332,710

Deductions:
    Cash Dividends Declared on Common Stock        108,300     B                   108,300  108,300
    Cash Dividends Declared on Cumulative
        Preferred Stocks                            15,199                          15,199   15,199
    Other                                              739                             739      739

Retained Earnings December 31                     $208,472     C          $7,803  $200,669 $208,472

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

   APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
              YEAR ENDED DECEMBER 31, 1996
                     (in thousands)


                                               CeCCo   CACCo    SACCo  WVPCo
Retained Earnings January 1                   ($3,713)  ($390) ($4,272)  $33
Net Income                                       (310)    105      738     6
                                               (4,023)   (285)  (3,534)   39

Deductions:
    Cash Dividends Declared on Common Stock
    Cash Dividends Declared on Cumulative
        Preferred Stocks
    Other

Retained Earnings December 31                 ($4,023)  ($285) ($3,534)  $39

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Fl

    C  See Consolidating Balance Sheet.

COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1996
                        (in thousands)
                                                                 JOURNAL ELIMINATIONS
                                                       CSPCo      ENTRY       AND      COMBINED
                                                   CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL      CSPCo
Retained Earnings January 1                             $74,320               ($2,071)   $76,391    $74,320
Net Income                                              107,108     A            (556)   107,664    107,108
                                                        181,428                (2,627)   184,055    181,428

Deductions:
    Cash Dividends Declared on Common Stock              75,876     B            (600)    76,476     75,876
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                     5,688                            5,688      5,688
    Other                                                   282                              282        282

Retained Earnings December 31                           $99,582     C         ($2,027)  $101,609    $99,582

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1996
                        (in thousands)


                                                      COLM    CCPC   Simco

Retained Earnings January 1                           $1,230   $680    $161
Net Income                                               325     70     161
                                                       1,555    750     322

Deductions:
    Cash Dividends Declared on Common Stock              400            200
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                         $1,155   $750    $122

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

 INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1996
                        (in thousands)
                                                                JOURNAL ELIMINATIONS
                                                       I&M       ENTRY       AND     COMBINED
                                                   CONSOLIDATED NUMBERS  ADJUSTMENTS   TOTAL     I&M     BHCCo    PRCCo
Retained Earnings January 1                           $235,107              ($13,299)$248,406 $235,107  $13,299       $0
Net Income                                             157,153     A            (957) 158,110  157,153      957
                                                       392,260               (14,256) 406,516  392,260   14,256        0

Deductions:
    Cash Dividends Declared on Common Stock            112,508     B               0  112,508  112,508        0
    Cash Dividends Declared on Cumulative
      Preferred Stocks                                   9,967                          9,967    9,967
    Other                                                  714                            714      714

Retained Earnings December 31                         $269,071     C        ($14,256)$283,327 $269,071  $14,256       $0

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

      OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1996
                        (in thousands)
                                                                JOURNAL ELIMINATIONS
                                                       OPCo      ENTRY       AND     COMBINED
                                                   CONSOLIDATED NUMBERS  ADJUSTMENTS   TOTAL    OPCo
Retained Earnings January 1                           $518,029              ($23,444)$541,473 $518,029
Net Income                                             217,655     A         (12,844) 230,499  217,655
                                                       735,684               (36,288) 771,972  735,684

Deductions:
    Cash Dividends Declared on Common Stock            142,856     B         (10,756) 153,612  142,856
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                    8,645                          8,645    8,645
    Other                                                  168                            168      168

Retained Earnings December 31                         $584,015     C        ($25,532)$609,547 $584,015

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

      OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1996
                        (in thousands)


                                                     COCCo    SOCCo    WCCo
Retained Earnings January 1                              $0  $23,199     $245
Net Income                                            1,803    9,678    1,363
                                                      1,803   32,877    1,608

Deductions:
    Cash Dividends Declared on Common Stock           1,603    8,813      340
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                          $200  $24,064   $1,268

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

Note to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 1996 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                    CARDINAL OPERATING COMPANY
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)


OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . $150,704
  Other Operation . . . . . . . . . . . . . . . . . . .   13,750
  Maintenance . . . . . . . . . . . . . . . . . . . . .   25,503
  Taxes Other Than Federal Income Taxes . . . . . . . .    1,037

          TOTAL OPERATING EXPENSES. . . . . . . . . . . $190,994

REIMBURSED BY:
  Ohio Power Company. . . . . . . . . . . . . . . . . . $ 80,198
  Buckeye Power, Inc. . . . . . . . . . . . . . . . . .  110,796

          TOTAL . . . . . . . . . . . . . . . . . . . . $190,994

RETAINED EARNINGS . . . . . . . . . . . . . . . . . . .   None

                    CARDINAL OPERATING COMPANY
                          BALANCE SHEET
                        DECEMBER 31, 1996
                          (in thousands)
ASSETS

INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . $     3

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .      21
  Accounts Receivable:
    Affiliated Companies. . . . . . . . . . . . . . . .  25,241
    Miscellaneous . . . . . . . . . . . . . . . . . . .     103
  Other . . . . . . . . . . . . . . . . . . . . . . . .     128

          TOTAL CURRENT ASSETS. . . . . . . . . . . . .  25,493

DEFERRED CHARGES:
  Other Work in Progress. . . . . . . . . . . . . . . .   3,876
  Other . . . . . . . . . . . . . . . . . . . . . . . .   1,376

          TOTAL DEFERRED CHARGES. . . . . . . . . . . .   5,252

            TOTAL . . . . . . . . . . . . . . . . . . . $30,748

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock  - Par Value $1:
    Authorized  - 500 Shares
    Outstanding - 500 Shares. . . . . . . . . . . . . . $     1
  Advances from Affiliated Companies. . . . . . . . . .     400

          TOTAL CAPITALIZATION. . . . . . . . . . . . .     401

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . . .   2,743

CURRENT LIABILITIES:
  Accounts Payable:
    General . . . . . . . . . . . . . . . . . . . . . .  14,717
    Affiliated Companies. . . . . . . . . . . . . . . .  10,897
  Other . . . . . . . . . . . . . . . . . . . . . . . .   1,989

          TOTAL CURRENT LIABILITIES . . . . . . . . . .  27,603

DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .       1

            TOTAL . . . . . . . . . . . . . . . . . . . $30,748

                    CARDINAL OPERATING COMPANY
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . .  $  -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable . . . . . . . . . . . . . . . .     (349)
    Materials and Supplies. . . . . . . . . . . . . . .       (3)
    Accounts Payable. . . . . . . . . . . . . . . . . .    4,415
  Increase in Other Work in Progress. . . . . . . . . .   (2,163)
  Other (net) . . . . . . . . . . . . . . . . . . . . .   (1,897)
     Net Cash Flows From Operating Activities . . . . .        3

  Net Increase in Cash and Cash Equivalents . . . . . .        3
  Cash and Cash Equivalents January 1 . . . . . . . . .       18
  Cash and Cash Equivalents December 31 . . . . . . . .  $    21

              INDIANA-KENTUCKY ELECTRIC CORPORATION
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $158,983

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .  117,246
  Other Operation . . . . . . . . . . . . . . . . . . .   16,213
  Maintenance . . . . . . . . . . . . . . . . . . . . .   16,511
  Depreciation. . . . . . . . . . . . . . . . . . . . .    5,683
  Taxes Other Than Federal Income Taxes . . . . . . . .    3,387

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  159,040

OPERATING LOSS. . . . . . . . . . . . . . . . . . . . .      (57)
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .       59
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .        2

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .        2

NET INCOME AND RETAINED EARNINGS. . . . . . . . . . . .   None

             INDIANA-KENTUCKY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1996
                          (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $386,770
  Construction Work in Progress . . . . . . . . . . . .    4,702
          Total Electric Utility Plant. . . . . . . . .  391,472
  Accumulated Depreciation and Amortization . . . . . .  319,262
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   72,210

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .      573
  Accounts Receivable . . . . . . . . . . . . . . . . .       63
  Coal in Storage - at average cost . . . . . . . . . .   11,448
  Coal Sold Under Agreement to Repurchase . . . . . . .   11,000
  Materials and Supplies - at average cost. . . . . . .    8,474
  Prepayments and Other . . . . . . . . . . . . . . . .      582
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   32,140

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   51,005
REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   22,733
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .    4,702
            TOTAL . . . . . . . . . . . . . . . . . . . $182,790

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock, No Par Value
    Authorized - 100,000 Shares
    Outstanding - 17,000 Shares . . . . . . . . . . . . $  3,400

CURRENT LIABILITIES:
  Accounts Payable. . . . . . . . . . . . . . . . . . .   12,311
  Coal Repurchase Obligation. . . . . . . . . . . . . .   11,000
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    2,721
  Interest Accrued and Other. . . . . . . . . . . . . .    1,964
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   27,996
AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   51,005
POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   17,324
ADVANCES FROM PARENT COMPANY FOR CONSTRUCTION . . . . .   70,549
DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .   12,516
            TOTAL . . . . . . . . . . . . . . . . . . . $182,790

              INDIANA-KENTUCKY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $   -
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .    5,683
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .      293
      Coal, Materials and Supplies. . . . . . . . . . .   (1,157)
      Accounts Payable. . . . . . . . . . . . . . . . .    1,819
    Other (net) . . . . . . . . . . . . . . . . . . . .     (544)
       Net Cash Flows From Operating Activities . . . .    6,094

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (1,323)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    1,107
  Advances Returned to Parent . . . . . . . . . . . . .   (5,683)
       Net Cash Flows Used For Investing Activities . .   (5,899)

  Net Increase in Cash and Cash Equivalents . . . . . .      195
  Cash and Cash Equivalents January 1 . . . . . . . . .      378
  Cash and Cash Equivalents December 31 . . . . . . . . $    573

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .     $743

                 OHIO VALLEY ELECTRIC CORPORATION
                       STATEMENT OF INCOME
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $312,723

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   94,698
  Purchased Power . . . . . . . . . . . . . . . . . . .  171,033
  Other Operation . . . . . . . . . . . . . . . . . . .   19,986
  Maintenance . . . . . . . . . . . . . . . . . . . . .   16,942
  Taxes Other Than Federal Income Taxes . . . . . . . .    5,045
  Federal Income Tax Credit . . . . . . . . . . . . . .     (332)

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  307,372

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    5,351
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .    2,314
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    7,665

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    5,350

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,315




                 OHIO VALLEY ELECTRIC CORPORATION
                  STATEMENT OF RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $1,606
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,315
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    1,490
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $2,431

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1996
                          (in thousands)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $269,307
  Construction Work in Progress . . . . . . . . . . . .    3,595
          Total Electric Utility Plant. . . . . . . . .  272,902
  Accumulated Depreciation and Amortization . . . . . .  265,770
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .    7,132

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   73,949

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .    2,436
  Accounts Receivable . . . . . . . . . . . . . . . . .   21,460
  Coal in Storage - at average cost . . . . . . . . . .    6,964
  Coal Sold Under Agreement to Repurchase . . . . . . .    8,000
  Materials and Supplies - at average cost. . . . . . .   10,334
  Prepayments and Other . . . . . . . . . . . . . . . .    6,012
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   55,206

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .    9,656

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   23,157

DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .      586

            TOTAL . . . . . . . . . . . . . . . . . . . $169,686

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1996
                          (in thousands)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    2,431
          Total Shareowners' Equity . . . . . . . . . .   12,431
  Long-term Debt - Notes Payable. . . . . . . . . . . .   64,666
          TOTAL CAPITALIZATION. . . . . . . . . . . . .   77,097

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   14,561
  Coal Purchase Obligation. . . . . . . . . . . . . . .    8,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .   10,644
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    7,388
  Interest Accrued and Other. . . . . . . . . . . . . .    2,483
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   43,076

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   17,741

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   10,989

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .   10,173

            TOTAL . . . . . . . . . . . . . . . . . . . $169,686

                 OHIO VALLEY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1996
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . .  $ 2,315
  Adjustments for Noncash Items:
    Future Federal Income Tax Benefits. . . . . . . . .      253
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .      392
      Coal, Materials and Supplies. . . . . . . . . . .   (2,917)
      Accounts Payable. . . . . . . . . . . . . . . . .    4,332
    Other (net) . . . . . . . . . . . . . . . . . . . .   (4,002)
       Net Cash Flows From Operating Activities . . . .      373

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (1,925)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    1,643
  Advances Returned from Subsidiary . . . . . . . . . .    5,683
       Net Cash Flows From Investing Activities . . . .    5,401

FINANCING ACTIVITIES:
  Special Funds Held by Trustees. . . . . . . . . . . .    1,933
  Retirement of Long-term Debt. . . . . . . . . . . . .   (6,183)
  Coal Repurchase Obligation. . . . . . . . . . . . . .   (2,000)
  Dividends Paid. . . . . . . . . . . . . . . . . . . .   (1,490)
       Net Cash Flows Used For Financing Activities . .   (7,740)

  Net Decrease in Cash and Cash Equivalents . . . . . .   (1,966)
  Cash and Cash Equivalents January 1 . . . . . . . . .    4,402
  Cash and Cash Equivalents December 31 . . . . . . . .  $ 2,436

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .   $5,938

  Income Taxes Paid . . . . . . . . . . . . . . . . . .   $1,631

EXHIBIT A


                    Incorporation By Reference
                             Form 10K
                          Annual Report

                       Year             File Number

    AEP                1996                1-3525
    AEGCo              1996               0-18135
    APCo               1996                1-3457
    CSPCo              1996                1-2680
    I&M                1996                1-3570
    KEPCo              1996                1-6858
    OPCo               1996                1-6543



                                E

                              SIGNATURE



          The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                AMERICAN ELECTRIC POWER COMPANY, INC.

                                   By      /s/ G. P. Maloney
                                               G. P. Maloney
                                              Vice President


April 29, 1997

                                  EXHIBIT INDEX

EXHIBIT B & C
     The following exhibits have been filed with the Commission and, pursuant to 17 C.F.R.<section>229.10(d) and <section>240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Certain of the following exhibits, designated with an asterisk (*), were filed with the Form 10-K Annual Report for 1996 and are also incorporated by reference.


Exhibit Number                              Description
--------------                              -----------

AEGCo

   3(a)             -- Copy of Articles of Incorporation of AEGCo
                       [Registration Statement on Form 10 for the Common Shares of AEGCo, File No. 0-18135, Exhibit 3(a)].
   3(b)             -- Copy of the Code of Regulations of AEGCo [Registration
                       Statement on Form 10 for the Common Shares of AEGCo, File No. 0-18135, Exhibit 3(b)].
  10(a)             -- Copy of Capital Funds Agreement dated as of December
                       30, 1988 between AEGCo and AEP [Registration Statement No. 33-32752, Exhibit 28(a)].
  10(b)(1)          -- Copy of Unit Power Agreement dated as of March 31, 1982 between AEGCo and I&M, as amended [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
  10(b)(2)          -- Copy of Unit Power Agreement, dated as of August 1,
                       1984, among AEGCo, I&M and KEPCo [Registration Statement No. 33-32752, Exhibit 28(b)(2)].
  10(b)(3)          -- Copy of Agreement, dated as of October 1, 1984, among
                       AEGCo, I&M, APCo and Virginia Electric and Power Company [Registration Statement No. 33-32752, Exhibit 28(b)(3)].
  10(c)             -- Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C),
                       28(c)(5)(C) and 28(c)(6)(C); Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B),
                       10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B)].
 *13                -- Copy of those portions of the AEGCo 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

AEP<double-dagger>

   3(a)             -- Copy of Restated Certificate of Incorporation of AEP,
                       dated April 26, 1978 [Registration Statement No. 2-62778, Exhibit 2(a)].
   3(b)(1)          -- Copy of Certificate of Amendment of the Restated
                       Certificate of Incorporation of AEP, dated April 23, 1980 [Registration Statement No. 33-1052, Exhibit 4(b)].
   3(b)(2)          -- Copy of Certificate of Amendment of the Restated
                       Certificate of Incorporation of AEP, dated April 28, 1982 [Registration Statement No. 33-1052, Exhibit 4(c)].
   3(b)(3)          -- Copy of Certificate of Amendment of the Restated
                       Certificate of Incorporation of AEP, dated April 25, 1984 [Registration Statement No. 33-1052, Exhibit 4(d)].
   3(b)(4)          -- Copy of Certificate of Change of the Restated
                       Certificate of Incorporation of AEP, dated July 5, 1984 [Registration Statement No. 33-1052, Exhibit 4(e)].
   3(b)(5)          -- Copy of Certificate of Amendment of the Restated
                       Certificate of Incorporation of AEP, dated April 27, 1988 [Registration Statement No. 33-1052, Exhibit 4(f)].
   3(c)             -- Composite copy of the Restated Certificate of
                       Incorporation of AEP, as amended [Registration Statement No. 33-1052, Exhibit 4(g)].
  *3(d)             -- Copy of By-Laws of AEP, as amended through February 26,
                       1997.
  10(a)             -- Interconnection Agreement, dated July 6, 1951, among
                       APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
<dagger>10(c)(1)    -- AEP Deferred Compensation Agreement for certain
                       executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
<dagger>10(c)(2)    -- Amendment to AEP Deferred Compensation Agreement for
                       certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
<dagger>10(d)       -- AEP Deferred Compensation Agreement for directors, as
                       amended, effective October 24, 1984 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1984, File No. 1-3525, Exhibit 10(e)].
<dagger>10(e)       -- AEP Accident Coverage Insurance Plan for directors
                       [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(g)].
*<dagger>10(f)(1)   -- AEP Deferred Compensation and Stock Plan for
                       Non-Employee Directors.
*<dagger>10(f)(2)   -- AEP Stock Unit Accumulation Plan for Non-Employee
                       Directors.
<dagger>10(g)(1)(A) -- AEP Excess Benefit Plan, as amended through January 4,
                       1996 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1995, File No. 1-3525, Exhibit 10(g)(1)(A)].
<dagger>10(g)(1)(B) -- Guaranty by AEP of the Service Corporation Excess
                       Benefits Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(h)(1)(B)].
*<dagger>10(g)(2)   -- AEP System Supplemental Savings Plan, as amended
                       through November 15, 1995 (Non-Qualified).
<dagger>10(g)(3)    -- Service Corporation Umbrella Trust<trade-mark> for
                       Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525,
                       Exhibit 10(g)(3)].
<dagger>10(h)(1)    -- Employment Agreement between E. Linn Draper, Jr. and
                       AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
*<dagger>10(i)(1)   -- AEP System Senior Officer Annual Incentive Compensation
                       Plan.
*<dagger>10(i)(2)   -- American Electric Power System Performance Share
                       Incentive Plan, as Amended and Restated through February 26, 1997.
  10(j)             -- Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C),
                       28(c)(5)(C) and 28(c)(6)(C); Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C),
                       28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C);
                       and Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B),
                       10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B); Annual Report
                       on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B),
                       10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and
                       10(e)(6)(B)].
  10(k)             -- Lease Agreement dated January 20, 1995 between OPCo and
                       JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
 *10(l)             -- Modification No. 1 to the AEP System Interim Allowance
                       Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation.
 *13                -- Copy of those portions of the AEP 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
 *21                -- List of subsidiaries of AEP.
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

APCo<double-dagger>

   3(a)             -- Copy of Restated Articles of Incorporation of APCo, and
                       amendments thereto to November 4, 1993 [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805, Exhibits 4(b) and 4(c)].
   3(b)             -- Copy of Articles of Amendment to the Restated Articles
                       of Incorporation of APCo, dated June 6, 1994 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1994, File No. 1-3457, Exhibit 3(b)].

  *3(c)             -- Copy of Articles of Amendment to the Restated Articles
                       of Incorporation of APCo, dated March 6, 1997.
  *3(d)             -- Composite copy of the Restated Articles of
                       Incorporation of APCo (amended as of March 7, 1997).
   3(e)             -- Copy of By-Laws of APCo (amended as of January 1, 1996)
                       [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1995, File No. 1-3457, Exhibit 3(d)].
   4(a)             -- Copy of Mortgage and Deed of Trust, dated as of
                       December 1, 1940, between APCo and Bankers Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration Statement No. 2-7289,
                       Exhibit 7(b); Registration Statement No. 2-19884,
                       Exhibit 2(1); Registration Statement No. 2-24453,
                       Exhibit 2(n); Registration Statement No. 2-60015, Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6),
                       2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10), 2(b)(12),
                       2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18),
                       2(b)(19), 2(b)(20), 2(b)(21), 2(b)(22), 2(b)(23),
                       2(b)(24), 2(b)(25), 2(b)(26), 2(b)(27) and 2(b)(28);
                       Registration Statement No. 2-64102, Exhibit 2(b)(29); Registration Statement No. 2-66457, Exhibits (2)(b)(30) and 2(b)(31); Registration Statement No. 2-69217,
                       Exhibit 2(b)(32); Registration Statement No. 2-86237,
                       Exhibit 4(b); Registration Statement No. 33-11723,
                       Exhibit 4(b); Registration Statement No. 33-17003,
                       Exhibit 4(a)(ii), Registration Statement No. 33-30964,
                       Exhibit 4(b); Registration Statement No. 33-40720,
                       Exhibit 4(b); Registration Statement No. 33-45219,
                       Exhibit 4(b); Registration Statement No. 33-46128, Exhibits 4(b) and 4(c); Registration Statement No. 33-53410, Exhibit 4(b); Registration Statement No. 33-59834, Exhibit 4(b); Registration Statement No. 33-50229, Exhibits 4(b) and 4(c); Registration Statement No. 33-58431, Exhibits 4(b), 4(c), 4(d) and 4(e); Registration Statement No. 333-01049, Exhibits 4(b) and 4(c); Registration Statement No. 333-20305, Exhibits 4(b) and 4(c)].
  *4(b)             -- Copy of Indenture Supplemental, dated as of February 1,
                       1997, to Mortgage and Deed of Trust.
  10(a)(1)          -- Copy of Power Agreement, dated October 15, 1952,
                       between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457,
                       Exhibit 10(a)(1)(F); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)          -- Copy of Inter-Company Power Agreement, dated as of July
                       10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -- Copy of Power Agreement, dated July 10, 1953, between
                       OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -- Copy of Interconnection Agreement, dated July 6, 1951,
                       among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -- Copy of Modification No. 1 to the AEP System Interim
                       Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
<dagger>10(e)(1)    -- AEP Deferred Compensation Agreement for certain
                       executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
<dagger>10(e)(2)    -- Amendment to AEP Deferred Compensation Agreement for
                       certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
<dagger>10(f)(1)    -- AEP System Senior Officer Annual Incentive Compensation
                       Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
<dagger>10(f)(2)    -- American Electric Power System Performance Share
                       Incentive Plan as Amended and Restated through February 26, 1997 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525,
                       Exhibit 10(i)(2)].
<dagger>10(g)(1)    -- Excess Benefits Plan [Annual Report on Form 10-K of AEP
                       for the fiscal year ended December 31, 1995, File No. 1-3525, Exhibit 10(g)(1)(A)].
<dagger>10(g)(2)    -- AEP System Supplemental Savings Plan (Non-Qualified)
                       [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
<dagger>10(g)(3)    -- Umbrella Trust<trade-mark> for Executives [Annual
                       Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
<dagger>10(h)(1)    -- Employment Agreement between E. Linn Draper, Jr. and
                       AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
 *12                -- Statement re: Computation of Ratios.
 *13                -- Copy of those portions of the APCo 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
  21                -- List of subsidiaries of APCo [Annual Report on Form
                       10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 21].
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

CSPCo<double-dagger>

   3(a)             -- Copy of Amended Articles of Incorporation of CSPCo, as
                       amended to March 6, 1992 [Registration Statement No. 33-53377, Exhibit 4(a)].
   3(b)             -- Copy of Certificate of Amendment to Amended Articles of
                       Incorporation of CSPCo, dated May 19, 1994 [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(b)].
   3(c)             -- Composite copy of Amended Articles of Incorporation of
                       CSPCo, as amended [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(c)].
   3(d)             -- Copy of Code of Regulations and By-Laws of CSPCo
                       [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1987, File No. 1-2680, Exhibit 3(d)].
   4(a)             -- Copy of Indenture of Mortgage and Deed of Trust, dated
                       September 1, 1940, between CSPCo and City Bank Farmers Trust Company (now Citibank, N.A.), as trustee, as supplemented and amended [Registration Statement No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No. 2-80535, Exhibit 4(b); Registration Statement No. 2-87091, Exhibit 4(b); Registration Statement No. 2-93208, Exhibit 4(b); Registration Statement No. 2-97652, Exhibit 4(b); Registration Statement No. 33-7081, Exhibit 4(b); Registration Statement No. 33-12389, Exhibit 4(b); Registration Statement No. 33-19227, Exhibits 4(b), 4(e), 4(f), 4(g) and 4(h);
                       Registration Statement No. 33-35651, Exhibit 4(b); Registration Statement No. 33-46859, Exhibits 4(b) and 4(c); Registration Statement No. 33-50316, Exhibits 4(b) and 4(c); Registration Statement No. 33-60336, Exhibits 4(b), 4(c) and 4(d); Registration Statement No. 33-50447, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1993, File No. 1-2680, Exhibit 4(b)].
  10(a)(1)          -- Copy of Power Agreement, dated October 15, 1952,
                       between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457,
                       Exhibit 10(a)(1)(F); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)          -- Copy of Inter-Company Power Agreement, dated July 10,
                       1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -- Copy of Power Agreement, dated July 10, 1953, between
                       OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -- Copy of Interconnection Agreement, dated July 6, 1951,
                       among APCo, CSPCo, KEPCo, OPCo and I&M and the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -- Copy of Modification No. 1 to the AEP System Interim
                       Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
 *12                -- Statement re: Computation of Ratios.
 *13                -- Copy of those portions of the CSPCo 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

I&M<double-dagger>
   3(a)             -- Copy of the Amended Articles of Acceptance of I&M and
                       amendments thereto [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3(a)].
  *3(b)             -- Copy of Articles of Amendment to the Amended Articles
                       of Acceptance of I&M, dated March 6, 1997.
  *3(c)             -- Composite Copy of the Amended Articles of Acceptance of
                       I&M (amended as of March 7, 1997).
   3(d)             -- Copy of the By-Laws of I&M (amended as of January 1,
                       1996) [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1995, File No. 1-3570, Exhibit 3(c)].
   4(a)             -- Copy of Mortgage and Deed of Trust, dated as of June 1,
                       1939, between I&M and Irving Trust Company (now The Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597, Exhibit 7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5),
                       2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11),
                       2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16), and
                       2(c)(17); Registration Statement No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-65389, Exhibit 2(a)(19); Registration Statement No. 2-67728, Exhibit 2(b)(20); Registration Statement No. 2-85016, Exhibit 4(b); Registration Statement No. 33-5728, Exhibit 4(c); Registration Statement No. 33-9280, Exhibit 4(b); Registration Statement No. 33-11230, Exhibit 4(b); Registration Statement No. 33-19620, Exhibits 4(a)(ii), 4(a)(iii), 4(a)(iv) and 4(a)(v); Registration Statement No. 33-46851, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii);
                       Registration Statement No. 33-54480, Exhibits 4(b)(i) and 4(b)(ii); Registration Statement No. 33-60886,
                       Exhibit 4(b)(i); Registration Statement No. 33-50521, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii); Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1994, File No. 1-3570, Exhibit 4(b)].
  *4(b)             -- Copy of Indenture Supplemental, dated as of February 1,
                       1997, to Mortgage and Deed of Trust.
  10(a)(1)          -- Copy of Power Agreement, dated October 15, 1952,
                       between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457,
                       Exhibit 10(a)(1)(F); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)          -- Copy of Inter-Company Power Agreement, dated as of July
                       10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457,
                       Exhibit 10(a)(2)(B)].
  10(a)(3)          -- Copy of Power Agreement, dated July 10, 1953, between
                       OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -- Copy of Interconnection Agreement, dated July 6, 1951,
                       between APCo, CSPCo, KEPCo, I&M, and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -- Copy of Modification No. 1 to the AEP System Interim
                       Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)             -- Copy of Nuclear Material Lease Agreement, dated as of
                       December 1, 1990, between I&M and DCC Fuel Corporation [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 10(d)].
  10(f)             -- Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C),
                       28(a)(5)(C) and 28(a)(6)(C); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B),
                       10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
 *12                -- Statement re: Computation of Ratios
 *13                -- Copy of those portions of the I&M 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
  21                -- List of subsidiaries of I&M [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 21].
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

KEPCo<double-dagger>

   3(a)             -- Copy of Restated Articles of Incorporation of KEPCo
                       [Annual Report on Form 10-K of KEPCo for the fiscal year ended December 31, 1991, File No. 1-6858, Exhibit 3(a)].
   3(b)             -- Copy of By-Laws of KEPCo (amended as of January 1,
                       1996) [Annual Report on Form 10-K of KEPCo for the fiscal year ended December 31, 1995, File No. 1-6858,
                       Exhibit 3(b)].
   4(a)             -- Copy of Mortgage and Deed of Trust, dated May 1, 1949,
                       between KEPCo and Bankers Trust Company, as
                       supplemented and amended [Registration Statement No. 2-65820, Exhibits 2(b)(1), 2(b)(2), 2(b)(3), 2(b)(4),
                       2(b)(5), and 2(b)(6); Registration Statement No. 33-39394, Exhibits 4(b) and 4(c); Registration Statement No. 33-53226, Exhibits 4(b) and 4(c); Registration Statement No. 33-61808, Exhibits 4(b) and 4(c), Registration Statement No. 33-53007, Exhibits 4(b), 4(c) and 4(d)].
  10(a)             -- Copy of Interconnection Agreement, dated July 6, 1951,
                       among APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(c)             -- Copy of Modification No. 1 to the AEP System Interim
                       Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
 *12                -- Statement re: Computation of Ratios.
 *13                -- Copy those portions of the KEPCo 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.

OPCo<double-dagger>

   3(a)             -- Copy of Amended Articles of Incorporation of OPCo, and
                       amendments thereto to December 31, 1993 [Registration Statement No. 33-50139, Exhibit 4(a); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 3(b)].
   3(b)             -- Certificate of Amendment to Amended Articles of
                       Incorporation of OPCo, dated May 3, 1994 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 3(b)].
  *3(c)             -- Copy of Certificate of Amendment to Amended Articles of
                       Incorporation of OPCo, dated March 6, 1997.
  *3(d)             -- Composite copy of the Amended Articles of Incorporation of OPCo (amended as of March 7, 1997).
   3(e)             -- Copy of Code of Regulations of OPCo [Annual Report on
                       Form 10-K of OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].
   4(a)             -- Copy of Mortgage and Deed of Trust, dated as of October
                       1, 1938, between OPCo and Manufacturers Hanover Trust Company (now Chemical Bank), as Trustee, as amended and supplemented [Registration Statement No. 2-3828, Exhibit B-4; Registration Statement No. 2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6),
                       2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11),
                       2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), 2(c)(16),
                       2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20), 2(c)(21),
                       2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26),
                       2(c)(27), 2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31);
                       Registration Statement No. 2-83591, Exhibit 4(b); Registration Statement No. 33-21208, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(vi); Registration Statement No. 33-31069, Exhibit 4(a)(ii); Registration Statement No. 33-44995, Exhibit 4(a)(ii); Registration Statement No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv);
                       Registration Statement No. 33-50373, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 4(b)].
  10(a)(1)          -- Copy of Power Agreement, dated October 15, 1952,
                       between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457,
                       Exhibit 10(a)(1)(F); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)          -- Copy of Inter-Company Power Agreement, dated July 10,
                       1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457,
                       Exhibit 10(a)(2)(B)].
  10(a)(3)          -- Copy of Power Agreement, dated July 10, 1953, between
                       OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -- Copy of Interconnection Agreement, dated July 6, 1951,
                       between APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File 1-3525, Exhibit 10(a)(3)].
  10(c)             -- Copy of Transmission Agreement, dated April 1, 1984,
                       among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -- Copy of Modification No. 1 to the AEP System Interim
                       Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)             -- Copy of Amendment No. 1, dated October 1, 1973, to
                       Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543,
                       Exhibit 10(f)].
<dagger>10(f)(1)    -- AEP Deferred Compensation Agreement for certain
                       executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
<dagger>10(f)(2)    -- Amendment to AEP Deferred Compensation Agreement for
                       certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
<dagger>10(g)(1)    -- AEP System Senior Officer Annual Incentive Compensation
                       Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
<dagger>10(g)(2)    -- American Electric Power System Performance Share
                       Incentive Plan, as Amended and Restated through February 26, 1997 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
<dagger>10(h)(1)    -- Excess Benefits Plan [Annual Report on Form 10-K of AEP
                       for the fiscal year ended December 31, 1995, File No. 1-3525, Exhibit 10(g)(1)(A)].
<dagger>10(h)(2)    -- AEP System Supplemental Savings Plan (Non-Qualified)
                       [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
<dagger>10(h)(3)    -- Umbrella Trust<trade-mark> for Executives [Annual
                       Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
<dagger>10(i)(1)    -- Employment Agreement between E. Linn Draper, Jr. and
                       AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(2)].
  10(j)             -- Lease Agreement dated January 20, 1995 between OPCo and
                       JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
 *12                -- Statement re: Computation of Ratios.
 *13                -- Copy of those portions of the OPCo 1996 Annual Report
                       (for the fiscal year ended December 31, 1996) which are incorporated by reference in this filing.
  21                -- List of subsidiaries of OPCo [Annual Report on Form
                       10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 21].
 *23                -- Consent of Deloitte & Touche LLP.
 *24                -- Power of Attorney.
 *27                -- Financial Data Schedules.



Exhibits, designated with a dagger (<dagger>), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to the Form 10-K pursuant to Item 14(c).

<double-dagger> Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed with the Form 10-K were omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D

  Tax Agreement Regarding Method of Allocating
    Consolidated Federal Income Taxes:

          Incorporated by Reference to 1994 Form U5S Annual Report,
            File No. 30-150

______________________________________________________________________


EXHIBIT E
                                 CONTENTS

1  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b)

2  SUPPORT FOR ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

3  CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES

EXHIBIT E DOCUMENT:

  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . .  Incorporated by Reference to
                                         1994 Form U5S Annual Report,
                                         File No. 30-150

American Electric Power Electric
Living Incentive Program for Employees . Incorporated by Reference to
                                         1993 Form U5S Annual Report,
                                         File No. 30-150

EXHIBIT E DOCUMENT:

  SUPPORT FOR ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

                                                             960410027
                        COMMONWEALTH OF VIRGINIA
                      STATE CORPORATION COMMISSION

APPLICATION OF                                AT RICHMOND, APRIL 1, 1996

APPALACHIAN POWER COMPANY                             CASE NO. PUF960001

For authority to enter into a
sale and leaseback transaction

                        ORDER GRANTING AUTHORITY
     On February 14, 1996, Appalachian Power Company ("APCo", "Applicant") filed an application with the Commission under Chapters 3 and 5 of the Code of Virginia. In its application, APCo requests approval of a sale and leaseback transaction with the City of Bedford ("Bedford", "the City"). Applicant has paid the requisite fee of $250.
     The sale and leaseback transaction proposed in this case is the final step in a settlement between APCo and the City. The settlement was proposed before the Commission in Case No. PUE950015 and was intended to resolve a dispute between the two parties as to which had the right to serve the electrical needs of Georgia-Pacific Company's manufacturing facility located in Big Island, Virginia ("the Big Island facility").
     Under the term of the sale and leaseback transaction, APCo will sell to Bedford a portion of the facilities used to serve the Big Island facility ("the equipment"). The sales price will be equal to APCo's installation cost for the equipment and is expected to be between $2 million and $3 million. The actual equipment to be sold to Bedford will be designated by mutual agreement between APCo and Bedford once APCo has completed the construction and equipping of the Skimmer Station. The Company expects the designation to be accomplished no later than August 31, 1996.
     APCo and Bedford will also immediately enter into a lease agreement for the facilities with a term of 30 years. Under the lease agreement APCo will pay to Bedford an annual rent payment equal to 13.67% of the purchase price. At the end of the 30 year lease term, APCo is required to purchase, and Bedford is required to sell, the equipment for a purchase price equal to the then book value of the equipment. The book value of the equipment is to be calculated by applying the annual depreciation component of 1.55% to the initial purchase price.
     In support of its application the Company states that since the annual rent to be paid to Bedford equals APCo's carrying cost which it would have incurred had it continued to own the equipment, there will be no adverse impact on ratepayers. APCo also states that it will maintain the same degree of control and the same right to use the equipment as the Company would have had if it owned the equipment and therefore, it believes that adequate service to the public will not be impaired or jeopardized by the proposed sale and leaseback.
     In its application the Company states that it intends to use the financing method of accounting for the transaction, coupled with the recognition of regulatory asset and liability amounts in order to treat the transaction as an operating lease. Our Staff has stated that it prefers the Company use the financing method of accounting for ratemaking purposes without recognition of regulatory asset and liability amounts.
     THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. However, the Commission is of the further opinion and finds that the proper ratemaking accounting treatment of the sale and leaseback transaction should be handled in the context of a rate related proceedings such as an Annual Informational Filing or rate case. Accordingly,
     IT IS ORDERED THAT:
     1) Applicant is hereby authorized to enter into the proposed sale and leaseback transaction under the terms and conditions and for the purposes as stated in the application as modified herein.
     2) The authority granted herein shall have no implications for ratemaking purposes.
     3) On or before November 1, 1996, Applicant shall file a report of action to include the sale price for the equipment, an itemized list of equipment sold, a copy of the sales contract, a copy of the lease agreement, and a copy of the journal entries used to record both the sale and the lease of the facilities.
     4) This matter shall remain under the continued review, audit and appropriate directive of the Commission.
     AN ATTESTED COPY hereof shall be sent to Applicant, attention of George J.A. Clemo, Esquire, Woods, Rogers and Hazlegrove, First Union Tower, 10 South Jefferson Street, Suite 1400, P.O. Box 14125, Roanoke, Virginia 24038-4125; and to the Division of Economics and Finance of the Commission.

                    A True Copy
                       Teste:      /s/ William J. Bridge

                                           Clerk of the
                                   State Corporation Commission

EXHIBIT E DOCUMENT:

     CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES

Pursuant to Rule 26 the identity of the chart of accounts used by American Electric Power Company, Inc. and each subsidiary company is indicated below.
The companies using the Federal Energy Regulatory Commission Uniform System of Accounts are indicated by "FERC USA" and the companies using the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies are indicated by "USA SC".


                                                        Chart of Accounts
American Electric Power Company, Inc. (AEP)                    USA SC
  AEP Communications, Inc. (AEPC)                              USA SC
  AEP Energy Services, Inc. (AEPESVC)                          USA SC
  AEP Energy Solutions, Inc. (AEPESOL)                         USA SC
  AEP Generating Company (AEGCo)                              FERC USA
  AEP Investments, Inc. (AEPINV)                               USA SC

  AEP Resources, Inc. (AEPR)                                   USA SC
    AEP Resources Australia Pty., Ltd. (AEPRA)                 USA SC
    AEP Resources Delaware, Inc. (AEPRD)                       USA SC
    AEP Resources International, Ltd. (AEPRI)                  USA SC
      AEP Pushan Power, LDC (Pushan)                           USA SC
        Nanyang General Light Electric Co. Ltd. (NGLE)         USA SC
      AEP Resources Mauritius Company (Mauritius)              USA SC
    AEP Resources Project Management Company, Ltd. (AEPRPM)    USA SC

  American Electric Power Service Corporation (AEPSC)          USA SC

  Appalachian Power Company  (APCo)                           FERC USA
    Cedar Coal Co. (CeCCo)                                     Note 1
    Central Appalachian Coal Company (CACCo)                   Note 1
    Central Coal Company (CCCo)                                Note 1
    Central Operating Company (CopCo)                         FERC USA
    Southern Appalachian Coal Company (SACCo)                  Note 1
    West Virginia Power Company (WVPCo)                       FERC USA

  Columbus Southern Power Company (CSPCo)                     FERC USA
    Colomet, Inc.(COLM)                                       FERC USA
    Conesville Coal Preparation Company (CCPC)                 Note 1
    Simco Inc. (Simco)                                        FERC USA
    Ohio Valley Electric Corporation (OVEC)                   FERC USA

  Franklin Real Estate Company (FRECo)                         USA SC
    Indiana Franklin Realty, Inc. (IFRI)                       USA SC

  Indiana Michigan Power Company (I&M)                        FERC USA
    Blackhawk Coal Company (BHCCo)                             Note 1
    Price River Coal Company (PRCCo)                           Note 1

  Kentucky Power Company (KEPCo)                              FERC USA
  Kingsport Power Company (KGPCo)                             FERC USA

  Ohio Power Company (OPCo)                                   FERC USA
    Cardinal Operating Company (CdOCo)                        FERC USA
    Central Coal Company (CCCo)                                Note 1
    Central Ohio Coal Company (COCCo)                          Note 1
    Central Operating Company (CopCo)                         FERC USA
    Southern Ohio Coal Company (SOCCo)                         Note 1
    Windsor Coal Company (WCCo)                                Note 1

  Ohio Valley Electric Corporation (OVEC)                     FERC USA
    Indiana-Kentucky Electric Corporation (IKEC)              FERC USA

  Wheeling Power Company (WPCo)                               FERC USA

NOTE 1
AMENDMENT TO ANNUAL REPORT ON FORM U5S

As presented below the AEP System coal mining companies are modifying their chart of accounts. With the exception of the detailed operations and maintenance accounts, the coal companies will use a numbering system that is consistent with the FERC Uniform System of Accounts.


                  American Electric Power System
                      Coal Mining Companies

                        SYSTEM OF ACCOUNTS



Blackhawk Coal Company                   Conesville Coal Preparation Company
Cedar Coal Company                       Price River Coal Company
Central Appalachian Coal Company         Southern Appalachian Coal Company
Central Coal Company                     Southern Ohio Coal Company
Central Ohio Coal Company                Windsor Coal Company


                      BALANCE SHEET ACCOUNTS
                     ASSETS AND OTHER DEBITS
                           MINING PLANT

101.      Mining Plant in Service
101.1     Mining Plant in Service - Capitalized Leases
107.      Construction Work in Progress - Mining Plant
108.      Accumulated Provision for Depreciation of Mining Plant
111.      Accumulated Provision for Amortization and Depletion of Mining
          Plant

                  OTHER PROPERTY AND INVESTMENTS

121.      Non-Utility Property
122. Accumulated Provision for Depreciation, Amortization and Depletion of Non-Utility Property
124.      Other Investments - Long-Term Notes Receivable

                    CURRENT AND ACCRUED ASSETS

131.      Cash
134.      Other Special Deposits
135.      Working Funds
136.      Temporary Cash Investments
141.      Notes Receivable
142.      Accounts Receivable
143.      Other Accounts Receivable
146.      Accounts Receivable From Associated Companies
151.      Fuel Stock - Coal
154.      Materials and Supplies
163.      Stores Expense Undistributed
165.      Prepayments
171.      Interest and Dividends Receivable
174.      Miscellaneous Current and Accrued Assets

                         DEFERRED DEBITS

182.3     Other Regulatory Assets
184.      Clearing Accounts
186.      Miscellaneous Deferred Debits
190.      Accumulated Deferred Income Taxes

                  LIABILITIES AND OTHER CREDITS
                       PROPRIETARY CAPITAL

201.      Capital Stock Issued
207.      Premium on Capital Stock
208.      Donations Received From Stockholders
209.      Reduction in Par or Stated Value of Capital Stock
211.      Miscellaneous Paid-In Capital
215.      Appropriated Retained Earnings
216.      Unappropriated Retained Earnings

                          LONG-TERM DEBT

223.      Advances From Associated Companies
224.      Other Long-Term Debt

                  OTHER NON-CURRENT LIABILITIES

227.      Obligations Under Capital Leases - Non-Current
228.2     Accumulated Provision for Injuries and Damages
228.4     Accumulated Miscellaneous Operating Provisions

                 CURRENT AND ACCRUED LIABILITIES

231.      Notes Payable
232.      Accounts Payable
233.      Notes Payable to Associated Companies
234.      Accounts Payable to Associated Companies
236.      Taxes Accrued
237.      Interest Accrued
238.      Dividends Declared
241.      Tax Collections Payable
242.      Miscellaneous Current and Accrued Liabilities
243.      Obligations Under Capital Leases

                         DEFERRED CREDITS

253.      Other Deferred Credits
254.      Other Regulatory Liabilities
282.      Accumulated Deferred Income Taxes - Liberalized Depreciation
283.      Accumulated Deferred Income Taxes - Other

                         INCOME ACCOUNTS
                        OPERATING REVENUES

400.      Operating Revenues

                        OPERATING EXPENSES

401.      Cost of Sales
409.1     Income Taxes, Operating Income
410.      Provision for Deferred Income Taxes
411.      Provision for Deferred Income Taxes - Credit

                           OTHER INCOME

418.      Non-Operating Rental Income
419.      Interest and Dividend Income
419.1     Allowance for Funds Used During Construction
421.      Miscellaneous Non-Operating Income
421.1     Gain on Disposition of Property

                     OTHER INCOME DEDUCTIONS

409.2     Income Taxes, Other Income and Deductions
421.2     Loss on Disposition of Property
425.      Miscellaneous Non-Operating Expense
426.5     Miscellaneous Income Deductions

                         INTEREST CHARGES

427.      Interest On Long-Term Debt
430.      Interest On Debt To Associated Companies
431.      Other Interest Expense

                       EXTRAORDINARY ITEMS

434.      Extraordinary Income
435.      Extraordinary Deductions
409.      Income Taxes, Extraordinary Items

                    RETAINED EARNINGS ACCOUNTS

216.      Unappropriated Retained Earnings (At Beginning of Period)
433.      Balance Transferred From Income
436.      Appropriations of Retained Earnings
438.      Dividends Declared
439.      Adjustments To Retained Earnings
216.      Unappropriated Retained Earnings (At End of Period)

            OPERATION AND MAINTENANCE EXPENSE ACCOUNTS

520-524   Direct Labor - Underground Mines
525-527   Direct Labor - Strip Mining
529-549   Direct Labor - Auger Mining
550       Contractors' Coal Billings
600-601   Indirect Labor - General Inside
602       Indirect Labor - General Outside
603-604   Indirect Labor - Strip Mining
605       Indirect Labor - Coal Haulage
606       Indirect Labor - Preparation
607       Indirect Labor - Training
608       Indirect Labor - Other
609       Maintenance Labor
610       Salaries
611-619   Overtime - Non-UMW
620-629   Overtime Premium - UMW Direct
630-639   Overtime - UMW Indirect
640-649   Operating Supplies
650-659   Repair Parts and Material
660       Utilities
661       Communications
662       Office Expenses
663       Travel
664-666   Employee Benefits - Non-UMW
674-676   Employee Benefits - UMW
681       Black Lung Provisions
682       Dues, Memberships and Subscriptions
683       Donations
684       Outside Services
685       Outside Professional Fees
686       Billed Services - Affiliated Companies
687.1     Depreciation
687.2     Depletion
687.3     Amortization of Mine Development Costs
687.4     Core Drilling and Miscellaneous Preproduction Costs
687.6     Amortization of Leasehold Improvements
687.7     Amortization of Organization Expense
687.8     Rental Expense
688       Royalty and Leases
689       Fines, Assessments, Licenses, Fees and Permits
690       Insurance
691       Property Taxes
692       West Virginia Business and Occupation Tax
693       Sales and Use Taxes
694       Other Taxes
695       Billed Services Out-Affiliated
696       Billed Services Out-Non-Affiliated
697.1     Fringe Benefit Rate Adjustment - Non-UMW
697.2     Fringe Benefit Rate Adjustment - UMW
697.3     Inventory Adjustment - Materials and Supplies
699       Expenses Transferred To and From Balance Sheet

                               EXHIBIT G

SEE EXHIBIT 27 FOR FINANCIAL DATA SCHEDULES.




                               EXHIBIT H

  Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of American Electric Power Company, Inc. listed below is owned by the company immediately above it not indented to the same degree. The percentage ownership is 100% except where noted.

American Electric Power Company, Inc.
  AEP Resources, Inc.
    AEP Resources International, Ltd.
      AEP Pushan Power, LDC (a)
        Nanyang General Light Electric Company, Ltd. (FUCO) (b)
    AEP Resources Project Management Company. Ltd.
      AEP Pushan Power, LDC (a)
        Nanyang General Light Electric Company, Ltd. (FUCO) (b)

(a)  Owned 99% by AEP Resources International, Ltd. and 1% by AEP
     Resources Project Management Company, Ltd.
(b) AEP Pushan Power, LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.

   As of December 31, 1996 the direct or indirect investment as defined in Rule 53 by AEP Co., Inc. in EWG's and FUCO's was $1,047,000.

                               EXHIBIT I


Nanyang General Light Electric Company, Ltd. (NGLE), organized as a joint venture company in September 1996, was the only foreign utility company in the AEP System as of December 31, 1996. To date, audited financial statements are not available, therefore unaudited statements are included in this filing. At the next U5S filing, for the period ending December 31, 1997, it is expected that the audited balance sheet, income statement, and cash flow statement of NGLE will be available to be included.

The unaudited financial statements are filed confidentially pursuant to Rule 104(b) of the PUHCA.